EXHIBIT 2.1



--------------------------------------------------------------------------------


                            ASSET EXCHANGE AGREEMENT



                                      AMONG



                            SMP MOTOR PRODUCTS, LTD.


                          STANDARD MOTOR PRODUCTS, INC.


                         COOPER INDUSTRIES (CANADA) INC.


                             MOOG AUTOMOTIVE COMPANY


                                       AND



                         MOOG AUTOMOTIVE PRODUCTS, INC.



                           DATED AS OF MARCH 28, 1998

--------------------------------------------------------------------------------



                             CLOSING EFFECTIVE AS OF

                          12:01 A.M. ON MARCH 28, 1998






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                                TABLE OF CONTENTS
                                -----------------

                                                                         PAGE(S)
                                                                         -------

                                    ARTICLE I

CERTAIN DEFINITIONS.....................................................      21
-------------------

                                   ARTICLE II

EXCHANGE OF ASSETS; ASSUMPTION OF LIABILITIES; ADJUSTMENTS...............     21
----------------------------------------------------------

2.1   Basic Transaction ..............................................        21
2.2   Conveyance of TC Assets ........................................        21
2.3   Conveyance of Brake Assets .....................................        22
2.4   TC Assumed Liabilities .........................................        22
2.5   Brake Assumed Liabilities ......................................        22
2.6   TC Retained Liabilities ........................................        22
2.7   Brake Retained Liabilities .....................................        22
2.8   Pre-Closing Balance Sheets .....................................        22
2.9   Closing Payment Amount and Final Closing Payment Amount ........        22
2.10  Closing Balance Sheets .........................................        23
2.11  Preliminary Closing Balance Sheet Review .......................        23
2.12  Final Closing Balance Sheet ....................................        24
2.13  Payment ........................................................        25
2.14  Transfer Costs .................................................        25

                                   ARTICLE III

THE CLOSING............................................................       25
-----------

3.1   Closing Date ...................................................        25
3.2   Moog Deliveries at the Closing .................................        25
3.3   SMP Deliveries at the Closing ..................................        26

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MOOG................................        28
--------------------------------------


4.1   Organization of Moog ............................................       28
4.2   Authorization of Transaction ....................................       28
4.3   Non-contravention ...............................................       28
4.4   Moog Pre-Closing Balance Sheet and Financial Statements .........       29
4.5   Undisclosed Liabilities .........................................       29
4.6   Events After June 30, 1997 ......................................       29

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                                                                         Page(2)
                                                                         -------

4.7   Tax Matters ....................................................        31
4.8   TC Leases for Real Property ....................................        31
4.9   TC Real Property ...............................................        32
4.10  TC Intellectual Property .......................................        32
4.11  Inventory ......................................................        34
4.12  Tangible TC Assets .............................................        34
4.13  Certain Agreements .............................................        35
4.14  Insurance ......................................................        36
4.15  Litigation .....................................................        36
4.16  Product Warranty ...............................................        36
4.17  Product Liability ..............................................        36
4.18  Employees ......................................................        37
4.19  Moog Employee Plans; ERISA; Employees ..........................        37
4.20  Environmental Matters ..........................................        39
4.21  Legal Compliance ...............................................        41
4.22  Vehicles .......................................................        41
4.23  Guaranties .....................................................        41
4.24  All TC Assets Transferred ......................................        41
4.25  Moog Permits ...................................................        42
4.26  Brokers' Fees ..................................................        42
4.27  Customers and Suppliers ........................................        42

                                    ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SMP.................................        42
-------------------------------------

5.1   Organization of SMP ............................................        42
5.2   Authorization of Transaction ...................................        42
5.3   Non-contravention ..............................................        43
5.4   SMP Pre-Closing Balance Sheet and Financial Statements .........        43
5.5   Undisclosed Liabilities ........................................        43
5.6   Events After June 30, 1997 .....................................        44
5.7   Tax Matters ....................................................        45
5.8   Brake Leases for Real Property .................................        46
5.9   Brake Real Property ............................................        46
5.10  Brake Intellectual Property ....................................        47
5.11  Inventory ......................................................        49
5.12  Tangible Brake Assets ..........................................        49
5.13  Certain Agreements .............................................        49
5.14  Insurance ......................................................        50
5.15  Litigation .....................................................        50
5.16  Product Warranty ...............................................        51
5.17  Product Liability ..............................................        51
5.18  Employees ......................................................        51
5.19  SMP Employee Plans; ERISA; Employees ...........................        52
5.20  Environmental Matters ..........................................        53
5.21  Legal Compliance ...............................................        55

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                                                                         Page(s)
                                                                         -------

5.22   Vehicles .....................................................         55
5.23   Guaranties ...................................................         55
5.24   All Brake Assets Transferred .................................         56
5.25   SMP Permits ..................................................         56
5.26   Brokers' Fees ................................................         56
5.27   Customers and Suppliers ......................................         56
5.28   Industrial Development Revenue Bonds .........................         56

                                   ARTICLE VI

PRE-CLOSING COVENANTS.................................................        57
---------------------

6.1   Reasonable Best Efforts ........................................        57
6.2   Notices and Consents ...........................................        57
6.3   H-S-R Act ......................................................        57
6.4   Operation of the TC Business and the Brake Business ............        57
6.5   Full Access ....................................................        58
6.6   Title Insurance and Surveys ....................................        58
6.7   Exclusivity ....................................................        59
6.8   Supply Agreements ..............................................        60
6.9   Disclosure Supplements .........................................        60
6.10  Disposal of Certain Hazardous Materials ........................        60
6.11  Termination of Joint Venture Agreement with Dalian Yongfeng
         Car Parts Co. Ltd. ...........................................       60

                                   ARTICLE VII

POST-CLOSING COVENANTS..................................................      61
----------------------
7.1   Further Assurances ...............................................      61
7.2   Litigation Support ...............................................      61
7.3   Transitional Matters .............................................      61
7.4   Confidentiality ..................................................      63
7.5   Consents .........................................................      64
7.6   Press Releases ...................................................      64
7.7   Allocation .......................................................      64
7.8   Tax Assistance ...................................................      64
7.9   Tax Proceedings ..................................................      64
7.10  Unemployment Tax Experience ......................................      65
7.11  Employment Tax Compliance ........................................      65
7.12  Product Returns Adjustment .......................................      65
7.13  Uses of Excluded Trademarks and Trade Names ......................      66
7.14  Existing Insurance Coverage ......................................      66
7.15  Letters of Credit ................................................      67
7.16  Non-Competition Agreement ........................................      68
7.17  Compliance with Connecticut Transfer Act .........................      70
7.18  Loan from Moog to SMP ............................................      70

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                                                                         Page(s)
                                                                         -------

7.19 Unprocessed Inventory as of the Closing Date .....................       71
7.20 Consigned Inventory ..............................................       71
7.21 Product Returns Associated with Changeover of Trak Automotive ....       72

                                  ARTICLE VIII

EMPLOYEE MATTERS.......................................................       72
----------------

8.1  Employment and Severance for Sales Persons .......................       72
8.2  Employment and Severance for Non-Sales Persons ...................       73
8.3  Employee Benefit Plans ...........................................       76
8.4  Solicitation .....................................................       78

                                   ARTICLE IX

ENVIRONMENTAL MATTERS..................................................       79
---------------------

9.1  Environmental Indemnification and Remediation ....................       79
9.2  Limitations on Environmental Indemnification .....................       79
9.3  Certain Procedures ...............................................       80

                                    ARTICLE X

CONDITIONS TO OBLIGATION TO CLOSE.......................................      81
---------------------------------

10.1  Conditions to Obligation of Both Parties ........................       81
10.2  Conditions to Obligation of Moog ................................       82
10.3  Conditions to Obligation of SMP .................................       82
10.4  Waiver; Right to Proceed ........................................       82

                                   ARTICLE XI

REMEDIES FOR BREACHES OF THIS AGREEMENT................................       83
---------------------------------------

11.1  Survival.........................................................       83

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                                                                         Page(s)
                                                                         -------

11.2  Assertion of Claims ............................................        83
11.3  Indemnification Provisions for Benefit of Moog .................        83
11.4  Indemnification Provisions for Benefit of SMP ..................        84
11.5  Matters Involving Third Parties ................................        85
11.6  De Minimis Breaches of Representations and Warranties ..........        85
11.7  Tax Indemnification ............................................        85
11.8  Other Indemnification Provisions ...............................        86

                                   ARTICLE XII

TERMINATION...........................................................        86
-----------

12.1  Termination of Agreement........................................        86
12.2  Procedure and Effect of Termination.............................        87

                                  ARTICLE XIII

GENERAL MATTERS.......................................................        87
---------------

13.1   No Third-Party Beneficiaries...................................        87
13.2   Entire Agreement...............................................        88
13.3   Succession and Assignment......................................        88
13.4   Counterparts...................................................        88
13.5   Headings.......................................................        88
13.6   Notices........................................................        88
13.7   Amendments; Waivers; Consents..................................        89
13.8   Severability...................................................        89
13.9   Expenses.......................................................        89
13.10  Construction...................................................        89
13.11  Specific Performance...........................................        90
13.12  Bulk Sales.....................................................        90
13.13  Governing Law..................................................        90

                                   ARTICLE XIV

DISPUTE RESOLUTION....................................................        90
------------------

14.1  Senior Officers.................................................        90
14.2  Binding Arbitration.............................................        91

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                                                                         Page(s)
                                                                         -------

                             EXHIBITS AND SCHEDULES
                             ----------------------


Exhibit A  --  Screw Machine Products Supply Agreement...................    A-1
Exhibit B  --  Brake Assignment and Assumption Agreement.................    B-1
Exhibit C  --  Rubber Supply Agreement...................................    C-1
Exhibit D  --  TC Assignment and Assumption Agreement....................    D-1
Exhibit E  --  Moog Pre-Closing Balance Sheet............................    E-1
Exhibit F  --  SMP Pre-Closing Balance Sheet.............................    F-1
Exhibit G  --  Balance Sheet Principles, Practices and Procedures........    G-1
Exhibit H  --  TC Bill of Sale...........................................    H-1
Exhibit I  --  Moog FIRPTA Certificate...................................    I-1
Exhibit J  --  Brake Bill of Sale........................................    J-1
Exhibit K  --  SMP FIRPTA Certificate....................................    K-1
Exhibit L  --  Terms of TC Transitional Services.........................    L-1
Exhibit M  --  Terms of Brake Transitional Services......................    M-1
Exhibit N  --  Intentionally Omitted.....................................    N-1
Exhibit O  --  Severance Policies........................................    O-1






Moog Disclosure Schedules
SMP Disclosure Schedules

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                            ASSET EXCHANGE AGREEMENT
                            ------------------------



         ASSET EXCHANGE AGREEMENT, dated as of March 28, 1998, among SMP Motor Products, Ltd., a corporation organized under the laws of Canada ("SMP CANADA"), Standard Motor Products, Inc., a corporation organized under the laws of the State of New York ("SMP PARENT" and, together with SMP Canada, "SMP"), Cooper Industries (Canada) Inc., a corporation organized under the laws of the Province of Ontario ("COOPER CANADA"), Moog Automotive Company, a corporation organized under the laws of Delaware ("MOOG COMPANY"), and Moog Automotive Products, Inc., a corporation organized under the laws of the State of Missouri ("MOOG PARENT" and, together with Cooper Canada and Moog Company, "MOOG").

         WHEREAS, Moog is engaged in the business of designing, developing, manufacturing, marketing, selling, servicing, supplying and distributing temperature control products and components to support vehicle systems designed to regulate temperature for passengers and the Everco product line of brass components and brake lines (the "TC BUSINESS");

         WHEREAS, SMP is engaged in the business of designing, developing, manufacturing, marketing, selling, servicing, supplying and distributing brake products and components to support brake systems (the "BRAKE BUSINESS");

         WHEREAS, SMP wishes to acquire from Moog the TC Assets (as hereinafter defined) and Moog wishes to acquire from SMP the Brake Assets (as hereinafter defined); and

         WHEREAS, this Agreement sets forth the terms and conditions pursuant to which Moog will convey to SMP the TC Assets and SMP will convey to Moog the Brake Assets in such a manner as to effect a like-kind exchange of assets under
Section 1031 of the Code (as hereinafter defined).

         NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I.

                               CERTAIN DEFINITIONS
                               -------------------

         1.1 "ACCOUNTING ARBITRATOR" shall have the meaning ascribed thereto in
Section 2.11(d).

         1.2 INTENTIONALLY OMITTED

         1.3 "ACTIVE EMPLOYEES" means all employees actively employed on the Closing Date in the TC Business or the Brake Business, as the case may be, and all employees of such businesses on vacation, layoff and approved leave of absence other than for long term disability; PROVIDED, HOWEVER, Active Employees shall not include any employees located at Moog's facility in Ottumwa, Iowa or at SMP's facilities in Middletown, Connecticut and Rural Retreat,

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Virginia. Barbara Umstreadt and Virginia Askew will be considered Inactive
Employees for purposes of this Agreement, even though they are currently on short term disability, because they are not reasonably expected to return to work.

         1.4 INTENTIONALLY OMITTED

         1.5 "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, settlements, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes (as hereinafter defined), liens, losses, expenses and fees, including all reasonable attorneys', experts' and consultants' fees and court costs as well as costs to enforce any indemnity provisions under this Agreement.

         1.6 "AFFILIATE" means any Person (as hereinafter defined) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the referenced Person.

         1.7 "AGREEMENT" means this Asset Exchange Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

         1.8 "ARBITRATOR" shall have the meaning ascribed thereto in Section 14.2(b).

         1.9 "BRAKE ASSETS" shall mean:

             (a) all of the property and assets of SMP used exclusively in the conduct of the Brake Business whether or not reflected in the SMP Final Closing Balance Sheet (as hereinafter defined), including, without limitation, the Brake Real Properties (as hereinafter defined), the Brake Intellectual Property (as hereinafter defined), inventories, plants, machinery, equipment, tools, dies, data processing equipment, office equipment, supplies, furniture, fixtures, leasehold improvements, motor vehicles, prepaid expenses and security deposits (and including all items which would be included on the SMP Final Closing Balance Sheet except for the fact that such items are fully depreciated or expensed), and all items used exclusively in the conduct of the Brake Business which are acquired in the ordinary course of business consistent with past practice by the Brake Business between the date of the SMP Pre-Closing Balance Sheet (as hereinafter defined) and the Closing Date;

             (b) the Brake Books and Records (as hereinafter defined);

             (c) the Brake Contracts (as hereinafter defined);

             (d) the Brake Leases (as hereinafter defined);

             (e) the interest of SMP in the EISLINE Manufacturing Company joint venture pursuant to the Joint Venture Agreement between the EIS Brake Parts Division of Standard Motor Products, Inc. and Autoline Industries, Inc. dated January 1, 1994 and the related Supply

Agreement between EISLINE Manufacturing Company and the EIS Brake Parts Division of Standard Motor Products, Inc. dated January 1, 1994;

             (f) the Autoline re-man inventory receivable; and

             (g) computer software exclusively used by the Brake Business including the software for payroll catalogues, finite scheduling, shop floor labor reporting and MOST Industrial Engineering.

         Notwithstanding the foregoing, the Brake Assets shall not mean or include the Brake Retained Assets (as hereinafter defined).

         1.10 "BRAKE ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the instrument of assignment and assumption substantially in the form attached hereto as Exhibit B.

         1.11 "BRAKE ASSUMED LIABILITIES" shall mean and include only the following obligations and liabilities of the Brake Business:

             (a) all Liabilities (as hereinafter defined) of the Brake Business reflected on the SMP Final Closing Balance Sheet;

             (b) subject to Section 7.12, all Liabilities for warranty and customer service claims and other return obligations regarding products of the Brake Business;

             (c) all Liabilities for product liability claims (including claims for property damage, personal injury or death) relating to products manufactured or sold by the Brake Business based on or arising out of claims made or causes of action filed after the first anniversary of the Closing Date, PROVIDED, HOWEVER, that this subsection (c) shall not apply to any Liabilities based on or arising out of asbestos exposure which are covered by Section 1.26(d);

             (d) all Liabilities under the Brake Contracts and the Brake Leases, to the extent such Brake Contracts and Brake Leases are assigned to Moog;

             (e) all core Liabilities for the Brake Business;

             (f) all Liabilities of SMP with respect to a government grant in the amount of $450,000 provided to SMP pursuant to an Agreement By and Between the Town of Berlin, Connecticut and Standard Motor Products, Inc. Concerning a State Assistance Grant dated May 24, 1993;

             (g) the Promissory Note dated December 1, 1989 in the original principal amount of $2.5 million payable to the Arkansas Development Finance Authority pertaining to the Arkansas Development Finance Authority Industrial Development Revenue Bonds (Standard Motor Products, Inc. Project) Series 1989 and the related Loan Agreement, and the Mortgage and Security Agreement between SMP and the Arkansas Development Finance Authority; and

             (h) the Lease Agreement dated as of June 1, 1990 from the City of Manila, Arkansas to Standard Motor Products, Inc. pertaining to the $1.8 million Industrial Development Revenue Bonds (Standard Motor Products, Inc. Project) Series 1990.

         Notwithstanding the foregoing, the Brake Assumed Liabilities shall not include the Brake Retained Liabilities (as hereinafter defined).

             1.12 "BRAKE BILL OF SALE" shall have the meaning ascribed thereto in Section 3.3(b).

             1.13 "BRAKE BOOKS AND RECORDS" shall mean originals or copies of all of the books and records of SMP relating to the operations of the Brake Business, including, without limitation, all books and records relating to the individuals employed by SMP who will be employed by Moog in the Brake Business following the Closing Date, and to the extent related exclusively to the Brake Business, all books and records related to the purchase of materials, the lease of equipment, supplies and services, advertising, financial, accounting and operations matters, product engineering, research and development, manufacture and sale of products, provision of services and dealings with customers or clients of the Brake Business. As used herein books and records shall include a hardcopy of all computerized books and records.

             1.14 "BRAKE BUSINESS" shall have the meaning ascribed thereto in the recitals of this Agreement.

             1.15 "BRAKE COMPETITIVE BUSINESS" shall have the meaning ascribed thereto in Section 7.16(b).

             1.16 "BRAKE COMPETITIVE PRODUCTS" shall have the meaning ascribed thereto in Section 7.16(b).

             1.17 "BRAKE CONTRACTS" shall mean all contracts, licenses, purchase orders, agreements and commitments of SMP exclusively relating to the Brake Business, including, without limitation, (i) the contracts, agreements and commitments listed in Section 5.13 of the SMP Disclosure Schedule and (ii) all contracts, agreements and commitments of SMP exclusively relating to the Brake Business which are entered into between the date of this Agreement and the Closing and expressly permitted by this Agreement, excluding, however, all contracts, agreements and commitments which expire or are cancelled in accordance with their terms prior to the Closing.

             1.18 "BRAKE ENVIRONMENTAL COSTS" shall mean all Environmental Costs, whether direct or indirect, known or unknown, joint or several, whenever arising (including after Closing), based on, arising out of or otherwise in respect of the Brake Assets, the Brake Business, or property currently or formerly owned, operated, used or leased by SMP or its predecessors (including off-site locations) and arising out of: (i) conditions or Hazardous
Materials existing on or originating from any such property or the Brake Assets on or prior to the Closing Date including, but not limited to, the Discharge or Disposal of Hazardous Materials at or from any such property on or prior to the Closing Date; (ii) the operation of the Brake Business by SMP

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or its predecessors on or prior to the Closing Date; or (iii) non-compliance on or prior to the Closing Date with any requirements of Environmental Laws.

         1.19 "BRAKE INTELLECTUAL PROPERTY" shall mean all letters patent, patents, trademarks, trade names, service marks, copyrights (including registrations and applications for any of the foregoing), licenses, technology, know-how, trade secrets, tangible or intangible proprietary information or material, formulae and inventions owned by SMP which are used exclusively in or relate exclusively to the Brake Business or the rights thereto (including rights under licenses) which belong to SMP and are used exclusively in or relate exclusively to the Brake Business, including, without limitation, (i) all items listed in Section 5.10(c) of the Brake Disclosure Schedule and (ii) all such intellectual property which is acquired or developed for use exclusively in the Brake Business between the date of this Agreement and the Closing. The Brake Intellectual Property shall not include the Excluded SMP Trademarks and Trade Names (as hereinafter defined).

         1.20 "BRAKE LEASES" shall mean all leases of SMP for real or personal property exclusively relating to the Brake Business (whether entered into as lessor or lessee), including, without limitation, (a) the real estate leases listed in Section 5.8 of the SMP Disclosure Schedule and (b) all leases of SMP exclusively relating to the Brake Business which are entered into between the date of this Agreement and the Closing and expressly permitted by this Agreement, excluding, however, all leases which will expire in accordance with their terms prior to the Closing.

         1.21 "BRAKE LETTERS OF CREDIT" shall have the meaning ascribed thereto in Section 7.15(b).

         1.22 "BRAKE MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Brake Assets or on the business, financial condition, operations or results of operations of the Brake Business.

         1.23 "BRAKE PRODUCT LIABILITY CLAIM" shall have the meaning ascribed thereto in Section 5.17(a).

         1.24 "BRAKE REAL PROPERTIES" shall mean the real properties owned by SMP and used exclusively in the Brake Business as listed in Section 5.9 of the SMP Disclosure Schedule (but excluding the real properties owned or held by SMP in Middletown, Connecticut and Rural Retreat, Virginia).

         1.25 "BRAKE RETAINED ASSETS" shall mean all the following properties, assets and other rights of SMP:

             (a) all cash, cash equivalents and bank accounts;

             (b) all of SMP's accounts and notes receivable including, but not limited to, any inter- or intra-company receivables owed to the Brake Business from SMP or any of its Affiliates (but excluding the Autoline re-man inventory receivable which is included in the Brake Assets);

             (c) the assets of the Brake Business which are owned or held by SMP or its Affiliates and which are located in Puerto Rico, subject to Moog's obligation to purchase such assets pursuant to the terms of the Rubber Supply Agreement;

             (d) the real properties owned or held by SMP in Middletown, Connecticut and Rural Retreat, Virginia including all improvements, structures and fixtures thereon and other tangible assets located at such properties;

             (e) the Excluded SMP Trademarks and Trade Names (as hereinafter defined);

             (f) all insurance policies, related prepaid expenses, refunds or proceeds and all rights relating thereto subject to Section 7.14(b);

             (g) the computer hardware set forth in Section 1.25(g) of the SMP Disclosure Schedule and any computer software which is not exclusively used by the Brake Business and leases, licenses or other arrangements therefor;

             (h) all assets, including inventory and equipment, used in SMP's rebuilt anti-lock brake system component business conducted by Blue Streak Electronics at Concord, Ontario, Canada (other than inventory related thereto located at SMP's EIS facilities in Manila, Arkansas and Ontario, California);

             (i) any assets of any Employee Pension Benefit Plans and Employee Welfare Benefit Plans and any rights under such plans relating to employee benefits, employment or compensation; and

             (j) any vehicles owned or leased by SMP for use by SMP sales personnel.

         1.26 "BRAKE RETAINED LIABILITIES" shall mean the following:

             (a) all Liabilities to the extent arising out of Brake Retained Assets;

             (b) all accounts and notes payable of the Brake Business incurred on or prior to the Closing Date including, but not limited to, any inter- or intra-company payables due from the Brake Business to SMP or any of its Affiliates (but excluding the promissory note described in Section 1.11(g));

             (c) all Liabilities for product liability claims (including claims for property damage, personal injury or death) relating to products manufactured or sold by the Brake Business based on or arising out of claims made or causes of action filed on or before the first anniversary of the Closing Date, PROVIDED, HOWEVER, that this Section (c) shall not apply to any Liabilities based on or arising out of asbestos exposure which are covered by Section 1.26(d);

             (d) any claims by third parties based on or arising out of asbestos exposure relating to products manufactured or sold on or prior to the Closing Date by the Brake Business and any claims by Active Employees or Inactive Employees of the Brake Business (including worker's compensation claims) based on or arising out of such asbestos exposure on or prior to the Closing Date;

             (e) any claims by Active Employees or Inactive Employees of the Brake Business, including worker's compensation claims, based on or arising out of asbestos exposure after the Closing Date at the Brake Real Properties or real properties subject to the Brake Leases (subject to the indemnity in Section 11.4(h));

             (f) all Brake Environmental Costs;

             (g) all Liabilities to Inactive Employees of the Brake Business and their beneficiaries and dependents including, without limitation, all Liabilities with respect to (i) salaries, wages, commissions, bonuses and vacation pay (except to the extent accrued on the SMP Final Closing Balance Sheet); (ii) severance pay and obligations (subject to Sections 8.1 and 8.2);
(iii) Employee Pension Benefit Plans and Employee Welfare Benefit Plans (including any retiree medical and dental benefits) provided by SMP or its Affiliates to such employees; (iv) worker's compensation claims; (v) unemployment compensation claims; and (vi) claims or litigation relating to discrimination claims, unjust discharge, claims for additional compensation or benefits and claims for violation of health and safety laws;

             (h) all Liabilities to Active Employees of the Brake Business and their beneficiaries and dependents for (i) salaries, wages, commissions, bonuses and vacation pay relating to periods on or prior to the Closing Date (except to the extent accrued on the SMP Final Closing Balance Sheet); (ii) severance pay and obligations for Active Employees who do not become employees of Moog (subject to Sections 8.1 and 8.2); (iii) Employee Pension Benefit Plans and Employee Welfare Benefit Plans (including any retiree medical and dental benefits) provided by SMP or its Affiliates to such employees in accordance with the provisions of such plans; (iv) worker's compensation claims based on or resulting from incidents or events occurring before the Closing Date; (v) unemployment compensation claims for Active Employees who do not become employees of Moog; and (vi) claims or litigation relating to discrimination claims, unjust discharge, claims for additional compensation or benefits and violation of health and safety laws based upon or resulting from incidents or events occurring before the Closing Date;

             (i) all Liabilities for Taxes of SMP or the Brake Business for any period prior to the Closing Date except to the extent that a liability for non-income Taxes is accrued on the SMP Final Closing Balance Sheet;

             (j) all Liabilities of SMP or the Brake Business for borrowed money including notes payable, loans and revolving credits (but excluding the promissory note described in Section 1.11(g));

             (k) all Liabilities of SMP or the Brake Business with respect to letters of credit and foreign exchange contracts or commitments, subject to
Section 7.15;

             (l) all Liabilities of SMP or the Brake Business with respect to powers of attorney, financing agreements, security agreements, bid bonds, performance bonds, suretyship agreements, guarantees or any other similar arrangement where SMP is or may become liable for the obligations of any other Person;

             (m) all Liabilities for Existing Brake Litigation and Claims (as hereinafter defined) including matters set forth in Section 5.15 of the SMP Disclosure Schedule and, except for matters described in Sections 1.11(b) and
(c), all Liabilities for any actions, suits, proceedings, claims or investigations arising after the Closing Date that arise from or relate to matters, incidents, sets of facts or circumstances on or prior to the Closing Date including breach of contract, tort, infringement or violation of law;

             (n) all Liabilities relating to claims or lawsuits involving brake hose assemblies which were the subject of SMP's recall 96E-023 for brake hose assemblies which the National Highway Traffic Safety Administration determined to be non-compliant with regard to identification markings;

             (o) all Liabilities arising out of "wrap discounts", or other discounts, customer incentives or rebates relating to sales on or prior to the Closing Date; and

             (p) the Liability on the books of the Brake Business which represents free rent under the lease for the Ontario, California facility.

         1.27 "BRAKE RETURNS SCHEDULE" shall have the meaning ascribed thereto in Section 7.12(a).

         1.28 "BRAKE SCHEDULED SALES PERSONS" shall have the meaning ascribed thereto in Section 5.18(a).

         1.29 "BRAKE TRANSFERRING SALES PERSON" shall have the meaning ascribed thereto in Section 8.1(a).

         1.30 "BUSINESS DAY" means each day which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

         1.31 "CLAIM" shall have the meaning ascribed thereto in Section 14.1.

         1.32 "CLOSING" means the meeting held on the Closing Date at which the Parties complete the contemplated transactions.

         1.33 "CLOSING DATE" means 12:01 a.m. on March 28, 1998.

         1.34 "CODE" means the Internal Revenue Code of 1986, as amended.

         1.35 "COOPER CANADA" shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.

         1.36 "DEBT" means for any Person (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services for which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss including any notes, bonds, debentures or other debt securities of such Person but excluding endorsements of negotiable instruments for collection in the ordinary course of business; and (ii) all obligations under leases which shall have been, or was required to have been, in accordance with GAAP (as hereinafter defined), recorded as capital leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss. The term "Debt" shall not include any trade credit incurred in the ordinary course of business.

         1.37 "DISCHARGE" means any accidental, unknowing or intentional spilling, leaking, seeping, pumping, pouring, emitting, leaching, escaping, depositing, placing, emptying, dumping, discharging, releasing, burying, injecting, abandoning, migrating, disposing, or other discharge or release of any Hazardous Material into or upon or under any land or Water or air, or otherwise into the indoor or outdoor Environment (including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material), and any threat of any of the foregoing.

         1.38 "DISPOSAL" or "DISPOSED" means the disposal, arranging for disposal, carrying for disposal or Discharge of any Hazardous Material in a landfill, surface impoundment, waste pile, injection well, facility, salt dome or bed formation, underground mine or cave, vault, bunker or other location (whether authorized or unauthorized) for storage (whether temporary or permanent), disposal or any other purpose, from which Hazardous Materials have entered or may enter the Environment or be Discharged into the Environment.

         1.39 "EMPLOYEE PENSION BENEFIT PLANS" shall have the meaning ascribed thereto under Section 3(2) of ERISA.

         1.40 "EMPLOYEE WELFARE BENEFIT PLANS" shall have the meaning ascribed thereto under Section 3(1) of ERISA.

         1.41 "ENVIRONMENT" means the environment, air, land, Water (as hereinafter defined), and any building, building interior, fixture or equipment.

         1.41a "ENVIRONMENTAL CLAIM" means any investigation, notice, violation, demand, allegation by a third party, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial, quasi-judicial or private in nature) arising (i) pursuant to or in connection with any actual violation of any Environmental Law or any violation of any Environmental Law alleged by a third party; or (ii) in connection with any Remedial Action.

         1.42 "ENVIRONMENTAL COSTS" means all Adverse Consequences arising under or related in any way to Environmental Laws, or relating to the protection of health, safety, or the Environment, including, without limitation, any costs and/or expenses relating to (i) non-compliance with Environmental Laws; (ii) assessment of environmental damage and preparation of clean-up plans and engineering and feasibility studies; (iii) required remediation of the Environment and treatment or disposal of Hazardous Materials; (iv) construction of facilities to prevent the spread of Hazardous Materials into the surrounding Environment; (v) procurement of financial assistance to the extent necessitated by or affected by the investigation and/or remediation of Hazardous Materials; (vi) investigations, actions and lawsuits instituted by private parties or Governmental Agencies in respect of any such matter; (vii) business disruption, relocation of equipment or place of business, and/or lost profits resulting from the performance of any Remedial Action which materially interferes with the operation of the business by the Indemnified Party; and/or (viii) material damage caused by, and the repair, replacement or restoration of any improvement materially affected by, any implementation, entry, performance, inspection, treatment, Disposal, excavation, operation, maintenance or other activity undertaken in order to comply with any Environmental Law or perform any Remedial Action (except to the extent any such damage is caused by the negligence of the Indemnified Party, its officers, employees, contractors or agents).

         1.43 "ENVIRONMENTAL LAWS" means (a) any present or future federal, state or local law (including common law) or regulation relating to the handling, use, control, management, treatment, storage, disposal, release or threat of release of any Hazardous Material, including without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss.9601 et seq., the federal Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the federal Water Pollution Control Act, 33 U.S.C. ss.ss.1251 et seq., the federal Clean Air Act, 42 U.S.C. ss.ss.7401 et seq., the Toxic Substances Control Act, 7 U.S.C. ss.ss.136 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss.300f et seq., the Occupation Safety and Health Act of 1970, 29 U.S.C. ss.ss.651 et seq., and (b) any and all requirements arising under applicable present and future federal, state or local laws, statutes, common law, rules, ordinances, codes, orders, licenses, permits, approvals, plans, authorizations, or the like, and all applicable judicial, administrative, and regulatory decrees, judgments, and orders, relating to the protection of human health or the Environment in connection with Hazardous Materials, including without limitation: (i) any and all federal, state or local law (including common law) or regulation pertaining to reporting, licensing, authorizing, approving, permitting, investigating, and remediating emissions, discharges, releases, or threat of releases of any Hazardous Materials into the indoor or outdoor air, surface water, groundwater, or land, or otherwise into the Environment, or relating to the manufacture, operation, processing, distribution, use, treatment, storage, disposal, transport, handling or management of any Hazardous Material; and (ii) any and all federal, state or local law (including common law) or regulation pertaining to the protection of the health and safety of employees or the public and/or the Environment.

         1.43(a) "ENVIRONMENTAL PERMITS" shall have the meaning ascribed thereto in Section 4.20(b).

         1.44 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.45 "EXCLUDED MOOG TRADEMARKS AND TRADE NAMES" shall have the meaning ascribed thereto in Section 7.13(a).

         1.46 "EXCLUDED SMP TRADEMARKS AND TRADE NAMES" shall have the meaning ascribed thereto in Section 7.13(b).

         1.47 "EXISTING BRAKE LITIGATION AND CLAIMS" shall have the meaning ascribed thereto in Section 5.15.

         1.48 "EXISTING TC LITIGATION AND CLAIMS" shall have the meaning ascribed thereto in Section 4.15.

         1.49 "FIRST PERIOD SEVERANCE AMOUNT" shall have the meaning ascribed thereto in Section 8.2(b).

         1.50 "FIFTH PERIOD SEVERANCE AMOUNT" shall have the meaning ascribed thereto in Section 8.2(g).

         1.51 "FOURTH PERIOD SEVERANCE AMOUNT" shall have the meaning ascribed thereto in Section 8.2(f).

         1.52 "GAAP" means generally accepted accounting principles in the United States as in effect at the relevant time.

         1.53 "GOVERNMENTAL AGENCY" means any United States or foreign federal, provincial, state, municipal or local government, any subdivision, agency, court, entity, commission or authority thereof, or any arbitrator or quasi-governmental authority exercising any judicial or regulatory authority.

         1.54 "HAZARDOUS MATERIALS" means any substance or material: (a) the presence of which requires investigation or remediation under any Environmental Law; (b) which is or becomes regulated by any federal, state or local governmental authority, including without limitation, any substance or waste material which is defined or listed as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "industrial waste," "hazardous substance," "solid waste," "hazardous material," "pollutant" or "contaminant" under any Environmental Law; (c) which contains gasoline, diesel fuel or other petroleum hydrocarbons or a petroleum derivative; (d) which contains polychlorinated biphenyls ("PCBS"), asbestos or urea formaldehyde; or (e) which is explosive, corrosive, flammable, infectious, radioactive or toxic.

         1.55 "H-S-R ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations issued thereunder.

         1.56 "INACTIVE EMPLOYEES" means all individuals who are not Active Employees on the Closing Date including, without limitation; (i) any former employees of the TC Business or the Brake Business (as the case may be) who retired, resigned or were terminated prior to the Closing Date or (ii) any employee of the TC Business or the Brake Business (as the case may be) receiving or entitled to long term disability benefits. Barbara Umstreadt and Virginia Askew will be considered Inactive Employees for purposes of this Agreement, even though they are currently on short term disability, because they are not reasonably expected to return to work.

         1.57 "INDEMNIFIED PARTY" shall mean the Party entitled to the benefits of (i) any indemnity provision or (ii) any Remedial Action under this Agreement.

         1.58 "INDEMNIFYING PARTY" shall mean the Party obligated to indemnify another Party or to perform a Remedial Action pursuant to any provision under this Agreement.

         1.59 "LIABILITY" means any Debt, adverse claim, liability, judgment, Tax and obligation, whether accrued, contingent or otherwise, and whether known or unknown, including those arising under any law (including the common law) or any rule, order or regulation of any Governmental Agency or imposed by any court or any arbitrator in a binding arbitration resulting from, arising out of or relating to the assets, activities, operations, actions or omissions of a Person or its Affiliates or its or their employees or agents, or products manufactured or sold thereby or services provided thereby, or under contracts, agreements (whether written or oral), leases, commitments or undertakings thereof, whether based on negligence, strict liability or other theory of liability.

         1.60 "MOOG" and "MOOG COMPANY" shall have the meanings ascribed thereto in the introductory paragraph of this Agreement.

         1.61 "MOOG DISCLOSURE SCHEDULE" shall have the meaning ascribed thereto in Section 4.3(a).

         1.62 "MOOG EMPLOYEE PLANS" shall have the meaning ascribed thereto in
Section 4.19(a).

         1.63 "MOOG ERISA AFFILIATE" shall have the meaning ascribed thereto in
Section 4.19(a).

         1.64 "MOOG FINAL CLOSING BALANCE SHEET" shall have the meaning ascribed thereto in Section 2.12(a).

         1.65 "MOOG FINAL CLOSING NET BOOK VALUE" shall have the meaning ascribed thereto in Section 2.12(a).

         1.66 "MOOG FIRPTA CERTIFICATE" shall have the meaning ascribed thereto in Section 3.2(d).

         1.67 "MOOG PARENT" shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.

         1.68 "MOOG PERMITS" shall have the meaning ascribed thereto in Section 4.25.

         1.69 "MOOG PRE-CLOSING BALANCE SHEET" shall have the meaning ascribed thereto in Section 2.8.

         1.70 "MOOG PRE-CLOSING NET BOOK VALUE" shall mean the amount of the excess of "Total Assets" over "Total Liabilities" as reflected in the Moog Pre-Closing Balance Sheet.

         1.71 "MOOG PRELIMINARY CLOSING BALANCE SHEET" shall have the meaning ascribed thereto in Section 2.10.

         1.72 "MOOG'S ADJUSTMENT LETTER" shall have the meaning ascribed thereto in Section 2.11(a).

         1.73 "MOOG'S INDEMNIFIED GROUP" shall have the meaning ascribed thereto in Section 11.3.

         1.74 "MOOG'S KNOWLEDGE" or similar term means the actual knowledge of
(i) the individuals listed in Section 1.74 of the Moog Disclosure Schedule and
(ii) the highest ranking environmental compliance officer with responsibility for each of the facilities currently used in the operations of the TC Business.

         1.75 "MOOG'S RESPONSE LETTER" shall have the meaning ascribed thereto in Section 2.11(b).

         1.76 "MOOG SCHEDULED TC AND BRAKE SALARIED NON-SALES PERSONS" shall have the meaning ascribed thereto in Section 4.18(a).

         1.77 "MOOG SEVERANCE SCHEDULE" shall have the meaning ascribed thereto in Section 8.2(d).

         1.78 "OVERSTOCK BRAKE RETURNS AMOUNT" and "OVERSTOCK TC RETURNS AMOUNT" shall have the meanings ascribed thereto in Section 7.12(a).

         1.79 "PARTY" means any of Cooper Canada, Moog Company, Moog Parent, SMP Parent, or SMP Canada; "PARTIES" means more than one Party.

         1.80 "PERMITTED EXCEPTIONS" shall mean statutory liens for taxes or assessments not yet due or delinquent. Further, with respect to the Brake Real Properties and the TC Real Properties, Permitted Exceptions shall also include:
(i) zoning and similar restrictions provided the current use of such real properties does not violate any of such restrictions; (ii) the matters set forth on Section 1.80 of the Moog Disclosure Schedule with respect to the TC Real Properties; (iii) the matters set forth on Section 1.80 of the SMP Disclosure Schedule with espect to the Brake Real Properties; and (iv) any other encumbrances or easements which individually or in the aggregate do not materially detract from the value of the property subject thereto or materially impair the use of such property as presently used by the Parties.

         1.81 "PERSON" means an individual, a corporation, a partnership, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, another entity or a Governmental Agency.

         1.82 "REMEDIAL ACTION" shall mean such actions as are required under Environmental Law or required under any applicable provisions of the current real estate leases listed in Section 4.8 of the Moog Disclosure Schedule and
Section 5.8 of the SMP Disclosure Schedule, to (i) clean up, remove, contain, treat or in any other way address, remediate or respond to any Discharge; (ii) prevent the dispersal of Hazardous Materials in the Environment so that they do not migrate or endanger public health or safety or the Environment; and/or (iii) perform studies, investigations, monitoring, or operation and maintenance functions in respect of any such matter.

         1.83 "RESOLUTION OF PRE-CLOSING ENVIRONMENTAL ISSUES" shall have the meaning ascribed thereto in Section 9.3(a).

         1.84 "RUBBER SUPPLY AGREEMENT" shall mean the Supply Agreement, between Moog and Stanric, Inc., a company organized under the laws of the Commonwealth of Puerto Rico, in the form attached hereto as Exhibit C.

         1.85 "RULES" shall have the meaning ascribed thereto in Section
14.2(a).

         1.86 "SECOND PERIOD SEVERANCE AMOUNT" shall have the meaning ascribed thereto in Section 8.2(c).

         1.87 "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, other lien or easement other than Permitted Exceptions.

         1.88 "SMP" shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.

         1.89 "SMP CANADA" shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.

         1.90 "SMP DISCLOSURE SCHEDULE" shall have the meaning ascribed thereto in Section 5.3.

         1.91 "SMP EMPLOYEE PLANS" shall have the meaning ascribed thereto in
Section 5.19(a).

         1.92 "SMP ERISA AFFILIATE" shall have the meaning ascribed thereto in
Section 5.19(a).

         1.93 "SMP FINAL CLOSING BALANCE SHEET" shall have the meaning ascribed thereto in Section 2.12(b).

         1.94 "SMP FINAL CLOSING NET BOOK VALUE" shall have the meaning ascribed thereto in Section 2.12(b).

         1.95 "SMP FIRPTA CERTIFICATE" shall have the meaning ascribed thereto in Section 3.3(d).

         1.96 "SMP PARENT" shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.

         1.97 "SMP PERMITS" shall have the meaning ascribed thereto in Section 5.25.

         1.98 "SMP PRE-CLOSING BALANCE SHEET" shall have the meaning ascribed thereto in Section 2.8.

         1.99 "SMP PRE-CLOSING NET BOOK VALUE" shall mean the amount of the excess of "Total Assets" over "Total Liabilities" as reflected in the SMP Pre-Closing Balance Sheet.

         1.100 "SMP'S PRELIMINARY CLOSING BALANCE SHEET" shall have the meaning ascribed thereto in Section 2.10.

         1.101 "SMP'S ADJUSTMENT LETTER" shall have the meaning ascribed thereto in Section 2.11(a).

         1.102 "SMP'S INDEMNIFIED GROUP" shall have the meaning ascribed thereto in Section 11.4.

         1.103 "SMP'S KNOWLEDGE" or similar term means the actual knowledge of
(i) the individuals listed in Section 1.103 of the SMP Disclosure Schedule and
(ii) the highest ranking environmental compliance officer with responsibility for each of the facilities currently used in the operations of the Brake Business.

         1.104 "SMP'S RESPONSE LETTER" shall have the meaning ascribed thereto in Section 2.11(b).

         1.105 "SMP SCHEDULED TC AND BRAKE SALARIED NON-SALES PERSONS" shall have the meaning ascribed thereto in Section 5.18(a).

         1.106 "SMP SEVERANCE SCHEDULE" shall have the meaning ascribed thereto in Section 8.2(d).

         1.107 "TARGET" shall have the meaning ascribed thereto in Section 7.16.

                  1.108 "TAXES" shall mean all United States or foreign federal, provincial, state, municipal, local income, profits, gross receipts, license, payroll, employment, franchise, unincorporated business, withholding, capital, general corporate, customs duties, environmental (including Taxes under Code
Section 50A), disability, registration, alternative, add-on, minimum, estimated, sales, use, occupation, property, severance, production, excise, recording, ad valorem, gains, transfer, value-added, unemployment compensation, social security, premium, privilege and any and all other taxes (including interest, additions to tax and penalties thereon, and interest on such additions to tax and penalties).

         1.109 "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1.110 "TC ASSETS" shall mean:

               (a) all of the property and assets of Moog used exclusively in the conduct of the TC Business whether or not reflected in the Moog Final Closing Balance Sheet (as hereinafter defined), including, without limitation, the TC Real Properties (as hereinafter defined), the TC Intellectual Property (as hereinafter defined), plants, machinery, equipment, tools, dies, data processing equipment, office equipment, supplies, furniture, fixtures, leasehold improvements, motor vehicles, prepaid expenses and security deposits (and including all items which would be included on the Moog Final Closing Balance Sheet except for the fact that such items are fully depreciated or expensed), and all items used exclusively in the conduct of the TC Business which are acquired in the ordinary course of business consistent with past practice by the TC Business between the date of the Moog Pre-Closing Balance Sheet (as hereinafter defined) and the Closing Date;

               (b) the TC Books and Records (as hereinafter defined);

               (c) the TC Contracts (as hereinafter defined);

               (d) the TC Leases (as hereinafter defined);

               (e) the note receivable due from Elite Automotive Systems Limited dated July 3, 1997 in the original principal amount of (pound)300,000 together with the related Legal Charge dated July 3, 1997 granting a security interest in the assets of Elite Automotive Systems Limited to secure repayment of the note; and

               (f) inventories, other than the inventories to be consigned by Moog to SMP as determined under Section 7.20 of this Agreement.

         Notwithstanding the foregoing, the TC Assets shall not mean or include the TC Retained Assets (as hereinafter defined).

         1.111 "TC ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the instrument of assignment and assumption substantially in the form attached hereto as Exhibit D.

         1.112 "TC ASSUMED LIABILITIES" shall mean and include only the following obligations and liabilities of the TC Business:

               (a) all Liabilities of the TC Business reflected on the Moog Final Closing Balance Sheet;

               (b) subject to Section 7.12, all Liabilities for warranty and customer service claims and other return obligations regarding products of the TC Business;

               (c) all Liabilities for product liability claims (including claims for property damage, personal injury or death) relating to products manufactured or sold by the TC Business based on or arising out of claims made or causes of action filed after the first anniversary of the Closing Date, PROVIDED, HOWEVER, that this subsection (c) shall not apply to any Liabilities based on or arising out of asbestos exposure which are covered by Section 1.127(d).

               (d) all Liabilities under the TC Contracts and the TC Leases, to the extent such TC Contracts and TC Leases are assigned to SMP; and

               (e) all core Liabilities of the TC Business.

         Notwithstanding the foregoing, the TC Assumed Liabilities shall not include the TC Retained Liabilities (as hereinafter defined).

         1.113 "TC BILL OF SALE" shall have the meaning ascribed thereto in
Section 3.2(b).

         1.114 "TC BOOKS AND RECORDS" shall mean originals or copies of all of the books and records of Moog relating to the operations of the TC Business, including, without limitation, all books and records relating to the individuals employed by Moog who will be employed by SMP in the TC Business, following the Closing Date, and to the extent related exclusively to the TC Business, all books and records relating to the purchase of materials, the lease of equipment, supplies and services, advertising, financial, accounting and operations matters, product engineering, research and development, manufacture and sale of products, provision of services and dealings with customers or clients of the TC Business. As used herein books and records shall include a hardcopy of all computerized books and records.

         1.115 "TC BUSINESS" shall have the meaning ascribed thereto in the recitals of this Agreement.

         1.116 "TC COMPETITIVE BUSINESS" shall have the meaning ascribed thereto in Section 7.16(a).

         1.117 "TC COMPETITIVE PRODUCTS" shall have the meaning ascribed thereto in Section 7.16(a).

         1.118 "TC CONTRACTS" shall mean all contracts, licenses, purchase orders, agreements and commitments of Moog exclusively relating to the TC Business, including, without limitation, (i) the contracts, agreements and commitments listed in Section 4.13 of the Moog Disclosure Schedule and (ii) all contracts, agreements and commitments of Moog exclusively relating to the TC Business which are entered into between the date of this Agreement and the Closing Date and expressly permitted by this Agreement, excluding, however, all contracts, agreements and commitments which expire or are cancelled in accordance with their terms prior to the Closing Date.

         1.119 "TC ENVIRONMENTAL COSTS" shall mean all Environmental Costs, whether direct or indirect, known or unknown, joint or several, whenever arising (including after Closing), based on, arising out of or otherwise in respect of the TC Assets, the TC Business, or property currently or formerly owned, operated, used or leased by Moog or its predecessors (including off-site locations) and arising out of: (i) conditions or Hazardous Materials existing on or originating from any such property or the TC Assets on or prior to the Closing Date including, but not limited to, the Discharge or Disposal of Hazardous Materials at or from any such property on or prior to the Closing Date; (ii) the operation of the TC Business by Moog or its predecessors on or prior to the Closing Date; or (iii) non-compliance on or prior to the Closing Date with any requirements of Environmental Laws.

         1.120 "TC INTELLECTUAL PROPERTY" shall mean all letters patent, patents, trademarks, trade names, service marks, copyrights (including registrations and applications for any of the foregoing), licenses, technology, know-how, trade secrets, tangible or intangible proprietary information or material, formulae and inventions owned by Moog which are used exclusively in or relate exclusively to the TC Business or the rights thereto (including rights under licenses) which belong to Moog and are used exclusively in or relate exclusively to the TC Business, including, without limitation, (i) all items listed in Section 4.10(c) of the Moog Disclosure Schedule and (ii) all such intellectual property which is acquired or developed for use exclusively in the TC Business between the date of this Agreement and the Closing. The TC Intellectual Property shall not include the Excluded Moog Trademarks and Trade Names.

         1.121 "TC LEASES" shall mean all leases of Moog for real or personal property exclusively relating to the TC Business (whether entered into as lessor or lessee), including, without limitation, (a) the real estate leases listed in
Section 4.8 of the Moog Disclosure Schedule and (b) all leases of Moog exclusively relating to the TC Business which are entered into between the date of this Agreement and the Closing and expressly permitted by this Agreement, excluding, however, all leases which will expire in accordance with their terms prior to the Closing.

         1.122 "TC LETTERS OF CREDIT" shall have the meaning ascribed thereto in
Section 7.15(a).

         1.123 "TC MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the TC Assets or on the business, financial condition, operations, or results of operations of the TC Business.

         1.124 "TC PRODUCT LIABILITY CLAIM" shall have the meaning ascribed thereto in Section 4.17(a).

         1.125 "TC REAL PROPERTIES" shall mean all of the real properties owned by Moog and used exclusively in the TC Business as listed in Section 4.9 of the Moog Disclosure Schedule (but excluding the real property owned or held by Moog in Ottumwa, Iowa).

         1.126 "TC RETAINED ASSETS" shall mean all of the following properties, assets and other rights of Moog:

               (a) all cash, cash equivalents and bank accounts;

               (b) all of Moog's accounts and notes receivable including, but not limited to, any inter- or intra-company receivables owed to the TC Business from Moog or any of its Affiliates (but excluding the note receivable due from Elite Automotive Systems which is included in the TC Assets);

               (c) the real property owned or held by Moog in Ottumwa, Iowa including all improvements, structures and fixtures thereon and other tangible assets located at such property;

               (d) the Excluded Moog Trademarks and Trade Names;

               (e) all insurance policies, related prepaid expenses, refunds or proceeds and all rights relating thereto subject to Section 7.14(a);

               (f) all personal computers and servers used in the TC Business which were deployed by Moog to support SAP (but not wiring for the SAP system which is included in the TC Assets) and all personal computers used by the Moog sales force;

               (g) the computer software used by the TC Business and leases, licenses or other arrangements therefor;

               (h) any assets of any Employee Pension Benefit Plans and Employee Welfare Benefit Plans and any rights under such plans relating to employee benefits, employment or compensation;

               (i) any vehicles owned or leased by Moog for use by Moog sales personnel;

               (j) the inventories to be consigned by Moog to SMP as determined under Section 7.20 of this Agreement; and

               (k) any fixed assets located at Moog's facility in Boaz, Alabama related to the production of screw machine products for the TC Business.

         1.127 "TC RETAINED LIABILITIES" shall mean the following:

               (a) all Liabilities to the extent arising out of TC Retained Assets;

               (b) all accounts and notes payable of the TC Business incurred on or prior to the Closing Date including, but not limited to, any inter- or intra-company payables due from the TC Business to Moog or any of its Affiliates;

               (c) all Liabilities for product liability claims (including claims for property damage, personal injury or death) relating to products manufactured or sold by the TC Business based on or arising out of claims made or causes of action filed on or before the first anniversary of the Closing Date, PROVIDED, HOWEVER, that this Section (c) shall not apply to any Liabilities based on or arising out of asbestos exposure which are covered by
Section 1.127(d);

               (d) any claims by third parties based on or arising out of asbestos exposure relating to products manufactured or sold on or prior to the Closing Date by the TC Business and any claims by Active Employees or Inactive Employees of the TC Business (including worker's compensation claims) based on or arising out of asbestos exposure on or prior to the Closing Date;

               (e) all TC Environmental Costs;

               (f) all Liabilities to Inactive Employees of the TC Business and their beneficiaries and dependents including, without limitation, all Liabilities with respect to (i) salaries, wages, commissions, bonuses and vacation pay (except to the extent accrued on the Moog Final Closing Balance Sheet); (ii) severance pay and obligations (subject to Sections 8.1 and 8.2);
(iii) Employee Pension Benefit Plans and Employee Welfare Benefit Plans (including any retiree medical and dental benefits) provided by Moog or its Affiliates to such employees; (iv) worker's compensation claims; (v) unemployment compensation claims; and (vi) claims or litigation relating to discrimination claims, unjust discharge, claims for additional compensation or benefits and claims for violation of health and safety laws;

               (g) all Liabilities to Active Employees of the TC Business and their beneficiaries and dependents for (i) salaries, wages, commissions, bonuses and vacation pay relating to periods on or prior to the Closing Date (except to the extent accrued on the Moog Final Closing Balance Sheet); (ii) severance pay and obligations for Active Employees who do not become employees of SMP (subject to Sections 8.1 and 8.2); (iii) Employee Pension Benefit Plans and Employee Welfare Benefit Plans (including any retiree medical and dental benefits) provided by Moog or its Affiliates to such employees in accordance with the provisions of such plans; (iv) worker's compensation claims based on or resulting from incidents or events occurring before the Closing Date; (v) unemployment compensation claims for Active Employees who do not become employees of SMP; and (vi) claims or litigation relating to discrimination claims, unjust discharge, claims for additional compensation or benefits and violation of the health and safety laws based upon or resulting from incidents or events occurring before the Closing Date;

               (h) all Liabilities for Taxes of Moog or the TC Business for any period prior to the Closing Date except to the extent that a liability for non-income Taxes is accrued on the Moog Final Closing Balance Sheet;

               (i) all Liabilities of Moog or the TC Business for borrowed money including notes payable, loans and revolving credits;

               (j) all Liabilities of Moog or the TC Business with respect to letters of credit and foreign exchange contracts or commitments, subject to
Section 7.15;

               (k) all Liabilities of Moog or the TC Business with respect to powers of attorney, financing agreements, security agreements, bid bonds, performance bonds, suretyship agreements, guarantees or any other similar arrangement where Moog is or may become liable for the obligations of any other Person;

               (l) all Liabilities for Existing TC Litigation and Claims (as hereinafter defined) including matters set forth in Section 4.15 of the Moog Disclosure Schedule and, except for matters described in Sections 1.112(b) and
(c), all Liabilities for any actions, suits, proceedings, claims or investigations arising after the Closing Date that arise from or relate to matters, incidents, sets of facts or circumstances on or prior to the Closing Date including breach of contract, tort, infringement or violation of law; and

               (m) all Liabilities arising out of "wrap discounts" or other discounts, customer incentives or rebates relating to sales on or prior to the Closing Date.

         1.128 "TC RETURNS SCHEDULE" shall have the meaning ascribed thereto in
Section 7.12(a).

         1.129 "TC SCHEDULED SALES PERSONS" shall have the meaning ascribed thereto in Section 4.18(a).

         1.130 "TC TRANSFERRING SALES PERSON" shall have the meaning ascribed thereto in Section 8.1(a).

         1.131 "THIRD PERIOD SEVERANCE AMOUNT" shall have the meaning ascribed thereto in Section 8.2(e).

         1.132 "TRANSITION PERIOD" shall have the meaning ascribed thereto in
Section 7.3(c).

         1.133 "WARRANTY BRAKE RETURNS AMOUNT" and "WARRANTY TC RETURNS AMOUNT" shall have the meanings ascribed thereto in Section 7.12(a).

         1.134 "WATER" means surface water, ground water, wetlands, other water, or any of them.


                                   ARTICLE II.

           EXCHANGE OF ASSETS; ASSUMPTION OF LIABILITIES; ADJUSTMENTS
           ----------------------------------------------------------

         2.1 BASIC TRANSACTION. On and subject to the terms and conditions of
             ------------------
this Agreement, the Parties shall effect an exchange of the TC Assets and the Brake Assets as set forth below.

         2.2 CONVEYANCE OF TC ASSETS. By means of appropriate documentation
             ------------------------
reasonably satisfactory to the Parties, at the Closing, Moog will sell, transfer, assign, convey and deliver to SMP, free and clear of all Security Interests, all of its right, title and interest in and to the TC Assets, and SMP will purchase, acquire and accept, as provided herein, the TC Assets.

         2.3 CONVEYANCE OF BRAKE ASSETS. By means of appropriate documentation
             ---------------------------
reasonably satisfactory to the Parties, at the Closing, SMP will sell, transfer, assign, convey and deliver to Moog, free and clear of all Security Interests, all of its right, title and interest in and to the Brake Assets, and Moog will purchase, acquire and accept, as provided herein, the Brake Assets.

         2.4 TC ASSUMED LIABILITIES. On and subject to the terms and conditions
             -----------------------
set forth in this Agreement, effective as of the Closing Date, Moog will transfer to SMP, and SMP will assume and undertake to perform when due, the TC Assumed Liabilities.

         2.5 BRAKE ASSUMED LIABILITIES. On and subject to the terms and
             --------------------------
conditions set forth in this Agreement, effective as of the Closing Date, SMP will transfer to Moog, and Moog will assume and undertake to perform when due, the Brake Assumed Liabilities.

         2.6 TC RETAINED LIABILITIES. The TC Retained Liabilities will be
             ------------------------
retained and performed when due by Moog.

         2.7 BRAKE RETAINED LIABILITIES. The Brake Retained Liabilities will be
             ---------------------------
retained and performed when due by SMP.

         2.8 PRE-CLOSING BALANCE SHEETS. Attached hereto as Exhibit E is a
             ---------------------------
balance sheet for the TC Business as of December 31, 1997 (the "MOOG PRE-CLOSING BALANCE SHEET") and attached hereto as Exhibit F is a balance sheet for the Brake Business as of December 31, 1997 (the "SMP PRE-CLOSING BALANCE SHEET"). Moog represents that the Moog Pre-Closing Balance Sheet and SMP represents that the SMP Pre-Closing Balance Sheet has been prepared in accordance with the principles, practices, methods and procedures set forth on Exhibit G.

         2.9 CLOSING PAYMENT AMOUNT AND FINAL CLOSING PAYMENT AMOUNT.
             --------------------------------------------------------

             (a) At Closing, SMP shall pay Moog an amount equal to the sum of:
(i) the outstanding balance including any future principal payments due under the $2.5 million Arkansas Development Finance Authority Industrial Development Bonds (Standard Motor Products, Inc. Project) Series 1989, plus interest accrued to the Closing Date; and (ii) the outstanding balance including any future principal payments due under the $1.8 million Industrial Development Revenue Bonds (Standard Motor Products, Inc. Project) Series 1990, plus interest accrued to the Closing Date.

             (b) If the SMP Final Closing Net Book Value exceeds the Moog Final Closing Net Book Value, without giving effect to the consignment provisions of
Section 7.20, then on or before the first anniversary of the Closing Date, Moog shall pay to SMP an amount equal to the difference between the SMP Final Closing Net Book Value and the Moog Final Closing Net Book Value.

             (c) If Moog fails to timely make the payment described in Section 2.9(a), Moog shall pay to SMP interest on such amount at the rate of twelve percent (12%) per annum from the first anniversary of the Closing Date to the payment date.

             (d) If the Moog Final Closing Net Book Value exceeds the SMP Final Closing Net Book Value, without giving effect to the consignment provisions of
Section 7.20, then on or before the first anniversary of the Closing Date, SMP shall pay Moog the amount determined under Section 7.20(e).

         2.10 CLOSING BALANCE SHEETS. Within sixty (60) days following the
              -----------------------
Closing Date, (i) Moog will prepare and furnish to SMP a balance sheet for the TC Business as of the Closing Date (the "MOOG PRELIMINARY CLOSING BALANCE SHEET") and (ii) SMP will prepare and furnish to Moog a balance sheet for the Brake Business as of the Closing Date (the "SMP PRELIMINARY CLOSING BALANCE SHEET"). The Moog Preliminary Closing Balance Sheet, the Moog Final Closing Balance Sheet, the SMP Preliminary Closing Balance Sheet and the SMP Final Closing Balance Sheet shall be prepared in accordance with principles, practices, methods and procedures set forth on Exhibit G.

         2.11 PRELIMINARY CLOSING BALANCE SHEET REVIEW. (a) Moog will have
              -----------------------------------------
thirty (30) days following receipt of the SMP Preliminary Closing Balance Sheet from SMP to review such SMP Preliminary Closing Balance Sheet and to determine if, in Moog's good faith reasonable judgment, it has been prepared in accordance with Exhibit G. If Moog does not raise any objections within such thirty (30) day period, then Moog will be deemed to have accepted the SMP Preliminary Closing Balance Sheet. If in Moog's good faith reasonable judgment adjustments are necessary for the SMP Preliminary Closing Balance Sheet to be so prepared, Moog shall notify SMP in writing of its proposed adjustments, including, in reasonable detail, the amount, nature and basis for the adjustments ("MOOG'S ADJUSTMENT LETTER") prior to the end of such thirty (30) day review period. SMP will have thirty (30) days following receipt of the Moog Preliminary Closing Balance Sheet from Moog to review such Moog Preliminary Closing Balance Sheet and to determine if, in SMP's good faith reasonable judgment, it has been prepared in accordance with Exhibit G. If SMP does not raise any objections within such thirty (30) day period, then SMP will be deemed to have accepted the Moog Preliminary Closing Balance Sheet. If in SMP's good faith reasonable judgment adjustments are necessary for the Moog Preliminary Closing Balance Sheet to be so prepared, SMP shall notify Moog in writing of its proposed adjustments, including, in reasonable detail, the amount, nature and basis for the adjustments ("SMP'S ADJUSTMENT LETTER") prior to the end of such thirty (30) day review period.

               (b) SMP will have fifteen (15) days following receipt of Moog's Adjustment Letter, if any, to review the proposed adjustments and within such period shall notify Moog in writing of SMP's position with respect to each of Moog's proposed adjustments ("SMP'S RESPONSE LETTER"). If SMP does not notify Moog in writing within such fifteen (15) day period of any objections to Moog's proposed adjustments, then SMP will be deemed to have accepted each of Moog's proposed adjustments set forth in Moog's Adjustment Letter. Moog will have fifteen (15) days following receipt of SMP's Adjustment Letter, if any, to review the proposed adjustments and within such period shall notify SMP in writing of Moog's position with respect to each of SMP's proposed adjustments ("MOOG'S RESPONSE LETTER"). If Moog does not notify

SMP in writing within such fifteen (15) day period of any objections to SMP's proposed adjustments, then Moog will be deemed to have accepted each of SMP's proposed adjustments set forth in SMP's Adjustment Letter.

               (c) Within ten (10) days after receipt of the response from each of the Parties pursuant to Section 2.11(b), the Parties shall meet and endeavor acting reasonably and in good faith, to resolve the adjustments, if any, which are in dispute.

               (d) If the Parties are unable to resolve all of the proposed adjustments in Moog's Adjustment Letter and SMP's Adjustment Letter, within the ten (10) day period provided in Section 2.11(c), the Parties shall jointly engage the accounting firm of Coopers & Lybrand (or their successor) (the "ACCOUNTING ARBITRATOR"), to act as arbitrator, subject to the Accounting Arbitrator confirming that it has no business or other relationship with either party which would cause it not to be independent of both Parties which has not been waived in writing by the Party not having such relationship in its sole discretion. If such accounting firm is unable to confirm its independence and no waiver is given, the Parties shall jointly engage an alternate mutually acceptable accounting firm that can confirm that it is independent of both Parties or such a waiver is given with respect to the alternate accounting firm. If the Parties have failed to engage the Accounting Arbitrator within such ten
(10) day period either Party may request that an administrator designated by the American Arbitration Association appoint a nationally recognized independent accounting firm to act as the Accounting Arbitrator within fifteen (15) days of such request. The Accounting Arbitrator shall be furnished with a copy of the Agreement, the Moog Pre-Closing Balance Sheet, the SMP Pre-Closing Balance Sheet, the Moog Preliminary Closing Balance Sheet, the SMP Preliminary Closing Balance Sheet, Moog's Adjustment Letter (if any), SMP's Adjustment Letter (if any), Moog's Response Letter (if any), SMP's Response Letter (if any) and any other relevant correspondence between the Parties. The Accounting Arbitrator must, within sixty (60) days from the date all of such documents are furnished, complete its review and render a written report setting forth its conclusion with respect to each of the proposed adjustments that were unresolved between the Parties. The Accounting Arbitrator shall be granted access to the books and records of the Parties as well as the working papers or other documents which either Party or its accountants may have that relate to the Moog Preliminary Closing Balance Sheet or the SMP Preliminary Closing Balance Sheet and any other documents or information which the Accounting Arbitrator may deem appropriate. The Accounting Arbitrator's review shall be limited to determining, in respect of each disputed adjustment, which Party's position with respect to the proposed adjustment most closely compares with the terms of this Agreement. The Parties shall have the right to submit written materials to the Accounting Arbitrator all in accordance with procedures to be set forth in the engagement letter between the Parties and the Accounting Arbitrator. In arriving at its determination the Accounting Arbitrator must select one Party's position with respect to each proposed adjustment. The decision by the Accounting Arbitrator shall be in writing and delivered to both Parties. The Accounting Arbitrator's decision shall be conclusive and binding upon the Parties and may be entered and enforced in any court of competent jurisdiction. The Parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. Each Party shall pay fifty percent (50%) of the fees and expenses of the Accounting Arbitrator.

               2.12 FINAL CLOSING BALANCE SHEET. (a) The Moog Preliminary
                    ----------------------------
Closing Balance Sheet as agreed to by the Parties pursuant to subsections 2.11(a), (b) or (c) or as modified by the determination of the Accounting Arbitrator pursuant to subsection 2.11(d) will become the "MOOG FINAL CLOSING BALANCE SHEET," and the excess of "Total Assets" over "Total Liabilities" as reflected in the Moog Final Closing Balance Sheet shall be the "MOOG FINAL CLOSING NET BOOK VALUE."

               (b) The SMP Preliminary Closing Balance Sheet as agreed to by the Parties pursuant to subsections 2.11(a), (b) or (c) or as modified by the determination of the Accounting Arbitrator pursuant to subsection 2.11(d) will become the "SMP FINAL CLOSING BALANCE SHEET," and the amount of the excess of "Total Assets" over "Total Liabilities" as reflected in the SMP Final Closing Balance sheet shall be the "SMP FINAL CLOSING NET BOOK VALUE."

         2.13 PAYMENT. Any amounts to be paid pursuant to this Article II shall
              --------
be paid in immediately available United States funds by wire transfer to an account designated by the Party to receive such funds, of which such Party shall advise the other Party not later than two (2) Business Days prior to the date payment is to be made.

         2.14 TRANSFER COSTS. (i) Moog will pay all transfer, income, conveyance
             ---------------
or other similar Taxes, stamps, duties or similar governmental charges imposed by any taxing jurisdiction on or with respect to the transfer of the TC Assets, (ii) SMP will pay all transfer, income, conveyance, or other similar Taxes, stamps, duties or similar governmental charges imposed by any taxing jurisdiction on or with respect to the transfer of the Brake Assets,
(iii) SMP will pay any recording, filing or notarial fees incurred in connection with its acquisition of the TC Assets and (iv) Moog will pay any recording, filing or notarial fees incurred in connection with its acquisition of the Brake Assets.


                                  ARTICLE III.

                                   THE CLOSING
                                   -----------

         3.1 CLOSING DATE. The Closing shall take place on the seventh Business
             -------------
Day following the fulfillment of all the conditions precedent specified in
Article X, at 10:00 a.m., at the offices of Cooper Industries, Inc., 600 Travis, Suite 5800, Houston, Texas, or at such other place, time or date as the Parties may mutually agree. The Closing shall be effective as of the close of business on that date.

         3.2 MOOG DELIVERIES AT THE CLOSING. At the Closing, Moog shall deliver
             -------------------------------
to SMP the following:

             (a) Special warranty deeds (subject to Permitted Exceptions), in recordable form, with respect to the TC Real Properties owned by Moog;

             (b) A duly executed bill of sale substantially in the form of Exhibit H to this Agreement (the "TC BILL OF SALE"), together with such other appropriate instruments of transfer as SMP may reasonably request, transferring to SMP all of the personal and intangible property owned or held by Moog as of the Closing which is included in the TC Assets;

             (c) Duly executed instruments of assignment of the TC Leases, which shall be in recordable form in the case of TC Leases of real property or interests therein;

             (d) Certification from Moog Company that it is not a foreign corporation, foreign trust, foreign partnership or foreign estate (as such terms are defined in the Code) and an affidavit of Moog Company in the form attached hereto as Exhibit I (the "MOOG FIRPTA CERTIFICATE");

             (e) Estoppel certificates from each lessor of a TC Lease for real property in form and substance satisfactory to SMP;

             (f) Duly executed instruments of assignment or transfer of the TC Intellectual Property owned or held by Moog, in form suitable for recording in the appropriate office or bureau, and the original certificates, if available, of such TC Intellectual Property together with any powers of attorney necessary to make the conveyance effective;

             (g) The TC Books and Records; provided that any TC Books and Records located on any of the TC Real Property or leased property shall be deemed to be delivered upon transfer of such property as provided herein;

             (h) Copies of the consents obtained as contemplated by Section 10.3(c);

             (i) The TC Assignment and Assumption Agreement and the Brake Assignment and Assumption Agreement each duly executed by Moog;

             (j) Duly executed copies of each of the Rubber Supply Agreement (Exhibit C), and the Screw Machine Products Supply Agreement (Exhibit A); and

             (k) Such other and further instruments of conveyance, assignment and transfer as SMP may reasonably request for the more effective conveyance and transfer of any of the TC Assets and the assumption of any of the Brake Assumed Liabilities.

         3.3 SMP DELIVERIES AT THE CLOSING. At the Closing, SMP shall deliver to
             ------------------------------
Moog the following:

             (a) Special warranty deeds (subject to Permitted Exceptions), in recordable form, with respect to the Brake Real Properties owned by SMP;

             (b) A duly executed bill of sale substantially in the form of Exhibit J to this Agreement (the "BRAKE BILL OF SALE"), together with such other appropriate instruments of transfer as Moog may reasonably request, transferring to Moog all of the personal and intangible property owned or held by SMP as of the Closing which is included in the Brake Assets;

             (c) Duly executed instruments of assignment of the Brake Leases (including an assignment of the Lease Agreement dated as of June 1, 1990 from the City of Manila to SMP pertaining to the $1.8 million Industrial Development Revenue Bonds), which shall be in recordable form in the case of Brake Leases of real property or interests therein;

             (d) Certification from SMP Parent that it is not a foreign corporation, foreign trust, foreign partnership or foreign estate (as such terms are defined in the Code) and an affidavit of SMP in the form attached hereto as Exhibit K (the "SMP FIRPTA CERTIFICATE");

             (e) Estoppel certificates from each lessor of a Brake Lease for real property in form and substance satisfactory to Moog;

             (f) Duly executed instruments of assignment or transfer of the Brake Intellectual Property owned or held by SMP, in form suitable for recording in the appropriate office or bureau, and the original certificates, if available, of such Brake Intellectual Property together with any powers of attorney necessary to make the conveyance effective;

             (g) The Brake Books and Records; provided that any Brake Books and Records located on any of the Brake Real Property or leased property shall be deemed to be delivered upon transfer of such property as provided herein;

             (h) Copies of the consents obtained as contemplated by Section 10.2(c);

             (i) The TC Assignment and Assumption Agreement and the Brake Assignment and Assumption Agreement each duly executed by SMP;

             (j) Duly executed copies of each of the Rubber Supply Agreement and the Screw Machine Products Supply Agreement;

             (k) Duly executed releases of all UCC financing statements filed against SMP by the following secured parties releasing all the Brake Assets from the collateral covered by the financing statements: The First National Bank of Chicago, as Collateral Agent (assignee of Clipper Receivables Corporation); SMP Credit Corporation; and Clipper Receivables Corporation (assignee of SMP Credit Corporation);

             (l) UCC financing statements executed by SMP pertaining to Moog's interest in the inventory consigned to SMP pursuant to Section 7.20 of this Agreement;

             (m) Duly executed instruments of assignment of the Promissory Note dated December 1, 1989 in the original principal amount of $2.5 million payable to the Arkansas Development Finance Authority and the related Loan Agreement and Mortgage and Security Agreement; and

             (n) Such other and further instruments of conveyance, assignment and transfer as Moog may reasonably request for the more effective conveyance and transfer of any of the Brake Assets and the assumption of the TC Assumed Liabilities.

                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF MOOG
                     --------------------------------------

         Moog represents and warrants to SMP that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV, except to the extent any representation or warranty relates to a specific date).

         4.1 ORGANIZATION OF MOOG. Each of Moog Company, Moog Parent and Cooper
             ---------------------
Canada is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Moog Company, Moog Parent and Cooper Canada is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of the TC Business or the use, ownership or leasing of properties used in the TC Business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a TC Material Adverse Effect. Each of Moog Company, Moog Parent and Cooper Canada has full corporate power and authority to carry on the TC Business and to use the properties used by it in the TC Business.

         4.2 AUTHORIZATION OF TRANSACTION. Each of Moog Company, Moog Parent and
             -----------------------------
Cooper Canada has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the power to convey the TC Assets. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Moog Company, Moog Parent and Cooper Canada and no other corporate proceedings on the part of Moog Company, Moog Parent or Cooper Canada are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Moog Company, Moog Parent and Cooper Canada and constitutes the valid and legally binding obligation of Moog Company, Moog Parent and Cooper Canada, enforceable in accordance with its terms and conditions.

         4.3 NON-CONTRAVENTION. (a) Except as set forth in Section 4.3(a) of the
             ------------------
disclosure schedule of Moog attached hereto (the "MOOG DISCLOSURE SCHEDULE"), and except for the applicable requirements of the H-S-R Act and any applicable "bulk sales" laws, there is no requirement applicable to Moog to make any filing with any Governmental Agency as a condition to the lawful consummation by Moog of the transactions contemplated by this Agreement.

             (b) Except as set forth in Section 4.3(b) of the Moog Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws or other organizational document of Moog Company, Moog Parent or Cooper Canada, (ii) except for any applicable "bulk sales" laws, violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, or Governmental Agency, to which Moog or any of the TC Assets is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money or instrument of indebtedness, to which either Moog Company, Moog Parent or Cooper Canada is a party or by which Moog Company, Moog Parent or Cooper Canada is bound or to which any of the TC Assets is subject (or result in the imposition of any Security Interest upon any of such TC Assets), except, with respect to clauses (ii) and (iii), for such violations, conflicts, breaches or defaults which would not individually or in the aggregate have a TC Material Adverse Effect.

         4.4 MOOG PRE-CLOSING BALANCE SHEET AND FINANCIAL STATEMENTS. (a) The
             --------------------------------------------------------
Moog Pre-Closing Balance Sheet has been prepared from the books and records of Moog in accordance with the principles, practices, methods and procedures set forth on Exhibit G and reasonably reflects the assets that are TC Assets and Liabilities that are TC Assumed Liabilities as of December 31, 1997.

             (b) Moog has previously delivered to SMP the balance sheet of the TC Business at December 31, 1996 and the income statement of the TC Business for the year then ended. Such financial statements (i) have been prepared based on the books and records of Moog in accordance with past practices applied on a consistent basis, with such differences from GAAP as are described in Section
4.4 of the Moog Disclosure Schedule, and (ii) present fairly, in all material respects, the financial position and results of operations of the TC Business as of such date or for such year.

         4.5 UNDISCLOSED LIABILITIES. Except as set forth in Section 4.5 of the
             ------------------------
Moog Disclosure Schedule, Moog has no liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are of the type required to be set forth in the Moog Pre-Closing Balance Sheet, except liabilities, obligations or contingencies which are adequately accrued or reserved against in such balance sheet or which were incurred after December 31, 1997, in the ordinary course of business consistent with past practice or which in the aggregate do not exceed $10,000.

         4.6 EVENTS AFTER JUNE 30, 1997. Except for the loss of AutoZone as a
             ---------------------------
customer of the TC Business, since June 30, 1997, there has not been a TC Material Adverse Effect. Except as set forth in Section 4.6 of the Moog Disclosure Schedule, without limiting the foregoing, since that date, Moog, with respect to the TC Business, has not:

             (a) (i) sold, leased, transferred, disposed of or assigned any of the TC Assets, other than finished goods sold in the ordinary course of business or the sale or transfer of other assets which are not material to the TC Business, all of which is consistent with past practice or (ii) mortgaged, pledged or otherwise encumbered any TC Assets, except for Permitted Exceptions;

             (b) made any capital expenditures in excess of $250,000 in the aggregate;

             (c) entered into any contract, agreement, arrangement, lease, sublease, license, sublicense which involves a certain (rather than contingent) obligation of or to Moog with respect to the TC Business of more than $100,000, except for purchase orders, sales orders and similar contracts entered into in the ordinary course of business consistent with past practice which, in any individual case, did not exceed $500,000;

             (d) created, incurred or assumed any long-term Debt (including obligations in respect of capital leases), or, except in the ordinary course of business consistent with past practice, any short-term Debt if, in either case, such Debt would constitute a TC Assumed Liability;

             (e) made any capital investment in, any loan or advance to, or any acquisition of all or any substantial part of the assets, properties, business or capital stock of, any other Person or entity (or series of related capital investments, loans, advances and acquisitions);

             (f) delayed or postponed the payment of accounts payable and other Liabilities in any amount in the aggregate in excess of $200,000, except in the ordinary course of business consistent with past practices;

             (g) to Moog's Knowledge, cancelled, compromised, waived or released any material right or claim;

             (h) experienced any damage, destruction or loss (whether or not covered by insurance) of property either involving more than $100,000, singly, or $200,000, in the aggregate;

             (i) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement except as set forth in Section 4.6(i) of the Moog Disclosure Schedule;

             (j) granted any increase in the compensation or employee benefits of any of the officers or employees of the TC Business, other than routine salary or hourly increases made pursuant to present salary review procedures in the ordinary course of business consistent with past practice;

             (k) adopted any (i) bonus, (ii) profit-sharing, (iii) incentive compensation, (iv) pension, (v) retirement, (vi) medical, hospitalization, life or other insurance, (vii) severance or (viii) other plan, contract or commitment for any of its officers or employees of the TC Business, or modified or terminated any such existing plan, contract or commitment;

             (l) failed to maintain any insurance relating to the TC Business in full force and effect, assigned or transferred such insurance or the proceeds thereof to any Person, failed to pay any premiums due thereunder, or caused, suffered or permitted any act or failure to act which could cause such insurance to be canceled or terminated;

             (m) failed to give any required notice or failed to present any claims of known occurrences under any insurance relating to the TC Business or failed to take any other required or appropriate action with respect thereto in due and timely fashion or cancelled those insurance policies for occurrences relating to the TC Business on or prior to Closing or caused or permitted any retroactive cancellation of insurance coverage relating to the TC Business in effect prior to Closing or for occurrences prior to Closing;

             (n) made any change in accounting methods, principles, procedures or practices, except as required by GAAP, any such changes to be set forth on
Section 4.6 of the Moog Disclosure Schedule;

             (o) amended its certificate or articles of incorporation or bylaws in a manner that adversely affects the transactions contemplated by this Agreement;

             (p) entered into any agreement, contract or commitment to do any of the foregoing; or

             (q) made or revoked any Tax election or settled or compromised any Tax Liability relating to the TC Business or the TC Assets.

         4.7 TAX MATTERS. (a) Except liens for Taxes not yet due, there are no
             ------------
Tax liens upon, pending against or, to Moog's Knowledge, threatened in writing against any of the TC Assets that arose in connection with any failure to file a Tax Return or to pay any Taxes.

             (b) Moog has, in relation to the TC Business, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

             (c) There is no dispute or claim concerning any Liability for Taxes relating to any of the TC Assets or the TC Business.

         4.8 TC LEASES FOR REAL PROPERTY. Section 4.8 of the Moog Disclosure Schedule sets forth a true and correct list of each TC Lease which relates to real property, which constitutes all of the real property leased by Moog and used exclusively in the TC Business. Moog has delivered to SMP correct and complete copies of the leases and subleases (as amended to date) listed in
Section 4.8 of the Moog Disclosure Schedule. Regarding each lease and sublease listed in Section 4.8 of the Moog Disclosure Schedule:

             (a) the lease or sublease is in full force and effect, is legal, valid, binding and enforceable against Moog, and, to Moog's Knowledge, is legal, valid, binding and enforceable against each other party thereto;

             (b) Except as set forth in Section 4.8 of the Moog Disclosure Schedule, Moog is not in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or would permit termination, modification, or acceleration thereunder, by the other party thereto, and, to Moog's Knowledge, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or would permit termination, modification, or acceleration thereunder, by Moog.

             (c) all facilities have received all approvals of Governmental Agencies (including Moog Permits) required of Moog in connection with the construction, leasing or operation thereof, and have been operated and maintained in accordance with applicable laws, rules and regulations, except where the failure to do so could not reasonably be expected to have a TC Material Adverse Effect; and

             (d) there are no (i) pending condemnation proceedings relating to the property against Moog or its Affiliates or, to Moog's Knowledge, pending condemnation proceedings relating to the property against any other parties or threatened against Moog, its Affiliates or any other parties, (ii) pending litigation or administrative actions relating to the property against Moog or its Affiliates or, to Moog's Knowledge, pending litigation or administrative actions relating to the property against any other parties or threatened against Moog, its Affiliates or any other parties, or (iii) to Moog's Knowledge, other matters materially and adversely affecting the current use, occupancy or value of the property.

         4.9 TC REAL PROPERTY. (a) Section 4.9 of the Moog Disclosure Schedule
             -----------------
lists and describes the TC Real Property (except the property located in Ottumwa, Iowa) which constitutes all of the real property owned by Moog and used exclusively in the TC Business. Moog has on the date hereof good, valid and marketable title to such real property free and clear of all Security Interests.

             (b) Moog has not entered into any lease, subleases, licenses, or other agreements granting to any third party the right to use or occupy all or any portion of the TC Real Property.

             (c) Except pursuant to this Agreement, Moog has not granted any outstanding options or rights of first refusal to purchase, lease or license any TC Real Property.

             (d) Moog has not received any notice of any pending, threatened or contemplated condemnation proceeding affecting the TC Real Property and no proceedings or real estate tax certiorari protests are now pending for the reduction of the assessed valuation of the TC Real Property.

             (e) Moog has not received any written notice from any Governmental Agency (i) stating or alleging that any improvements at the TC Real Property has not been constructed in accordance with applicable law or (ii) requiring or advising as to the need for any material repair, alteration, restoration or improvement in connection with the TC Real Property.

         4.10 TC INTELLECTUAL PROPERTY. (a) Moog owns or has the right to use
              -------------------------
pursuant to license, sublicense, agreement or permission all TC Intellectual Property and the TC Intellectual Property constitutes all the intellectual property necessary for the operation of the TC Business as presently conducted. Subject to Moog obtaining the consents of any third party required to transfer Moog's interest in the TC Intellectual Property to SMP as provided in Section 4.10(f) below, each item of TC Intellectual Property will be owned or available for use by SMP on identical terms and conditions effective upon the Closing.

             (b) To Moog's Knowledge, Moog has not, in the conduct of the TC Business or in its use of the TC Intellectual Property, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, except as set forth in Section 4.10(b) of the Moog Disclosure Schedule. Moog and the directors and officers (and employees with responsibility for TC Intellectual Property matters) of Moog, have not received during the five year period prior to this Agreement any charge, complaint, claim or notice alleging that the conduct by Moog of the TC Business or any use by Moog of the TC Intellectual Property constitutes any such interference, infringement, misappropriation or violation. To Moog's Knowledge, during the five year period prior to this Agreement, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any TC Intellectual Property.

             (c) Section 4.10(c) of the Moog Disclosure Schedule identifies:

                (i) each patent (including issuing country, number, current assignee of record, title and issue date), each trademark and service mark registration (including issuing country, number, description of mark, current owner of record and issue date), each unregistered trademark and service mark for which no application for registration is pending (including a description of the mark and the goods or services with which it is used) and each copyright registration (including issuing country, number, title or description of work, current owner of record and issue date) currently in effect, owned by Moog, and included in the TC Intellectual Property;

                (ii) each pending patent application (including country of filing, serial number, current owner of record, title and filing date), application for registration of a trademark or service mark (including country of filing, serial number, description of mark, current owner of record, classes of goods or services, and filing date), and application for copyright registration (including country of filing, serial number, title or description of work, current owner of record, and filing date), which Moog has made with respect to any TC Intellectual Property; and

                (iii) each license, agreement or other permission which Moog or its Affiliates has granted to any third party with respect to any of its or their owned TC Intellectual Property. Moog has delivered to SMP correct and complete copies of all such written (or if oral, a written summary of such) licenses, agreements and permissions (as amended to date).

             (d) With respect to each item of TC Intellectual Property:

                (i) the identified owner possesses all right, title and interest in and to the item;

                (ii) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction or charge; and

                (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand is pending or, to Moog's Knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of the item.

             (e) Section 4.10(e) of the Moog Disclosure Schedule identifies each item of TC Intellectual Property (excluding computer software) that an Affiliate of Moog or any third party owns and that Moog uses in the conduct of the TC Business pursuant to license, subli- cense, agreement, registered user agreement or permission. Moog has delivered to SMP correct and complete copies of all such written (or if oral, a written summary of such) licenses, sublicenses, agreements, registered user agreements and permissions (as amended to date). With respect to each such item of TC Intellectual Property (excluding off-the-shelf computer software available in the open market) not owned by Moog but used by Moog in the conduct of the TC Business:

                (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                (ii) to Moog's Knowledge, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which, with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (iii) with respect to each sublicense, to Moog's Knowledge, the representa- tions and warranties set forth in subsections 4.10(e)(i) through 4.10(e)(iii) above are true and correct with respect to the underlying license; and

                (iv) Moog has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

             (f) Section 4.10(f) of the Moog Disclosure Schedule identifies each item of TC Intellectual Property with respect to which the consent of any third party is required to transfer Moog's interest in such TC Intellectual Property to SMP.

         4.11 INVENTORY. The inventories of the TC Business included in the TC
              ----------
Assets to be transferred to SMP pursuant to this Agreement consist of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods which are not damaged or defective, except those items the value of which have been provided through adequate reserve including a valuation reserve for core inventories in the amount of $637,000 which is included in the purchase price adjustment described in Exhibit G, clause (m). The representation and warranty under this Section 4.11 shall only apply to inventory on hand which is identified by SMP as damaged or defective prior to the sale of such inventory to a customer. This representation and warranty shall not apply to any inventory which is sold to a customer even if the inventory is subsequently returned by the customer because the inventory is (or allegedly is) damaged or defective. The representation and warranty under Section 4.16 applies to inventory which is sold to a customer and is subsequently returned by the customer because the inventory is (or allegedly is) damaged or defective.

         4.12 TANGIBLE TC ASSETS. Moog owns or has a valid leasehold in all TC
              -------------------
Assets necessary for the conduct of the TC Business as presently conducted. The machinery, equipment, tools and dies of Moog included in the TC Assets and used in the conduct of the TC Business are, in the aggregate, in satisfactory operating condition for their current use and are all located on the TC Real Properties or on real property subject to a TC Lease (except for tools and dies located at the premises of various vendors). To Moog's Knowledge,
Section 4.12 of the Moog Disclosure Schedule lists those vendors which have tools and dies which are included in the TC Assets. Section 4.12 of the Moog Disclosure Schedule lists all such tangible TC Assets having a net book value at September 30, 1997 of $10,000 or more and the net book value of each such asset.

         4.13 CERTAIN AGREEMENTS. Section 4.13 of the Moog Disclosure Schedule
              -------------------
lists the following contracts and agreements which are included in the TC
Contracts:

             (a) any TC Leases for the lease of personal property from third parties which involves any obligation to pay annual base rent of more than $25,000;

             (b) any agreement which involves a certain (rather than contingent) obligation of or to the TC Business of more than $100,000;

             (c) any agreement concerning a partnership, joint venture or other agreement involving a sharing of profits or expenses;

             (d) any agreement under which Moog has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Debt (including capitalized lease obligations) which are TC Assumed Liabilities, or under which Moog has incurred a Security Interest on any of the TC Assets;

             (e) any agreement concerning confidentiality;

             (f) any agreement which limits the ability of the TC Business to compete with any Person or in any geographical area;

             (g) sales agency or representative, manufacturer's representative and distributorship agreements;

             (h) any contract, agreement or arrangement between the TC Business and another division of Moog or an Affiliate of Moog which is a TC Assumed Liability; and

             (i) any other material contract, agreement or arrangement entered into other than in the ordinary course of business.

         Moog has made available to SMP a correct and complete copy of each written agreement (or a written summary if the agreement is oral) listed in
Section 4.13 of the Moog Disclosure Schedule (as amended to date). Except as set forth in Section 4.13 of the Moog Disclosure Schedule, with respect to each agreement (written or oral) so listed (i) the agreement is in full force and effect, is legal, valid, binding and enforceable against Moog, and, to Moog's Knowledge, is legal, valid, binding and enforceable against any other party thereto; (ii) the legality, validity, enforceability and effectiveness of the agreement will not in any way be adversely affected by the Closing; (iii) Moog is not, and, to Moog's Knowledge, no other party thereto is in breach or default thereunder or has allowed an event to occur which with notice or lapse of time, or both, would constitute a breach or default by, or permit termination, modification, or acceleration against, such party under such agreement; (iv) no consents are necessary from any third party for the assignment of any such agreements; and (v) each such agreement is terminable by its terms upon no more than 90 days notice.

         4.14 INSURANCE. Section 4.14 of the Moog Disclosure Schedule sets forth
              ----------
the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage) to which Moog or its Affiliates have been a party, a named insured or otherwise the beneficiary of coverage currently in effect covering the TC Assets or otherwise applicable to the TC Business:

             (a) the name of the insurer and the name of the policyholder;

             (b) the period of coverage; and

             (c) the scope (including an indication of whether the coverage is or was on a claims made, occurrence, or other basis), coverage limits and amount of deductibles or self-insured retentions.

         Neither Moog nor, to Moog's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification or acceleration, under the policy.

         4.15 LITIGATION. Except for matters set forth in Section 4.15 of the
              -----------
Moog Disclosure Schedule, there is no (i) action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation pending or, to Moog's Knowledge, threatened against Moog, with respect to the TC Business or any of the TC Assets, before any Governmental Agency, and (ii) judgment, decree, injunction, rule or order of any Governmental Agency outstanding against and unsatisfied by Moog with respect to the TC Business or any of the TC Assets (the matters described in (i) and (ii) including those matters set forth on Section
4.15 of the Moog Disclosure Schedule are collectively referred to as the "EXISTING TC LITIGATION AND CLAIMS").

         4.16 PRODUCT WARRANTY. To Moog's Knowledge, each product manufactured,
              -----------------
sold, leased or delivered by the TC Business has, subject to the amount of defective product returns and other matters set forth in Section 4.16 of the Moog Disclosure Schedule, been in material conformity with all applicable contractual commitments and all express and implied warranties. Section 4.16 of the Moog Disclosure Schedule includes (i) copies of the current standard terms and conditions of sale or lease for the TC Business (containing applicable guaranty, warranty and indemnity provisions) and (ii) the amounts of warranty and guaranty claims brought against the TC Business for the last 3 years.

         4.17 PRODUCT LIABILITY. (a) Except as set forth in Section 4.17 of the
              ------------------
Moog Disclosure Schedule, none of Moog or its Affiliates, is currently, or has been at any time during the last three (3) years, party to any action, suit, proceeding, hearing or governmental investigation arising out of any injury to persons or damage to property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the TC

Business (a "TC PRODUCT LIABILITY CLAIM"). To Moog's Knowledge, no event has occurred which would be reasonably likely to give rise to a TC Product Liability Claim.

             (b) There are no outstanding warranty claims or any pending litigation relating thereto concerning the products of the TC Business that indicate a repeated pattern of product failure, product liability or product recall claims. To Moog's Knowledge, the products of the TC Business conform to the standards of safety customary in the industry of which the TC Business is a part. Except as set forth in Section 4.17 of the Moog Disclosure Schedule, none of the products of the TC Business currently are, or, to Moog's Knowledge, are currently threatened to be, the subject of a product recall. All products of the TC Business advertised or held out as listed or approved by any safety or rating agency comply fully with the requirements of such agencies and no such listing or approval has been or, to Moog's Knowledge, is threatened to be cancelled or withdrawn.

         4.18 EMPLOYEES. (a) Section 4.18(a)(i) of the Moog Disclosure Schedule
              ----------
lists all sales personnel currently employed by Moog in the TC Business who Moog does not currently plan to employ following the Closing (the "TC SCHEDULED SALES PERSONS"), indicating such person's name, title or position, location of employment, current salary or compensation, and date of hire for the purpose of determining years of continuous service. Section 4.18(a)(ii) of the Moog Disclosure Schedule lists all salaried manufacturing, distribution, management and support personnel employed by Moog as of July 21, 1997 or thereafter in the TC Business or in the brake products business conducted by Moog (the "MOOG SCHEDULED TC AND BRAKE SALARIED NON-SALES PERSONS"), indicating such person's name, title or position, location of employment, current salary, and the date of hire for the purpose of determining years of continuous service.

             (b) Section 4.18(b) of the Moog Disclosure Schedule lists all collective bargaining agreements covering any employees of the TC Business, all pending grievances or other collective bargaining disputes, and any claims of unfair labor practices made within the last 3 years by employees of the TC Business.

             (c) Moog has not experienced any strikes or work stoppages within the last five years with respect to employees in the TC Business.

             (d) To Moog's Knowledge, except as described in the following sentence, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the TC Business. In February, 1998 there was initial organizational activity by the Teamsters at the facility in Melrose Park, Illinois; to Moog's Knowledge, there has been no activity in the last 30 days.

         4.19 MOOG EMPLOYEE PLANS; ERISA; EMPLOYEES. (a) Section 4.19(a) of the
             --------------------------------------
Moog Disclosure Schedule sets forth a complete and correct list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity based, severance, termination, change in control, retention, employment, hospitalization or other medical, life insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension or retirement plan program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by Moog or by any trade or business, whether or not incorporated (a "MOOG ERISA AFFILIATE"), that together with Moog would be deemed a "single employer" within the meaning of Section 4001 of ERISA, in each case covering current or former employees in the TC Business (the "MOOG EMPLOYEE PLANS").

             (b) With respect to each Moog Employee Plan, Moog has heretofore delivered or made available to SMP true and complete copies of each of the following documents (including all amendments to such documents):

                (i) any Moog Employee Plan or a written description of any Moog Employee Plan not in writing;

                (ii) the most recent annual report and actuarial report if required under ERISA or if otherwise available;

                (iii) the most recent Summary Plan Description with respect thereto if required under ERISA or if otherwise available;

                (iv) if any Moog Employee Plan or any obligations thereunder are funded through a trust or any other funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

                (v) the most recent determination letter received from the Internal Revenue Service with respect to each Moog Employee Plan intended to qualify under Section 401(a) of the Code.

             (c) No liability under Title I or IV of ERISA, the penalty or excise tax provisions of the Code relating to employee plans or equivalent legislation of a foreign jurisdiction has been incurred by Moog or any of their Moog ERISA Affiliates that has not been satisfied in full, and no condition exists or event has occurred that presents a material risk to Moog or any of the Moog ERISA Affiliates of incurring any such liability.

             (d) No Moog Employee Plan is a "multiemployer plan," as defined in
Section 3(37) of ERISA, nor is any Moog Employee Plan a plan described in
Section 4063(a) of ERISA.

             (e) No Moog Employee Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived. Each Moog Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified; no condition exists or event has occurred since the date of such initial determination that would adversely affect the qualified status of any such Moog Employee Plan; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under Section 501(a) of the Code. Each Moog Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA, the Code and equivalent legislation of a foreign jurisdiction. There are no pending, or to Moog's Knowledge, threatened, claims by or on behalf of any Moog Employee Plan, by any employee or beneficiary covered under any such Moog Employee Plan or otherwise involving any such Moog

Employee Plan or the assets thereof (other than routine claims for benefits).

             (f) Neither Moog nor any of the Moog ERISA Affiliates would be liable for any amount pursuant to Sections 4063 or 4064 of ERISA if any Moog Employee Plan were to terminate. All contributions required to be made to each Moog Employee Plan under the terms of such Moog Employee Plan, applicable law or any applicable collective bargaining agreement have been paid in full when due.

             (g) Except as set forth in Section 4.19(g) of the Moog Disclosure Schedule, no Moog Employee Plan provides benefits, including without limitation death or medical benefits, with respect to Active Employees or Inactive Employees of Moog in the TC Business beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law and
(ii) benefits payable pursuant to any Moog Employee Plan qualified under Section 401(a) of the Code. Except as set forth in Section 4.19(g) of the Moog Disclosure Schedule, the execution, delivery, or consummation of the transactions contemplated by this Agreement will not entitle any employees of the TC Business to severance pay or unemployment compensation.

         4.20 ENVIRONMENTAL MATTERS.
              ----------------------

             (a) Except as set forth in Section 4.20(a) of the Moog Disclosure Schedule, to Moog's Knowledge, Moog is currently in compliance, and has complied at all times in the past, in all material respects with all Environmental Laws in the conduct of the TC Business.

             (b) Except as set forth in Section 4.20(b) of the Moog Disclosure Schedule, to the extent that the TC Business has on its premises, uses or Discharges Hazardous Materials, Moog has obtained all licenses, approvals, registrations, authorizations and permits ("ENVIRONMENTAL PERMITS") required with respect thereto and, to Moog's Knowledge, Moog has been and is in compliance with all material terms, conditions and requirements of such Environmental Permits, a list of which is set forth in Section 4.20 of the Moog Disclosure Schedule. Except as set forth in Section 4.20(b) of the Moog Disclosure Schedule, there are no proceedings to which any of Moog or its Affiliates is a party which are pending or, to Moog's Knowledge, threatened against Moog or its Affiliates seeking to revoke, cancel or suspend any Environmental Permit necessary for the conduct of the TC Business, except where the failure to have obtained such Environmental Permit, or to so comply, or where such proceedings could not reasonably be expected to have a TC Material Adverse Effect. All Environmental Permits relating to the conduct of the TC Business will be assigned by Moog to SMP in accordance with this Agreement, except to the extent the same are not transferable under applicable law.

             (c) Except as set forth in Section 4.20(c) of the Moog Disclosure Schedule, neither Moog nor any of its Affiliates has received any notice from any Governmental Agency or any other Person concerning any Environmental Claims in connection with the operation of the TC Business or with regard to any of the TC Assets and which is currently unresolved. Except as set forth in Section 4.20(c) of the Moog Disclosure Schedule, to Moog's Knowledge, (i) there is no investigational proceeding against Moog or its Affiliates by any federal, state or local environmental or health and safety enforcement agency in connection with the past or present operation of the TC Business or with regard to any of the TC Assets; and
(ii) neither Moog nor any of its Affiliates has any pending or contingent liability for any Environmental Claim in connection with the operation of the TC Business or with regard to any of the TC Assets. Except as set forth in Section 4.20(c) of the Moog Disclosure Schedule, neither Moog nor any of its Affiliates has been subject to any administrative or judicial enforcement action or any third party lawsuits pursuant to any Environmental Laws either now or at any time during the past five years in connection with the operation of the TC Business or with regard to any of the TC Assets.

             (d) Except as set forth in Section 4.20(d) of the Moog Disclosure Schedule, to Moog's Knowledge, there are no conditions at, on, under, near or originating from any of the TC Assets that reasonably and foreseeably (i) may result in the imposition of liability pursuant to any Environmental Law against Moog, or (ii) may result in any investigatory and/or remedial activities pursuant to any Environmental Law.

             (e) Except as set forth in Section 4.20(e) of the Moog Disclosure Schedule, neither Moog nor any of its Affiliates is subject to any remedial obligation under a currently issued and applicable administrative order, decree, or agreement pursuant to an Environmental Law in connection with the operation of the TC Business or with regard to any of the TC Assets.

             (f) Section 4.20(f) of the Moog Disclosure Schedule lists all contracts or other written arrangements currently in effect within the possession, custody or control of Moog relating to the collection, storage, transportation, treatment, recovery, recycling, or Disposal of Hazardous Materials associated with the TC Business to which any of Moog or its Affiliates is a party and, to Moog's Knowledge, any such contracts or written arrangements that are not currently in effect but to which any of Moog or its Affiliates has been a party during the past five years.

             (g) To Moog's Knowledge, except as set forth in Section 4.20(g) of the Moog Disclosure Schedule, no Hazardous Materials have been Discharged or Disposed of by or on behalf of Moog or its Affiliates on any real property currently or formerly owned or leased by Moog and used or previously used in the operation of the TC Business, and to Moog's Knowledge, Section 4.20(g) of the Moog Disclosure Schedule sets forth all off site locations where Hazardous Materials generated by Moog or its Affiliates in the conduct of the TC Business have been generated, used, collected, treated, stored, transported, recovered, recycled, Discharged or Disposed.

             (h) Except as set forth in Section 4.20(h) of the Moog Disclosure Schedule, no real property currently or formerly owned or leased or, to Moog's Knowledge, used by Moog or its Affiliates (including any off-site locations listed in Section 4.20(h) of the Moog Disclosure Schedule) in the TC Business is listed on any federal list of Superfund or National Priorities List sites or similar governmental lists regarding waste sites at which there has been Disposal of Hazardous Materials, nor to Moog's Knowledge is any such property subject to any environmentally-related liens of record.

             (i) Except as set forth in Section 4.20(i) of the Moog Disclosure Schedule, to Moog's Knowledge, and other than as allowed by licenses, approvals and permits which have been obtained and are in full force and effect, the operation of the TC Business, as presently conducted, does not require the emission or Discharge of any Hazardous Material into the air, soil, or Water, or into any sewer system or storm water drainage system at concentrations in excess of permitted or regulatory limits. All equipment needed for the continued and uninterrupted operation of the TC Business as it is currently conducted without such Discharge of Hazardous Materials in excess of permitted or regulatory limits is in satisfactory operating condition.

             (j) Except as set forth in Section 4.20(j) of the Moog Disclosure Schedule, to Moog's Knowledge, all properties and equipment used in the TC Business are now free of friable asbestos and PCB's, and are now and at all times in the past have been free of any underground storage tank, any landfill, dump, hazardous waste management facility as defined pursuant to the federal Resource Conservation and Recovery Act or any comparable state law, or wells used for Disposal, injection or other Discharge.

             (k) Except as set forth in Section 4.20(k) of the Moog Disclosure Schedule, neither Moog nor any of its Affiliates has submitted any notice to any Governmental Agency or other Person, and to Moog's Knowledge none is required, regarding any Discharges of Hazardous Materials of reportable quantity (other than Discharges authorized by Environmental Permits) on, under or from the TC Assets within the past 5 years.

             (l) Except as set forth in Section 4.20(l) of the Moog Disclosure Schedule, none of the real property owned by Moog which is included in the TC Assets is subject to any environmental liens or deed restrictions based on Environmental Law.

         4.21 LEGAL COMPLIANCE. Except with respect to environmental matters
              -----------------
(which are addressed in Section 4.20), to Moog's Knowledge, Moog has complied in all material respects with all laws (including rules and regulations thereunder) of Governmental Agencies applicable to it in connection with the operation of the TC Business.

         4.22 VEHICLES. Section 4.22 of the Moog Disclosure Schedule sets out a
              ---------
complete and correct list of all vehicles owned or operated by Moog for or on behalf of the TC Business included in the TC Assets.


         4.23 GUARANTIES. Section 4.23 of the Moog Disclosure Schedule lists all
              -----------
guaranties, performance bonds, bid bonds, and foreign exchange contracts or commitments which relate to the TC Business.

         4.24 ALL TC ASSETS TRANSFERRED. The TC Assets transferred to SMP at
              --------------------------
Closing shall include all of the assets, contracts, rights and properties of every kind and description, tangible or intangible, owned or leased, real, personal or mixed, necessary to conduct the TC Business, as currently conducted, free of all Security Interests, other than the TC Retained Assets.

         4.25 MOOG PERMITS. Except with respect to environmental permits,
              -------------
licenses and approvals (which are addressed in Section 4.20), Moog has in effect all material permits, licenses, approvals, and other authorizations necessary for the continued conduct of the TC Business as presently conducted (the "MOOG PERMITS"), a list of which is set forth in Section 4.25 of the Moog Disclosure Schedule, and there are no proceedings to which Moog is a party which are pending or, to Moog's Knowledge, threatened against Moog or the TC Business seeking to revoke, cancel or suspend any such Moog Permit. All Moog Permits will be assigned by Moog to SMP in accordance with this Agreement except to the extent that such assignment is not permissible under applicable law.

         4.26 BROKERS' FEES. Neither SMP nor Moog has any liability or
              --------------
obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Moog.

         4.27 CUSTOMERS AND SUPPLIERS. Section 4.27 of the Moog Disclosure
              ------------------------
Schedule contains a list of the 20 largest customers and suppliers of the TC Business (measured by dollar volume of purchases and sales, as applicable) during the past year and the dollar volume of such purchases and sales. To Moog's Knowledge, no such customer or supplier is threatening to terminate, non-renew or materially adversely change its arrangements with Moog with respect to the TC Business.


                                   ARTICLE V.

                      REPRESENTATIONS AND WARRANTIES OF SMP
                      -------------------------------------

         SMP represents and warrants to Moog that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V, except to the extent any representation or warranty relates to a specific date).

         5.1 ORGANIZATION OF SMP. Each of SMP Canada and SMP Parent is duly
             --------------------
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of SMP Canada and SMP Parent is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of the Brake Business or the use, ownership or leasing of properties used in the Brake Business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Brake Material Adverse Effect. Each of SMP Canada and SMP Parent has full corporate power and authority to carry on the Brake Business and to use the properties used by it in the Brake Business.

         5.2 AUTHORIZATION OF TRANSACTION. Each of SMP Canada and SMP Parent has
             -----------------------------
full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the power to convey the Brake Assets. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of SMP Canada and SMP Parent and no other corporate proceedings on the part of SMP Canada and SMP Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SMP Canada and SMP Parent and constitutes the valid and legally binding obligation of SMP Canada and SMP Parent, enforceable in accordance with its terms and conditions.

         5.3 NON-CONTRAVENTION. (a) Except as set forth in Section 5.3(a) of the
             ------------------
disclosure schedule of SMP attached hereto (the "SMP DISCLOSURE SCHEDULE"), and except for the applicable requirements of the H-S-R Act and any applicable "bulk sales" laws, there is no requirement applicable to SMP to make any filing with any Governmental Agency as a condition to the lawful consummation by SMP of the transactions contemplated by this Agreement.

             (b) Except as set forth in Section 5.3(b) of the SMP Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws or other organizational document of SMP Canada or SMP Parent, (ii) except for any applicable "bulk sales" laws, violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, or Governmental Agency to which SMP or any of the Brake Assets is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money or instrument of indebtedness, to which either SMP Canada or SMP Parent is a party or by which SMP Canada or SMP Parent is bound or to which any of the Brake Assets is subject (or result in the imposition of any Security Interest upon any of such Brake Assets), except, with respect for clause (ii) and (iii), for such violations, conflicts, breaches or defaults which would not individually or in the aggregate have a Brake Material Adverse Effect.

         5.4 SMP PRE-CLOSING BALANCE SHEET AND FINANCIAL STATEMENTS. (a) The SMP
             -------------------------------------------------------
Pre-Closing Balance Sheet has been prepared from the books and records of SMP in accordance with the principles, practices, methods and procedures set forth in Exhibit G and reasonably reflects the assets that are Brake Assets and Liabilities that are Brake Assumed Liabilities as of December 31, 1997.

             (b) SMP has previously delivered to Moog the balance sheet of the Brake Business at December 31, 1996 and the income statement of the Brake Business for the year then ended each of which have been prepared in conformity with GAAP, except as set forth in Section 5.4 of the SMP Disclosure Schedule. Such financial statements (i) have been prepared based on the books and records of SMP in accordance with past practices applied on a consistent basis and (ii) present fairly, in all material respects, the financial position and results of operations of the Brake Business as of such date or for such year.

         5.5 UNDISCLOSED LIABILITIES. Except as set forth in Section 5.5 of the
             ------------------------
SMP Disclosure Schedule, SMP has no liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are of the type required to be set forth in the SMP Pre-Closing Balance Sheet, except liabilities, obligations or contingencies which are adequately accrued or reserved against in such balance sheet or which were incurred after December 31, 1997, in the ordinary course of business consistent with past practice or which in the aggregate do not exceed $10,000.

         5.6 EVENTS AFTER JUNE 30, 1997. Since June 30, 1997, there has not been
             ---------------------------
a Brake Material Adverse Effect. Except as set forth in Section 5.6 of the SMP Disclosure Schedule, without limiting the foregoing, since that date, SMP, with respect to the Brake Business, has not:

             (a) (i) sold, leased, transferred, disposed of or assigned any of the Brake Assets, other than finished goods sold in the ordinary course of business or the sale or transfer of other assets which are not material to the Brake Business, all of which is consistent with past practice, or (ii) mortgaged, pledged or otherwise encumbered any Brake Assets, except for Permitted Exceptions;

             (b) made any capital expenditures in excess of $250,000 in the aggregate;

             (c) entered into any contract, agreement, arrangement, lease, sublease, license, sublicense which involves a certain (rather than contingent) obligation of or to SMP with respect to the Brake Business of more than $100,000, except for purchase orders, sales orders and similar contracts entered into in the ordinary course of business consistent with past practice which, in any individual case, did not exceed $500,000;

             (d) created, incurred or assumed any long-term Debt (including obligations in respect of capital leases), or except in the ordinary course of business consistent with past practice, any short-term Debt if, in either case, such Debt would constitute a Brake Assumed Liability;

             (e) made any capital investment in, any loan or advance to, or any acquisition of all or any substantial part of the assets, properties, business or capital stock of, any other Person or entity (or series of related capital investments, loans, advances and acquisitions);

             (f) delayed or postponed the payment of accounts payable and other Liabilities in any amount in the aggregate in excess of $200,000, except in the ordinary course of business consistent with past practices;

             (g) to SMP's Knowledge, cancelled, compromised, waived or released any material right or claim;

             (h) experienced any damage, destruction or loss (whether or not covered by insurance) of property either involving more than $100,000, singly, or $200,000, in the aggregate;

             (i) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

             (j) granted any increase in the compensation or employee benefits of any of the officers or employees of the Brake Business, other than routine salary or hourly increases made pursuant to present salary review procedures in the ordinary course of business consistent with past practice;

             (k) except for "stay on" bonuses disclosed in Section 5.6 of the SMP Disclosure Schedule, adopted any (i) bonus, (ii) profit-sharing, (iii) incentive compensation, (iv) pension, (v) retirement, (vi) medical, hospitalization, life or other insurance, (vii) severance or (viii) other plan, contract or commitment for any of the officers or employees of the Brake Business, or modified or terminated any such existing plan, contract or commitment.

             (l) failed to maintain any insurance relating to the Brake Business in full force and effect, assigned or transferred such insurance or the proceeds thereof to any Person, failed to pay any premiums due thereunder, or caused, suffered or permitted any act or failure to act which could cause such insurance to be canceled or terminated;

             (m) failed to give any required notice or failed to present any claims of known occurrences under any insurance relating to the Brake Business or failed to take any other required or appropriate action with respect thereto in due and timely fashion or cancelled those insurance policies for occurrences relating to the Brake Business on or prior to Closing or caused or permitted any retroactive cancellation of insurance coverage relating to the Brake Business in effect prior to Closing or for occurrences prior to Closing;

             (n) made any change in accounting methods, principles, procedures or practices, except as required by GAAP, any such changes to be set forth on
Section 5.6 of the SMP Disclosure Schedule;

             (o) amended its certificate or articles of incorporation or bylaws in a manner that adversely affects the transactions contemplated by this Agreement;

             (p) entered into any agreement, contract or commitment to do any of the foregoing; or

             (q) made or revoked any Tax election or settled or compromised any Tax Liability relating to the Brake Business or the Brake Assets.

         5.7 TAX MATTERS. (a) Except liens for Taxes not yet due, there are no
             ------------
Tax liens upon, pending against or, to SMP's Knowledge, threatened in writing against any of the Brake Assets that arose in connection with any failure to file a Tax Return or to pay any Taxes.

             (b) SMP has, in relation to the Brake Business, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

             (c) There is no dispute or claim concerning any Liability for Taxes relating to any of the Brake Assets or the Brake Business.

         5.8 BRAKE LEASES FOR REAL PROPERTY. Section 5.8 of the SMP Disclosure
             -------------------------------
Schedule sets forth a true and correct list of each Brake Lease which relates to real property, which constitutes all of the real property leased by SMP and used exclusively in the Brake Business. SMP has delivered to Moog correct and complete copies of the leases and subleases (as amended to date) listed in
Section 5.8 of the SMP Disclosure Schedule. Regarding each lease and sublease listed in Section 5.8 of the SMP Disclosure Schedule:

             (a) the lease or sublease is in full force and effect, is legal, valid, binding and enforceable against SMP, and, to SMP's Knowledge, is legal, valid, binding and enforceable against each other party thereto;

             (b) SMP is not in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or would permit termination, modification, or acceleration thereunder, by the other party thereto, and, to SMP's Knowledge, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or would permit termination, modification, or acceleration thereunder, by SMP;

             (c) all facilities have received all approvals of Governmental Agencies (including SMP Permits) required of SMP in connection with the construction, leasing or operation thereof, and have been operated and maintained in accordance with applicable laws, rules and regulations, except where the failure to do so could not reasonably be expected to have a Brake Material Adverse Effect; and

             (d) there are no (i) pending condemnation proceedings relating to the property against SMP or its Affiliates or, to SMP's Knowledge, pending condemnation proceedings relating to the property against any other parties or threatened against SMP, its Affiliates or any other parties, (ii) pending litigation or administrative actions relating to the property against SMP or its Affiliates or, to SMP's Knowledge, pending litigation or administrative actions relating to the property against any other parties or threatened against SMP, its Affiliates or any other parties, or (iii) to SMP's Knowledge, other matters materially and adversely affecting the current use, occupancy or value of the property.

         5.9 BRAKE REAL PROPERTY. (a) Section 5.9 of the SMP Disclosure Schedule
             --------------------
lists and describes the Brake Real Property (other than the Real Property located in Middletown, CT and Rural Retreat, VA) which constitutes all of the real property owned by SMP and used exclusively in the Brake Business. SMP has on the date hereof good, valid and marketable title to such real property free and clear of all Security Interests.

             (b) SMP has not entered into any lease, subleases, licenses, or other agreements granting to any third party the right to use or occupy all or any portion of the Brake Real Property.

             (c) Except pursuant to this Agreement, SMP has not granted any outstanding options or rights of first refusal to purchase, lease or license any Brake Real Property.

             (d) SMP has not received any notice of any pending, threatened or contemplated condemnation proceeding affecting the Brake Real Property and no proceedings or real estate tax certiorari protests are now pending for the reduction of the assessed valuation of the Brake Real Property.

             (e) SMP has not received any written notice from any Governmental Agency (i) stating or alleging that any improvements at the Brake Real Property have not been constructed in accordance with applicable law or (ii) requiring or advising as to the need for any material repair, alteration, restoration or improvement in connection with the Brake Real Property.

         5.10 BRAKE INTELLECTUAL PROPERTY. (a) SMP owns or has the right to use
              ----------------------------
pursuant to license, sublicense, agreement or permission all Brake Intellectual Property and the Brake Intellectual Property constitutes all the intellectual property necessary for the operation of the Brake Business as presently conducted. Subject to SMP obtaining the consents of any third party required to transfer SMP's interest in the Brake Intellectual Property to Moog as provided in Section 5.10(f) below, each item of Brake Intellectual Property will be owned or available for use by Moog on identical terms and conditions effective upon the Closing.

             (b) To SMP's Knowledge, SMP has not, in the conduct of the Brake Business or in its use of the Brake Intellectual Property, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties. SMP and the directors and officers (and employees with responsibility for Brake Intellectual Property matters) of SMP, have not received during the five year period prior to this Agreement any charge, complaint, claim or notice alleging that the conduct by SMP of the Brake Business or any use by SMP of the Brake Intellectual Property constitutes any such interference, infringement, misappropriation or violation. To SMP's Knowledge, during the five year period prior to this Agreement, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Brake Intellectual Property.

             (c) Section 5.10(c) of the SMP Disclosure Schedule identifies:

                (i) each patent (including issuing country, number, current assignee of record, title and issue date), each trademark and service mark registration (including issuing country, number, description of mark, current owner of record and issue date), each unregistered trademark and service mark for which no application for registration is pending (including a description of the mark and the goods or services with which it is used) and each copyright registration (including issuing country, number, title or description of work, current owner of record and issue date) currently in effect, owned by SMP, and included in the Brake Intellectual Property;

                (ii) each pending patent application (including country of filing, serial number, current owner of record, title and filing date), application for registration of a trademark or service mark (including country of filing, serial number, description of mark, current owner of record, classes of goods or services, and filing date), and application for copyright registration (including country of filing, serial number, title or description of work, current owner of record, and filing date), which SMP has made with respect to any Brake Intellectual Property; and

                (iii) each license, agreement or other permission which SMP or its Affiliates has granted to any third party with respect to any of its or their owned SMP Intellectual Property. SMP has delivered to Moog correct and complete copies of all such written (or if oral, a written summary of such) licenses, agreements and permissions (as amended to date).

             (d) With respect to each item of Brake Intellectual Property:

                (i) the identified owner possesses all right, title and interest in and to the item;

                (ii) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction or charge; and

                (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand is pending or, to SMP's Knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of the item.

             (e) Section 5.10(e) of the SMP Disclosure Schedule identifies each item of Brake Intellectual Property (excluding computer software) that an Affiliate of SMP or any third party owns and that SMP uses in the conduct of the Brake Business pursuant to license, sublicense, agreement, registered user agreement or permission. SMP has delivered to Moog correct and complete copies of all such written (or if oral, a written summary of such) licenses, sublicenses, agreements, registered user agreements and permissions (as amended to date). With respect to each such item of Brake Intellectual Property (excluding off-the-shelf computer software available in the open market) not owned by SMP but used by SMP in the conduct of the Brake Business:

                (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                (ii) to SMP's Knowledge, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which, with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (iii) with respect to each sublicense, to SMP's Knowledge, the representations and warranties set forth in subsections 5.10(e)(i) through 5.10(e)(iii) above are true and correct with respect to the underlying license; and

                (iv) SMP has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

             (f) Section 5.10(f) of the SMP Disclosure Schedule identifies each item of Brake Intellectual Property with respect to which the consent of any third party is required to transfer SMP's interest in such Brake Intellectual Property to Moog.

         5.11 INVENTORY. The inventories of the Brake Business included in the
              ----------
Brake Assets to be transferred to Moog pursuant to this Agreement consist of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods which are not damaged or defective, except those items the value of which have been provided through adequate reserve. The representation and warranty under this Section 5.11 shall only apply to inventory on hand which is identified by Moog as damaged or defective prior to the sale of such inventory to a customer. This representation and warranty shall not apply to any inventory which is sold to a customer even if the inventory is subsequently returned by the customer because the inventory is (or allegedly is) damaged or defective. The representation and warranty under Section 5.16 applies to inventory which is sold to a customer and is subsequently returned by the customer because the inventory is (or allegedly is) damaged or defective.

         5.12 TANGIBLE BRAKE ASSETS. SMP owns or has a valid leasehold in all
              ----------------------
Brake Assets necessary for the conduct of the Brake Business as presently conducted. The machinery, equipment, tools and dies of SMP included in the Brake Assets used in the conduct of the Brake Business are, in the aggregate, in satisfactory operating condition for their current use and are all located on the Brake Real Properties or on real property subject to a Brake Lease (except for tools and dies located at the premises of various vendors). To SMP's Knowledge, Section 5.12 of the SMP Disclosure Schedule lists those vendors which have tools and dies which are included in the Brake Assets. Section 5.12 of the SMP Disclosure Schedule lists all such tangible TC Assets having a net book value at December 31, 1997 of $10,000 or more and the net book value of each such asset.

         5.13 CERTAIN AGREEMENTS. Section 5.13 of the SMP Disclosure Schedule
              -------------------
lists the following contracts and agreements which are included in the Brake
Contracts:

             (a) any Brake Leases for the lease of personal property from third parties which involves an obligation to pay annual base rent of more than $25,000;

             (b) any agreement which involves a certain (rather than contingent) obligation of or to the Brake Business of more than $100,000;

             (c) any agreement concerning a partnership, joint venture or other agreement involving a sharing of profits or expenses;

             (d) any agreement under which SMP has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Debt (including capitalized lease obligations) which are Brake Assumed Liabilities or under which SMP has incurred a Security Interest on any of the Brake Assets;

             (e) any agreement concerning confidentiality;

             (f) any agreement which limits the ability of the Brake Business to compete with any Person or in any geographical area;

             (g) sales agency or representative, manufacturer's representative and distributorship agreements;

             (h) any contract, agreement or arrangement between the Brake Business and another division of SMP or an Affiliate of SMP which is a Brake Assumed Liability; and

             (i) any other material contract, agreement or arrangement entered into other than in the ordinary course of business.

             SMP has made available to Moog a correct and complete copy of each written agreement (or a written summary if the agreement is oral) listed in
Section 5.13 of the SMP Disclosure Schedule (as amended to date). Except as set forth in Section 5.13 of the SMP Disclosure Schedule, with respect to each agreement (written or oral) so listed: (i) the agreement is in full force and effect, is legal, valid, binding and enforceable against SMP, and, to SMP's Knowledge, is legal, valid, binding and enforceable against any other party thereto; (ii) the legality, validity, enforceability and effectiveness of the agreement will not in any way be adversely affected by the Closing; (iii) SMP is not, and, to SMP's Knowledge, no other party thereto is in breach or default thereunder or has allowed an event to occur which with notice or lapse of time, or both, would constitute a breach or default by, or permit termination, modification, or acceleration against, such party under such agreement; (iv) no consents are necessary from any third party for the assignment of any such agreements; and (v) each such agreement is terminable by its terms upon no more than 90 days notice.

         5.14 INSURANCE. Section 5.14 of the SMP Disclosure Schedule sets forth
              ----------
the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage) to which SMP or its Affiliates have been a party, a named insured or otherwise the beneficiary of coverage currently in effect in relation to the Brake Business:

             (a) the name of the insurer and the name of the policyholder;

             (b) the period of coverage; and

             (c) the scope (including an indication of whether the coverage is or was on a claims made, occurrence, or other basis), coverage limits and amount of deductibles or self-insured retentions.

             Neither SMP nor, to SMP's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification or acceleration, under the policy.

         5.15 LITIGATION. Except for matters set forth in Section 5.15 of the
              -----------
SMP Disclosure Schedule, there is no (i) action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation pending or, to SMP's Knowledge, threatened against SMP, with respect to the Brake Business or any of the Brake Assets, before any Governmental Agency, and (ii) judgment, decree, injunction, rule or order of any Governmental Agency outstanding against and unsatisfied by SMP with respect to the Brake Business or any of the Brake Assets (the matters described in (i) and (ii) including those matters set forth on Section 5.15 of the SMP Disclosure Schedule are collectively referred to as the "EXISTING BRAKE LITIGATION AND CLAIMS").

         5.16 PRODUCT WARRANTY. To SMP's Knowledge, each product manufactured,
              -----------------
sold, leased or delivered by the Brake Business has, subject to the amount of defective product returns set forth in Section 5.16 of the SMP Disclosure Schedule, been in material conformity with all applicable contractual commitments and all express and implied warranties. Section 5.16 of the SMP Disclosure Schedule includes (i) copies of the current standard terms and conditions of sale or lease for the Brake Business (containing applicable guaranty, warranty and indemnity provisions) and (ii) the amounts of warranty and guaranty claims brought against the Brake Business for the last 3 years.

         5.17 PRODUCT LIABILITY. (a) Except as set forth in Section 5.17 of the
              ------------------
SMP Disclosure Schedule, none of SMP or its Affiliates, is currently, or has been at any time during the last three (3) years, party to any action, suit, proceeding, hearing or governmental investigation arising out of any injury to persons or damage to property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Brake Business (a "BRAKE PRODUCT LIABILITY CLAIM"). To SMP's Knowledge, no event has occurred which would be reasonably likely to give rise to a Brake Product Liability Claim.

             (b) There are no outstanding warranty claims or any pending litigation relating thereto concerning the products of the Brake Business that indicate a repeated pattern of product failure, product liability or product recall claims. To SMP's Knowledge, the products of the Brake Business conform to the standards of safety customary in the industry of which the Brake Business is a part. None of the products of the Brake Business currently are, or, to SMP's Knowledge, are currently threatened to be, the subject of a product recall. All products of the Brake Business advertised or held out as listed or approved by any safety or rating agency comply fully with the requirements of such agencies and no such listing or approval has been or, to SMP's Knowledge, is threatened to be cancelled or withdrawn.

         5.18 EMPLOYEES. (a) Section 5.18(a)(i) of the SMP Disclosure Schedule
              ----------
lists all sales personnel currently employed by SMP in the Brake Business who SMP does not currently plan to employ following the Closing (the "BRAKE SCHEDULED SALES PERSONS"), indicating such person's name, title or position, location of employment, current salary or compensation, and date of hire for the purpose of determining years of continuous service. Section 5.18(a)(ii) of the SMP Disclosure Schedule lists all salaried manufacturing, distribution, management and support personnel employed by SMP as of July 21, 1997 or thereafter in the Brake Business or in the temperature control products business conducted by SMP (the "SMP SCHEDULED TC AND BRAKE SALARIED NON-SALES PERSONS"), indicating such person's name, title or position, location of employment, current salary or compensation, and the date of hire for the purpose of determining years of continuous service.

             (b) Section 5.18(b) of the SMP Disclosure Schedule lists all collective bargaining agreements covering any employees of the Brake Business, all pending grievances 0r other collective bargaining disputes, and any claims of unfair labor practices made within the last 3 years by employees of the Brake Business.

             (c) SMP has not experienced any strikes or work stoppages within the last five years with respect to employees in the Brake Business.

             (d) To SMP's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Brake Business.

         5.19 SMP EMPLOYEE PLANS; ERISA; EMPLOYEES. (a) Section 5.19(a) of the
              -------------------------------------
SMP Disclosure Schedule sets forth a complete and correct list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity based, severance, termination, change in control, retention, employment, hospitalization or other medical, life insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension or retirement plan program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by SMP or by any trade or business, whether or not incorporated (an "SMP ERISA AFFILIATE"), that together with SMP would be deemed a "single employer" within the meaning of Section 4001 of ERISA, in each case covering current or former employees of the Brake Business (the "SMP EMPLOYEE PLANS").

             (b) With respect to each SMP Employee Plan, SMP has heretofore delivered or made available to SMP true and complete copies of each of the following documents (including all amendments to such documents):

                (i) any SMP Employee Plan or a written description of any SMP Employee Plan not in writing;

                (ii) the most recent annual report and actuarial report if required under ERISA or if otherwise available;

                (iii) the most recent Summary Plan Description with respect thereto if required under ERISA or if otherwise available;

                (iv) if any SMP Employee Plan or any obligations thereunder are funded through a trust or any other funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

                (v) the most recent determination letter received from the Internal Revenue Service with respect to each SMP Employee Plan intended to qualify under section 401(a) of the Code.

             (c) No liability under Title I or IV of ERISA, the penalty or excise tax provisions of the Code relating to employee plans or equivalent legislation of a foreign jurisdiction has been incurred by Moog or any of their SMP ERISA Affiliates that has not been satisfied in full, and no condition exists or event has occurred that presents a material risk to Moog or any of the SMP ERISA Affiliates of incurring any such liability.

             (d) No SMP Employee Plan is a "multiemployer plan," as defined in section 3(37) of ERISA, nor is any SMP Employee Plan a plan described in section 4063(a) of ERISA.

             (e) No SMP Employee Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived. Each SMP Employee Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified; no condition exists or event has occurred since the date of such initial determination that would adversely affect the qualified status of any such SMP Employee Plan; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code. Each SMP Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA, the Code and equivalent legislation of a foreign jurisdiction. There are no pending, or to the SMP's Knowledge, threatened, claims by or on behalf of any SMP Employee Plan, by any employee or beneficiary covered under any such SMP Employee Plan or otherwise involving any such SMP Employee Plan or the assets thereof (other than routine claims for benefits).

             (f) Neither SMP nor any of its SMP ERISA Affiliates would be liable for any amount pursuant to Section 4063 or 4064 of ERISA if any SMP Employee Plan were to terminate. All contributions required to be made to each SMP Employee Plan under the terms of such SMP Employee Plan, applicable law or any applicable collective bargaining agreement have been paid in full when due.

             (g) Except as set forth in Section 5.19(g) of the SMP Disclosure Schedule, no SMP Employee Plan provides benefits, including without limitation death or medical benefits, with respect to Active Employees or Inactive Employees of SMP in the Brake Business beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law and
(ii) benefits payable pursuant to any SMP Employee Plan qualified under Section 401(a) of the Code. Except as set forth in Section 5.19(g) of the SMP Disclosure Schedule, the execution, delivery, or consummation of the transactions contemplated, by this Agreement will not entitle any employees of the Brake Business to severance pay or unemployment compensation.

         5.20 ENVIRONMENTAL MATTERS. (a) Except as set forth in Section 5.20(a)
              ----------------------
of the SMP Disclosure Schedule, to SMP's Knowledge, SMP is currently in compliance, and has complied at all times in the past, in all material respects with all Environmental Laws in the conduct of the Brake Business.

             (b) Except as set forth in Section 5.20(b) of the SMP Disclosure schedule, to the extent that the Brake Business has on its premises, uses or Discharges Hazardous Materials, SMP has obtained all Environmental Permits required with respect thereto and, to SMP's Knowledge, SMP has been and is in compliance with all material terms, conditions and requirements of such Environmental Permits, a list of which is set forth in Section 5.20 of the SMP Disclosure Schedule. Except as set forth in Section 5.20(b) of the SMP Disclosure Schedule, there are no proceedings to which any of SMP or its Affiliates is a party which are pending or, to SMP's Knowledge, threatened against SMP or its Affiliates seeking to revoke, cancel or suspend any Environmental Permit necessary for the conduct of the Brake Business, except where the failure to have obtained such Environmental Permit or to so comply, or where such proceedings could not reasonably be expected to have a Brake Material Adverse Effect. All Environmental Permits relating to the conduct of the Brake Business will be assigned by SMP to Moog in accordance with this Agreement, except to the extent the same are not transferable under applicable law.

             (c) Except as set forth in Section 5.20(c) of the SMP Disclosure Schedule, neither SMP nor any of its Affiliates has received any notice from any Governmental Agency or any other Person concerning any Environmental Claim in connection with the operation of the Brake Business or with regard to any of the Brake Assets and which is currently unresolved. To SMP's Knowledge, (i) there is no investigational proceeding against SMP or its Affiliates by any federal, state or local environmental or health and safety enforcement agency in connection with the past or present operation of the Brake Business or with regard to any of the Brake Assets; and (ii) neither SMP nor any of its Affiliates has any pending or contingent liability for any Environmental Claim in connection with the operation of the Brake Business or with regard to any of the Brake Assets. Except as set forth in Section 5.20(c) of the SMP Disclosure Schedule, neither SMP nor any of its Affiliates has been subject to any administrative or judicial enforcement action or any third party lawsuits pursuant to any Environmental Laws either now or at any time during the past five years in connection with the operation of the Brake Business or with regard to any of the Brake Assets.

             (d) Except as set forth in Section 5.20(d) of the SMP Disclosure Schedule, to SMP's Knowledge, there are no conditions at, on, under, near or originating from any of the Brake Assets that reasonably and foreseeably (i) may result in the imposition of liability pursuant to any Environmental Law against SMP, or (ii) may result in any investigatory and/or remedial activities pursuant to any Environmental Law.

             (e) Except as set forth in Section 5.20(e) of the SMP Disclosure Schedule, neither SMP nor any of its Affiliates is subject to any remedial obligation under a currently issued and applicable administrative order, decree, or agreement pursuant to an Environmental Law in connection with the operation of the Brake Business or with regard to any of the Brake Assets.

             (f) Section 5.20(f) of the SMP Disclosure Schedule lists all contracts or other written arrangements currently in effect and within the possession, custody or control of SMP relating to the collection, storage, transportation, treatment, recovery, recycling, or Disposal of Hazardous Materials associated with the Brake Business to which any of SMP or its Affiliates is a party and, to SMP's Knowledge, any such contracts or written arrangements that are not currently in effect but to which any of SMP or its Affiliates has been a party during the past five years.

             (g) To SMP's Knowledge, except as set forth in Section 5.20(g) of the SMP Disclosure Schedule, no Hazardous Materials have been Discharged or Disposed of by or on behalf of SMP or its Affiliates on any real property currently or formerly owned or leased by SMP and used or previously used in the operation of the Brake Business, and to SMP's Knowledge, Section 5.20(g) of the SMP Disclosure Schedule sets forth all off site locations where Hazardous Materials generated by SMP or its Affiliates in the conduct of the Brake Business have been generated, used, collected, treated, stored, transported, recovered, recycled, Discharged or Disposed.

             (h) Except as set forth in Section 5.20(h) of the SMP Disclosure Schedule, no real property currently or formerly owned or leased or, to SMP's Knowledge, used by SMP or its Affiliates (including any off-site locations listed in Section 5.20(h) of the SMP Disclosure Schedule) in the Brake Business is listed on any federal list of Superfund or National Priorities List sites or similar governmental lists regarding waste sites at which there has been Disposal of Hazardous Materials, nor to SMP's Knowledge is any such property subject to any environmentally-relat- ed liens of record.

             (i) To SMP's Knowledge, and other than as allowed by licenses, approvals and permits which have been obtained and are in full force and effect, the operation of the Brake Business, as presently conducted, does not require the emission or Discharge of any Hazardous Material into the air, soil, or Water, or into any sewer system or storm water drainage system at concentrations in excess of permitted or regulatory limits. All equipment needed for the continued and uninterrupted operation of the Brake Business as it is currently conducted without such Discharge of Hazardous Materials in excess of permitted or regulatory limits is in satisfactory operating condition.

             (j) Except as set forth in Section 5.20(j) of the SMP Disclosure Schedule, to SMP's Knowledge, all properties and equipment used in the Brake Business are now free of friable asbestos and PCB's, and are now and at all times in the past have been free of any underground storage tank, any landfill, dump, hazardous waste management facility as defined pursuant to the federal Resource Conservation and Recovery Act or any comparable state law, or wells used for Disposal, injection or other Discharge.

             (k) Except as set forth in Section 5.20(k) of the SMP Disclosure Schedule, neither SMP nor any of its Affiliates has submitted any notice to any Governmental Agency or other Person, and to SMP's Knowledge none is required, regarding any Discharges of Hazardous Materials of reportable quantity (other than Discharges authorized by Environmental Permits) on, under or from the Brake Assets within the past 5 years.

             (l) Except as set forth in Section 5.20(l) of the SMP Disclosure Schedule, none of the real property owned by SMP which is included in the Brake Assets is subject to any environmental liens or deed restrictions based on Environmental Law.

         5.21 LEGAL COMPLIANCE. Except with respect to environmental matters
              -----------------
(which are addressed in Section 5.20), to SMP's Knowledge, SMP has complied in all material respects with all laws (including rules and regulations thereunder) of Governmental Agencies applicable to it in connection with the operation of the Brake Business.

         5.22 VEHICLES. Section 5.22 of the SMP Disclosure Schedule sets out a
              ---------
complete and correct list of all vehicles owned or operated by SMP for or on behalf of the Brake Business included in the Brake Assets.

         5.23 GUARANTIES. Section 5.23 of the SMP Disclosure Schedule lists all
              -----------
guaranties, performance bonds, bid bonds and foreign exchange contracts or commitments which relate to the Brake Business.

         5.24 ALL BRAKE ASSETS TRANSFERRED. The Brake Assets transferred to Moog
              -----------------------------
at Closing shall include all of the assets, contracts, rights and properties of every kind and description, tangible or intangible, owned or leased, real, personal or mixed, necessary to conduct the Brake Business as currently conducted, free of all Security Interests, other than the Brake Retained Assets.

         5.25 SMP PERMITS. Except with respect to environmental permits,
              ------------
licenses and approvals (which are addressed in Section 5.20) SMP has in effect all material permits, licenses, approvals, and other authorizations necessary for the continued conduct of the Brake Business as presently conducted (the "SMP PERMITS"), a list of which is set forth in Section 5.25 of the SMP Disclosure Schedule, and there are no proceedings to which SMP is a party which are pending or, to SMP's Knowledge, threatened against SMP or the Brake Business seeking to revoke, cancel or suspend any such SMP Permit. All SMP Permits will be assigned by SMP to Moog in accordance with this Agreement except to the extent that such assignment is not permissible under applicable law.

         5.26 BROKERS' FEES. Neither Moog nor SMP has any liability or
              --------------
obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SMP.

         5.27 CUSTOMERS AND SUPPLIERS. Section 5.27 of the SMP Disclosure
              ------------------------
Schedule contains a list of the 20 largest customers and suppliers of the Brake Business (measured by dollar volume of purchases and sales, as applicable) during the past year and the dollar volume of such purchases and sales. To SMP's Knowledge, no such customer or supplier is threatening to terminate, non-renew or materially adversely change its arrangements with SMP with respect to the Brake Business.

         5.28 INDUSTRIAL DEVELOPMENT REVENUE BONDS. As of the date of this
              -------------------------------------
Agreement, the outstanding balance including any future payments due under the $2.5 million Arkansas Development Finance Authority Industrial Development Bonds (Standard Motor Products, Inc. Project) Series 1989, is $655,000 plus interest accrued to the Closing Date and the outstanding balance including any future payments due under the $1.8 million Industrial Development Revenue Bonds (Standard Motor Products, Inc. Project) Series 1990, is $685,000 plus accrued interest. SMP is not, and to SMP's Knowledge, no other party thereto is in breach or default under: (i) such $2.5 million bonds or any related agreements including the Promissory Note, Loan Agreement and Mortgage and Security Agreement between SMP and the Arkansas Development Finance Authority or (ii) such $1.8 million bonds or any related agreements including the Lease Agreement dated June 1, 1990 between SMP and the City of Manila. The tax exempt status of the bonds referred to in clauses (i) and (ii) above will not in any way be adversely affected by the Closing.

                                   ARTICLE VI

                              PRE-CLOSING COVENANTS
                              ---------------------

         The Parties agree as follows regarding the period between the execution of this Agreement and the Closing (and where indicated following the Closing).

         6.1 REASONABLE BEST EFFORTS. Each Party will use its commercially
             ------------------------
reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the Closing conditions set forth in Article X below at the earliest practicable time), subject to the qualifications expressly set forth in this Agreement.

         6.2 NOTICES AND CONSENTS. Each Party will, and will cause its
             ---------------------
Affiliates, to give any notices to third parties, and will, and will cause its Affiliates to, use all commercially reasonable efforts to obtain, or to assist the other Party with obtaining, any third-party consents that are required to consummate the transactions contemplated by this Agreement or that the other Party may reasonably request in connection with the matters disclosed or required to be disclosed in the Moog Disclosure Schedule or the SMP Disclosure Schedule, as the case may be. Each Party will file (and each of them will cause their Affiliates to file) any notification and report forms and related material that such party or its Affiliates may be required to file with any Governmental Agency, including, without limitation, under the H-S-R Act as provided in
Section 6.3 below.

         6.3 H-S-R ACT. (a) Each Party shall furnish to the other such necessary
             ----------
information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the H-S-R Act. The Parties shall keep each other apprised of the status of any material communications with and any inquiries or requests for additional information made by any Governmental Agency. The Parties shall, upon request of the U.S. Federal Trade Commission, U.S. Department of Justice or any other Governmental Agency, supply such agency with any additional information requested as promptly as practicable and shall use their good faith reasonable efforts to cause the satisfaction or termination of the applicable waiting period under the H-S-R Act or any extension thereof.

             (b) Notwithstanding the foregoing, neither Party shall be required to: (i) divest or hold separate any assets, including any asset of the TC Business or Brake Business, (ii) agree to any limitation with respect to, or its ability to retain, the TC Business or Brake Business or any portion thereof or any of its other assets or businesses, or (iii) contest any suit or proceeding brought by the U.S. Federal Trade Commission or U.S. Department of Justice that seeks to restrain or prohibit the consummation of this Agreement or attempt to lift or rescind any injunction or restraining order obtained by the U.S. Federal Trade Commission or U.S. Department of Justice adversely affecting the ability of the Parties hereto to consummate the transactions contemplated hereby.

                  6.4 OPERATION OF THE TC BUSINESS AND THE BRAKE BUSINESS. (a) From the date hereof to the Closing, Moog agrees: (i) to operate the TC Business in the ordinary course consistent with past practices in all material respects,
(ii) to use commercially reasonable efforts to preserve the TC Business intact, to keep available to the TC Business the services of the key employees of such business, and to preserve the goodwill of the customers, suppliers and others having business relations with the TC Business, and (iii) not to take any of the actions described in Section 4.6 except as approved in advance in writing by SMP, such approval not to be unreasonably withheld or delayed.

             (b) From the date hereof to the Closing, SMP agrees: (i) to operate the Brake Business in the ordinary course consistent with past practices in all material respects, (ii) to use commercially reasonable efforts to preserve the Brake Business intact, to keep available to the Brake Business the services of the key employees of such business, and to preserve the goodwill of the customers, suppliers and others having business relations with the Brake Business, and (iii) not to take any of the actions described in Section 5.6 except as approved in advance in writing by Moog, such approval not to be unreasonably withheld or delayed.

         6.5 FULL ACCESS. (a) Moog will permit representatives of SMP upon
             ------------
reasonable notice to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the TC Business, to all premises, properties, personnel, attorneys, accountants books and records of or pertaining to the TC Business and other aspects of the TC Business' operations which SMP shall reasonably request including providing access to the TC Real Properties and real properties subject to the TC Leases for environmental investigations such as conducting soil, groundwater and other intrusive sampling.

             (b) SMP will permit representatives of Moog upon reasonable notice to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Brake Business, to all premises, properties, personnel, attorneys, accountants books and records of or pertaining to the Brake Business, and other aspects of the Brake Business' operations which Moog shall reasonably request including providing access to the Brake Real Properties and real properties subject to the Brake Leases for environmental investigations such as conducting soil, groundwater and other intrusive sampling.

             (c) Between the date of this Agreement and the Closing Date, the Parties will hold and will cause their respective Affiliates, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Letter of Intent between Moog and SMP dated July 21, 1997, all documents and information furnished by one Party to the other or its representatives in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained in accordance with such Letter of Intent.

         6.6 TITLE INSURANCE AND SURVEYS. Prior to Closing, Moog shall obtain
             ----------------------------
and deliver to SMP with respect to each parcel of TC Real Properties, and SMP shall obtain and deliver to Moog with respect to each parcel of Brake Real Properties, the following title insurance commitments, policies and surveys.

             (a) With respect to each such parcel of real estate, Moog or SMP, as the case may be, shall obtain and deliver an ALTA Owner's Policy of Title Insurance Form B-1987 (or an equivalent policy acceptable to the Party acquiring the real property if the real property is located in a jurisdiction in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) insuring title to such real property to be in the Party acquiring the real property as of the Closing (subject only to Permitted Exceptions). The title insurance policy shall be issued by a title insurer satisfactory to the Party acquiring the real property and the policy shall be in such amount as such Party may determine to be the fair market value of such real property (including all improvements located thereon).

             (b) Each title insurance policy delivered hereunder shall (i) insure title to the real property and all recorded easements benefitting such real property, (ii) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (iii) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the survey delivered with respect to such property, (iv) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, and (v) if the real property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another.

             (c) With respect to each such parcel of real property as to which a title insurance policy is to be procured pursuant to this Section 6.6, the Party transferring such property shall procure in preparation for the Closing a current survey of the real property certified to the Party acquiring such property, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys. The survey shall disclose the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and shall show access affirmatively to public streets and roads. The survey shall not disclose any material survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing.

             (d) The cost of the title insurance commitments, policies and surveys obtained pursuant to this Section 6.6 shall be shared equally by the Parties.

         6.7 EXCLUSIVITY. (a) Moog will not (and will cause its Affiliates and
             ------------
the TC Business not to), (i) solicit, initiate, respond to, entertain or encourage the submission of any proposal or offer from any Person relating to any transaction which, directly or indirectly, involves the TC Business or (ii) to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do, or seek to do the foregoing. Moog will notify SMP immediately if any Person makes any proposal, offer, inquiry, expression of intent or contact with respect to the foregoing.

             (b) SMP will not (and will cause its Affiliates and the Brake Business not to), (i) solicit, initiate, respond to, entertain or encourage the submission of any proposal or offer from any Person relating to any transaction which, directly or indirectly, involves the Brake Business or (ii) to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do the foregoing. SMP will notify Moog immediately if any Person makes any proposal, offer, inquiry, expression of intent or contact with respect to the foregoing.

             (c) Notwithstanding the foregoing, nothing contained in this
Section 6.7 shall prohibit a Party from considering and responding to an unsolicited bid for itself or the TC Business or the Brake Business, as the case may be; provided, that such Party issues a negative response to the unsolicited bid.

         6.8 SUPPLY AGREEMENTS. On or prior to the Closing, SMP shall enter into
             ------------------
the Rubber Supply Agreement and SMP shall enter into a Screw Machine Products Supply Agreement with Moog Company for screw machine products.

         6.9 DISCLOSURE SUPPLEMENTS. From time to time after the date of this
             -----------------------
Agreement and prior to the Closing, Moog will promptly supplement or amend the Moog Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described therein or which is necessary to correct any information therein or in any representation and warranty of Moog which has been rendered inaccurate thereby. From time to time after the date of this Agreement and prior to the Closing, SMP will promptly supplement or amend the SMP Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described therein or which is necessary to correct any information therein or in any representation and warranty of SMP which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Moog contained in Article IV and the accuracy of the representations and warranties of SMP contained in Article V in order to determine the fulfillment of the conditions set forth in Sections 10.3(a) and 10.2(a), respectively, the Moog Disclosure Schedule and the SMP Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

         6.10 DISPOSAL OF CERTAIN HAZARDOUS MATERIALS. Prior to Closing, each
              ----------------------------------------
Party will remove and properly dispose at off-site locations all Hazardous Materials existing in any baghouses, tanks, drums, pails, sumps, filters or other collection devices or containers located at their respective facilities; PROVIDED, HOWEVER, that any Hazardous Materials properly stored in non-leaking containers for future use in the business as raw materials, manufacturing supplies or maintenance supplies need not be removed and disposed of.

         6.11 TERMINATION OF JOINT VENTURE AGREEMENT WITH DALIAN YONGFENG CAR
              ---------------------------------------------------------------
PARTS CO. LTD.. Prior to Closing, SMP shall use commercially reasonable efforts
--------------
to dissolve or otherwise terminate its joint venture with Dalian Yongfeng Car Parts Co. Ltd. and to have its joint venture partner return to SMP the equipment which SMP supplied to the joint venture. Any such equipment which Dalian Yongfeng Car Parts Co. Ltd. may return to SMP shall be delivered to Moog at no cost to Moog.

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                                  ARTICLE VII.

                             POST-CLOSING COVENANTS
                             ----------------------

         The Parties agree as follows regarding the period following the Closing (and, where indicated, before the Closing).

         7.1 FURTHER ASSURANCES. If, after the Closing, any further action is
             -------------------
necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XI). Moog acknowledges and agrees that from and after the Closing, SMP will be entitled, at its own expense, to reasonable access to all Brake Books and Records. SMP acknowledges and agrees that from and after the Closing, Moog will be entitled, at its own expense, to reasonable access to the TC Books and Records.

         7.2 LITIGATION SUPPORT. In the event and for so long as any Party
             -------------------
actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the TC Business or the Brake Business, the other Party will cooperate with it or its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books, records and properties as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XI). Notwithstanding the foregoing, this Section 7.2 shall not apply to any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand where both Parties (or their respective Affiliates) are or may be involved as contesting or defending parties and the Parties do or may have adverse interests.

         7.3 TRANSITIONAL MATTERS. (a) Moog will not take any action that is
             ---------------------
designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the TC Business from maintaining the same business relationships with the TC Business after the Closing as it maintained with the TC Business prior to the Closing. Moog will refer all customer inquiries relating to the TC Business to SMP from and after the Closing.

             (b) SMP will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Brake Business from maintaining the same business relationships with the Brake Business after the Closing as it maintained with the Brake Business prior to the Closing. SMP will refer all customer inquiries relating to the Brake Business to Moog from and after the Closing.

             (c) For a period of up to six (6) months from the Closing Date (the "TRANSITION PERIOD"), Moog shall provide SMP with management information system services for the TC Business in accordance with the terms set forth on Exhibit
L. If SMP notifies Moog in writing on or before 30 days before the expiration of the Transition Period that SMP will continue to need Moog to provide management information services after the Transition Period, then Moog shall continue to provide such services for a period of up to 12 months from the Closing Date. If Moog provides management information services to SMP after the Transition Period: (i) SMP shall reimburse Moog for all out-of-pocket costs incurred by Moog to provide such services after the Transition Period including, but not limited to, the cost of Moog's employees and the cost of any temporary personnel retained by Moog to provide such services; and (ii) SMP shall indemnify Moog from all Adverse Consequences arising from or relating to claims by any Person who is leasing, licensing or otherwise providing software to Moog that the providing of such services by Moog, constitutes an assignment or transfer by Moog of its interest or rights to such software without such Person's consent, requires Moog to pay fees or other consideration to such Person in order to allow Moog to provide such services to SMP, or otherwise constitutes a violation of the terms of the lease, license or other arrangement between Moog and such Person. Moog shall use commercially reasonable efforts to provide SMP with management information services pursuant to the terms of this Section 7.3(c) but Moog shall not be responsible for any errors in reports, data or other information provided to SMP under this Section 7.3(c) including any errors resulting from the failure of the systems to be "Year 2000" compliant, other than errors caused by the negligence of Moog.

             (d) During the Transition Period, SMP shall provide Moog with management information system services for the Brake Business in accordance with the terms set forth on Exhibit M. SMP shall use commercially reasonable efforts to provide SMP with management information services pursuant to the terms of this Section 7.3(d), but SMP shall not be responsible for any errors in reports, data or other information provided to Moog under this Section 7.3(d) including any errors resulting from the failure of the systems to be "Year 2000" compliant, other than errors caused by the negligence of SMP.

             (e) Following Closing and for a period not to extend beyond December 31, 1998, Moog shall provide SMP with support for tech-line services, catalogue services and customer service for the TC Business transferred to SMP. SMP shall reimburse Moog for all out-of-pocket expenses incurred by Moog to provide such support. Moog shall issue an invoice to SMP for such support services on a monthly basis and SMP shall pay such invoice within 30 days of the date of such invoice.

             (f) Following Closing and for a period not to extend beyond June 30, 1998, SMP shall provide Moog with support for processing exports for the Brake Business transferred to Moog. Moog shall reimburse SMP for all out-of-pocket expenses incurred by SMP to provide such support. SMP shall issue an invoice to Moog for such support services on a monthly basis and Moog shall pay such invoice within 30 days of the date of such invoice.

             (g) Following Closing and for a period of up to 90 days thereafter, Moog shall provide SMP the following accounting services for the TC Business: accounts payable, order processing, invoicing, collection, accounts receivable and purchasing. Moog shall provide such services to SMP at no cost for the first 15 days following Closing. SMP shall reimburse Moog for all out-of-pocket expenses incurred by Moog to provide any such services after the 15th day following Closing. Moog shall issue and invoice to SMP for such services on a monthly basis and SMP shall pay such invoice within 30 days of the date of the invoice.

             (h) At SMP's request, Moog has retained the services of Gary Hueser, Ken Spates and Bill Wallace to provide marketing services to SMP following Closing. SMP will reimburse Moog all out-of-pocket expenses incurred by Moog for such marketing services for a period of 4 months following Closing. SMP shall also indemnify Moog for any Adverse Consequences relating to the actions of the employees providing such marketing services after Closing.

         7.4 CONFIDENTIALITY. (a) Moog will treat and hold as such all
             ----------------
confidential information concerning the TC Business or the TC Assets, refrain from using any of the confidential information except in connection with this Agreement and deliver promptly to SMP or (subject to applicable law) destroy, at the request of SMP, all tangible embodiments (and all copies) of the confidential information relating exclusively to the TC Business or the TC Assets which are in its possession. If Moog is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such confidential information, Moog will notify SMP promptly of the request or requirement so that SMP may seek an appropriate protective order or waive compliance with the provisions of this Section 7.4(a). If, in the absence of a protective order or the receipt of a waiver hereunder, Moog or its Affiliates is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt or suffer a substantial penalty, Moog or its Affiliates may disclose the confidential information to the tribunal. In such event, Moog or its Affiliates shall use its or their reasonable best efforts to obtain, at the reasonable request and expense of SMP, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as SMP shall designate. Notwithstanding the foregoing, this Section 7.4(a) shall not apply to information which is or becomes generally available to the public other than as a result of disclosure after the Closing Date by Moog or the agents or representatives or Moog.

             (b) SMP will treat and hold as such all confidential information concerning the Brake Business, refrain from using any of the confidential information except in connection with this Agreement and deliver promptly to Moog or (subject to applicable law) destroy, at the request of Moog, all tangible embodiments (and all copies) of the confidential information relating exclusively to the Brake Business or the Brake Assets which are in its possession. If SMP is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such confidential information, SMP will notify Moog promptly of the request or requirement so that Moog may seek an appropriate protective order or waive compliance with the provisions of this Section 7.4(b). If, in the absence of a protective order or the receipt of a waiver hereunder, SMP or its Affiliates is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, SMP or its Affiliates may disclose the confidential information to the tribunal. In such event, SMP or its Affiliates shall use its or their reasonable best efforts to obtain, at the reasonable request and expense of Moog, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as Moog shall designate. Notwithstanding the foregoing, this Section 7.4(b) shall not apply to information which is or becomes generally available to the public other than as a result of disclosure after the Closing Date by SMP or the agents or representatives of SMP.


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



         7.5 CONSENTS. If any required consent or agreement is not obtained by
             ---------
the Closing and the Party required to obtain such consent (and, if the obtaining of such consent is a condition to another Party's obligation to close, such other Party) desires to close the transaction anyway, the Parties will cooperate in any reasonable arrangement to provide such Party with the benefits under or with respect to the matter as to which the relevant consents or agreements were not obtained as if such consents or agreements were obtained.

         7.6 PRESS RELEASES. Both before and after Closing, the Parties and
             ---------------
their respective Affiliates will consult with each other before issuing any press release or news media release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, and no Party, without the prior written consent of the other Party (which consent will not be unreasonably withheld), will issue any such press release or news media release or make such public statement with respect to this Agreement or the transactions contemplated hereby, except as required by applicable law or stock exchange rules.

         7.7 ALLOCATION. The Parties will agree upon the allocation of like-kind
             -----------
properties exchanged, liabilities assumed or relieved, adjusted bases of properties exchanged, and cash or other property transferred or received hereunder in accordance with Section 1031 and the Treasury regulations thereunder and Treasury Regulation ss. 1.1060-1T(h) which allocation shall be agreed upon within ninety (90) days of the Closing Date and shall specify an "exchange group" for each item as provided in Treasury Regulation ss.1.1031(j)-1. Each Party will report the exchange of the TC Assets and the Brake Assets, consistent with such allocation, to the Internal Revenue Service and any other Tax authority within the time period and in the manner required by law. Each Party agrees to file all Tax Returns consistent with such allocation and not to take any position inconsistent with such allocation, except as required by law. Each Party will promptly notify the other if a Tax authority disagrees with any aspect of such allocation.

         7.8 TAX ASSISTANCE. Moog shall, and shall cause the employees of the
             ---------------
Brake Business to, and SMP shall, and shall cause the employees of the TC Business to, (i) provide the other Party with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Tax authority or judicial or administrative proceedings relating to liability for Taxes, (ii) retain and provide the other Party any records or other information that may be relevant to such return, audit or examination, proceeding or determination and (iii) provide the other Party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other Party for any period. Without limiting the foregoing, Moog shall retain, and shall cause the employees of the Brake Business to retain, and SMP shall retain, and shall cause the TC Business to retain, until six (6) months following the expiration of the applicable statutes of limitation (including any extensions), copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.

         7.9 TAX PROCEEDINGS. Each Party shall exercise, at its expense, complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by the other Party, for which such Party or its Affiliates may be liable or against which such Party may be required to indemnify the other Party pursuant to this Agreement. Each Party shall promptly notify the other Party if, in connection with any such inquiry, examination or proceeding, any Governmental Agency proposes in writing to make any assessment or adjustment with respect to Tax items of such Party, which assessments or adjustments could affect the TC Business or the Brake Business, as the case may be, following the Closing Date, and shall consult with such other Party with respect to any such proposed assessment or adjustment.

         7.10 UNEMPLOYMENT TAX EXPERIENCE. (a) The state unemployment tax
              ----------------------------
experience of the TC Business shall be transferred to SMP at the sole discretion of SMP. The decision to transfer such unemployment tax experience may be made separately for each state in which the TC Business is conducted. If SMP elects to transfer the aforementioned state unemployment tax experience in a particular state, Moog will timely execute the necessary governmental filings to accomplish this transfer.

             (b) The state unemployment tax experience of the Brake Business shall be transferred to Moog at the sole discretion of Moog. The decision to transfer such unemployment tax experience may be made separately for each state in which the Brake Business is conducted. If Moog elects to transfer the aforementioned state unemployment tax experience in a particular state, SMP will timely execute the necessary governmental filings to accomplish this transfer.

         7.11 EMPLOYMENT TAX COMPLIANCE. Moog and SMP agree to use the
              --------------------------
alternative procedure described in Section 5 of Revenue Procedure 84-77, 1984-2 Cum. Bull. 753, for preparing and filing Forms W-2, W-3, W-4, W-5, and 941 for the calendar year in which the Closing occurs with respect to those individuals who are employed by one Party immediately preceding the Closing and by the other Party immediately thereafter. Each Party shall provide to the other Party such assistance, cooperation and access to such books and records as may be reasonably necessary to comply with this provision.

         7.12 PRODUCT RETURNS ADJUSTMENT. (a) Not later than twenty (20) days
              ---------------------------
after the period ending ninety (90) days following the Closing Date (i) Moog shall prepare and furnish to SMP a schedule (the "BRAKE RETURNS SCHEDULE") reflecting, for the 90 day period following the Closing Date, the actual amount of overstock returns (net of the average recovery rate over the prior 24 months) of products of the Brake Business (the "OVERSTOCK BRAKE RETURNS AMOUNT") and the actual amount of product warranty returns (with no reduction for any recoveries) of products of the Brake Business (the "WARRANTY BRAKE RETURNS AMOUNT"); and
(ii) SMP shall prepare and furnish to Moog a schedule (the "TC RETURNS SCHEDULE") reflecting, for the 90 day period following the Closing Date, the actual amount of overstock returns (net of the average recovery rate over the prior 24 months) of products of the TC Business (the "OVERSTOCK TC RETURNS AMOUNT") and the actual amount of product warranty returns (with no reductions for any recoveries) of products of the TC Business (the "WARRANTY TC RETURNS AMOUNT"). Each Party shall promptly make available or provide to the other Party such books and records (or copies thereof) as are reasonably requested by the other Party to allow the other Party to confirm the information on the Brake Returns Schedule and TC Returns Schedule, as the case may be.

             (b) To the extent that (i) the sum of the Overstock Brake Returns Amount and Warranty Brake Returns Amount exceeds the sum of the amounts accrued for overstock and product warranty returns on the SMP Final Closing Balance Sheet, SMP shall pay to Moog in accordance with Section 2.14, an amount equal to fifty percent (50%) of such excess or (ii) the sum of the Overstock Brake Returns Amount and Warranty Brake Returns Amount is less than the sum of the amounts accrued for overstock and product warranty returns on the SMP Final Closing Balance Sheet, Moog shall pay to SMP an amount equal to fifty percent (50%) of such deficit.

             (c) To the extent that (i) the sum of the Overstock TC Returns Amount and Warranty TC Returns Amount exceeds the sum of the amounts accrued for overstock and product warranty returns on the Moog Final Closing Balance Sheet, Moog shall pay to SMP in accordance with Section 2.14, an amount equal to fifty percent (50%) of such excess or (ii) the sum of the Overstock TC Returns Amount and Warranty TC Returns Amount is less than the sum of the amounts accrued for overstock and product warranty returns on the Moog Final Closing Balance Sheet, SMP shall pay to Moog an amount equal to fifty percent (50%) of such deficit.

             (d) Any Party may set-off any amounts due to such Party pursuant to
Section 7.12(b) or 7.12(c) against any payment due from such Party pursuant to either such Section. Any payment to be made pursuant to this Section 7.12 shall be made within ten (10) Business Days following receipt of the Brake Returns Schedule and the TC Returns Schedule.

         7.13 USE OF EXCLUDED TRADEMARKS AND TRADE NAMES. (a) Section 7.13 of
              -------------------------------------------
the Moog Disclosure Schedule sets forth the trademarks, service marks and trade names used by Moog in the TC Business, but which are not included in the TC Assets transferred to SMP because such trademarks, service marks and trade names are also used by Moog or its Affiliates in other businesses (the "EXCLUDED MOOG TRADEMARKS AND TRADE NAMES"). SMP may sell, use and distribute products and materials including all packages, sales aids, sales literature, signage and stationery which bear the Excluded Moog Trademarks and Trade Names for a period not to exceed one year after the Closing Date, provided SMP uses the Excluded Moog Trademark and Trade Names on the same products and materials and in the same manner as used by Moog in the TC Business prior to the Closing Date.

             (b) Section 7.13 of the SMP Disclosure Schedule sets forth the trademarks, service marks and trade names used by SMP in the Brake Business, but which are not included in the Brake Assets transferred to Moog because such trademarks, service marks and trade names are also used by SMP or its Affiliates in other businesses (the "EXCLUDED SMP TRADEMARKS AND TRADE NAMES"). Moog may sell, use and distribute products and materials including all packages, sales aids, sales literature, signage and stationery which bear the Excluded SMP Trademarks and Trade Names for a period not to exceed [one year] after the Closing Date, provided Moog uses the Excluded SMP Trademarks and Trade Names on the same products and materials and in the same manner as used by SMP in the Brake Business prior to the Closing Date.

         7.14 EXISTING INSURANCE COVERAGE. (a) At Closing, Moog will cancel
              ----------------------------
insurance coverage applicable to the TC Business for occurrences or claims made after the Closing Date; PROVIDED, HOWEVER, that the remaining insurance coverage shall be available to SMP with respect to insured occurrences or claims made relating to the TC Business on or prior to the Closing Date, if and only to the extent that SMP has assumed or paid the loss or liability attributed to such occurrences. If, after the Closing, Moog actually receives from an insurer cash proceeds (excluding any return of premium or reimbursed attorneys or investigation or other fees) attributable to such insurance coverage with respect to any insured occurrences or any series of occurrences on or prior to the Closing Date or any claims that were asserted on

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or prior to the Closing Date, then such cash proceeds shall be paid to SMP net of any deductible, co-payment, retro fees, self-insured premiums, defense costs or other charges paid or payable to the insurance carrier or obligations to reimburse the insurance carrier for which Moog is liable, to the extent that SMP has assumed or paid the loss or liability attributed to such occurrences. SMP shall reimburse Moog for any administrative costs, retro fees, premiums, self-insured or deductible loss costs or other expenses that Moog is charged after the Closing by such insurance carrier relating to claims paid to SMP subsequent to Closing under insurance coverage applicable to the TC Business prior to Closing.

             (b) At Closing, SMP will cancel insurance coverage applicable to the Brake Business for occurrences or claims made after the Closing Date; PROVIDED, HOWEVER, that the remaining insurance coverage shall be available to Moog with respect to insured occurrences or claims made relating to the Brake Business on or prior to the Closing Date, if and only to the extent that Moog has assumed or paid the loss or liability attributed to such occurrences. If, after the Closing, SMP actually receives from an insurer cash proceeds (excluding any return of premium or reimbursed attorneys or investigation or other fees) attributable to such insurance coverage with respect to any insured occurrences or any series of occurrences on or prior to the Closing Date or any claims that were asserted on or prior to the Closing Date, then such cash proceeds shall be paid to Moog net of any deductible, co-payment, retro fees, self-insured premiums, defense costs or other charges paid or payable to the insurance carrier or obligations to reimburse the insurance carrier for which SMP is liable, to the extent that Moog has assumed or paid the loss or liability attributed to such occurrences. Moog shall reimburse SMP for any administrative costs, retro fees, premiums, self-insured or deductible loss costs or other expenses that SMP is charged after the Closing by such insurance carrier relating to claims paid to Moog subsequent to Closing under insurance coverage applicable to the Brake Business prior to Closing.

         7.15 LETTERS OF CREDIT.
              ------------------

             (a) SMP shall use all commercially reasonable efforts to replace, on or as soon as practicable after the Closing Date, all "TC Letters of Credit" (as defined below) existing on the Closing Date, and SMP shall reimburse Moog and its Affiliates for any Liability that Moog or its Affiliates incur in connection with any TC Letter of Credit as a result of such TC Letter of Credit not being so replaced (or otherwise terminated) including the value of any payments made under a claim or drawing together with associated costs and fees to maintain, renew or extend such TC Letters of Credit to the extent such payments, costs and fees relate to the period after the Closing Date. "TC LETTERS OF CREDIT" shall mean, collectively, each commercial letter of credit or standby letter of credit that relates exclusively to the TC Business and is either specifically described in Section 7.15(a) of the Moog Disclosure Schedule or is created after the date of this Agreement in the ordinary course of conducting the TC Business consistent with past practices and as to which Moog has notified SMP in writing prior to the Closing Date. If by April 30, 1998, SMP has not effected the complete replacement of all outstanding TC Letters of Credit such that Moog and its Affiliates are fully released from any liability related thereto, SMP shall obtain and deliver to Moog letters of credit in favor of Moog, from financial institutions and on terms reasonably acceptable to Moog, which fully cover the liabilities under each such TC Letter of Credit then outstanding. Moog or its Affiliates may elect not to renew or extend any TC Letter of Credit if SMP has not obtained and delivered to Moog the letters of credit in favor of Moog required because of SMP's failure to effectuate any replacement required under this Section 7.15(a). Any election by Moog or its Affiliates not to

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renew or extend a TC Letter of Credit shall not affect any of SMP's indemnification obligations hereunder.

             (b) Moog shall use all commercially reasonable efforts to replace, on or as soon as practicable after the Closing Date, all "Brake Letters of Credit" (as defined below) existing on the Closing Date, and Moog shall reimburse SMP and its Affiliates for any Liability that SMP or its Affiliates incur in connection with any Brake Letter of Credit as a result of such Brake Letter of Credit not being so replaced (or otherwise terminated) including the value of any payments made under a claim or drawing together with associated costs and fees to maintain, renew or extend such Brake Letters of Credit to the extent such payments, costs and fees relate to the period after the Closing Date. "BRAKE LETTERS OF CREDIT" shall mean, collectively, each commercial letter of credit or standby letter of credit that relates exclusively to the Brake Business and is either specifically described in Section 7.15(b) of the SMP Disclosure Schedule or is created after the date of this Agreement in the ordinary course of conducting the Brake Business consistent with past practices and as to which SMP has notified Moog in writing prior to the Closing Date. If by April 30, 1998, Moog has not effected the complete replacement of all outstanding Brake Letters of Credit such that SMP and its Affiliates are fully released from any liability related thereto, Moog shall obtain and deliver to SMP letters of credit in favor of SMP, from financial institutions and on terms reasonably acceptable to SMP, which fully cover the liabilities under each such Brake Letter of Credit then outstanding. SMP or its Affiliates may elect not to renew or extend any Brake Letter of Credit if Moog has not obtained and delivered to SMP the letters of credit in favor of SMP required because of Moog's failure to effectuate any replacement required under this Section 7.15(b). Any election by SMP or its Affiliates not to renew or extend a Brake Letter of Credit shall not affect any of Moog's indemnification obligations hereunder.

         7.16 NON-COMPETITION AGREEMENT.
              --------------------------

             (a) For a period of five years after the Closing Date, neither Moog nor any of its Affiliates shall directly or indirectly (except as contemplated by the Screw Machine Products Supply Agreement) (i) design, develop, manufacture, market, service, supply or distribute any temperature control products and components to support vehicle systems designed to regulate temperature for passengers ("TC COMPETITIVE PRODUCTS") in North America and any other country in which Moog conducted TC Business during the three years prior to the Closing Date or (ii) engage in, manage, operate, be connected with or acquire any interest in, as an employee, consultant, advisor, agent, owner, partner, co-venturer, principal, director, shareholder, lender or otherwise, any business competitive with the TC Business (as determined by whether such business manufacturers, markets or sells TC Competitive Products) as conducted on the date hereof or on the Closing Date, including the manufacturing and/or distributing of stand alone motors which are TC Competitive Products (a "TC COMPETITIVE BUSINESS") in North America or any other country in which Moog conducted TC Business during the three years prior to the Closing Date. Notwithstanding the foregoing, nothing herein shall be construed to prevent Moog and its Affiliates from: (i) designing, developing, manufacturing, marketing, servicing, supplying or distributing brass components and brake lines; (ii) owning, in the aggregate, no more than 5% of the outstanding shares of any publicly held corporation which is a TC Competitive Business which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association, so long as such shares are held for passive investment purposes only and neither Moog nor any of its Affiliates in actively involved in the management or operation of such TC Competitive Business; or
(iii) acquiring a business (a "TARGET") which includes a TC Competitive Business provided the annual sales derived from the TC Competitive Business of such Target are not more than 20% of such Target's total annual sales based on the Target's most recent annual financial statements. Further, the restrictions in this Section 7.16(a) shall not apply to any Person who is not an Affiliate of Moog and who acquires all of the shares or substantially all of the assets of Moog Company, Moog Parent or Cooper Canada.

             (b) For a period of five years after the Closing Date, neither SMP nor any of its Affiliates shall directly or indirectly (except as contemplated by the Rubber Supply Agreement) (i) design, develop, manufacture, market, service, supply or distribute any brake products and components to support brake systems ("BRAKE COMPETITIVE PRODUCTS") in North America and any other country in which SMP conducted the Brake Business during the three years prior to the Closing Date or (ii) engage in, manage, operate, be connected with or acquire any interest in, as an employee, consultant, advisor, agent, owner, partner, co-venturer, principal, director, shareholder, lender or otherwise, any business competitive with the Brake Business (as determined by whether such business manufacturers, markets or sells Brake Competitive Products) as conducted on the date hereof or on the Closing Date (a "BRAKE COMPETITIVE BUSINESS"), in North America or any other country in which SMP conducted the Brake Business during the three years prior to the Closing Date. Notwithstanding the foregoing, nothing herein shall be construed to prevent SMP and its Affiliates from (i) designing, developing, manufacturing, marketing, servicing or supplying remanufactured anti-skid brake system control modules; (ii) owning, in the aggregate, no more than 5% of the outstanding shares of any publicly held corporation which is a Brake Competitive Business which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association, so long as such shares are held for passive investment purposes only and neither SMP nor any of its Affiliates is actively involved in the management or operations of such Brake Competitive Business; or (iii) acquiring a business (a "TARGET") which includes a Brake Competitive Business provided the annual sales derived from the Brake Competitive Business of such Target are not more than 20% of such Target's total annual sales based on the Target's most recent annual financial statements. Further, the restrictions in this Section 7.16(b) shall not apply to any Person who is not an Affiliate of SMP and who acquires all of the shares or substantially all of the assets of SMP Parent or SMP Canada.

             (c) The Parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 7.16 are reasonable. In the event that any court or arbitrator determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Each Party agrees that damages are an inadequate remedy for any breach of this provision and that the non-breaching Party shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-

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competition provision. The covenants contained in this Section 7.16 are deemed to be material and each Party is entering into this Agreement relying on such covenants.

         7.17 COMPLIANCE WITH CONNECTICUT TRANSFER ACT. Within ten (10) days
              -----------------------------------------
following the Closing Date, SMP will, if required by the Connecticut Transfer Act, comply with such Act as it relates to the transfer of SMP's facility in Berlin, Connecticut to Moog including an acknowledgement that SMP will be the "certifying party" and SMP will provide Moog with copies of all required filings to comply with such act.

         7.18 LOAN FROM MOOG TO SMP. No later than 10 days following the later
              ----------------------
of (i) the Closing Date; or (ii) the date that SMP closes its financing for the $108.5 million credit facility between SMP and the Bank of New York (as Documentation Agent) and Chase Manhattan Bank (as Administrative Agent) et. al., Moog Automotive Products, Inc. shall (or shall cause one of its Affiliates to) fund a loan to Standard Motor Products, Inc. in the amount of $22.5 million upon the delivery to Moog (or its Affiliate) of loan documents which, except for the principal payment terms which shall be governed by the formula provided in paragraph 6 of SMP's letter dated January 28, 1998, shall include the same provisions as the Revolving Credit and Guaranty Agreement among SMP, the Chase Manhattan Bank (as Administrative Agent) and The Bank of New York (as Documentation Agent) et. al. and any related agreements. The formula for principal payments to Moog provides for payments at a rate of 75% of SMP's paydown of any principal payments under the Revolving Credit and Guaranty Agreement on a pro-rata basis of the outstanding balance due under the loan from Moog. As an example, the formula for principal payments to Moog for a two month period would be calculated as follows:

                                                   BANKS       MOOG       TOTAL

Loan Balance at the end of Month 0                $100         $20          $120
Pro-rata Loan Percent                               83.3%      16.7%        100%
Principal payments Month 1                                                  $ 10
Moog principal payment allocation at 75%            12.5%*
Principal payments March 1                        $  8.75      $ 1.25
Loan Balance at end of Month 1                    $ 91.25      $18.75       $110
Pro-rata Loan Percent                               82.9%       17.1%       100%
Principal payments Month 2                                                  $ 15
Moog principal payment allocation at 75%            12.8%**
Principal payments Month 2                        $ 13.08       $ 1.92
Loan Balance at end of Month 2                    $ 78.17       $16.83      $ 95

*.75 times 16.7%                 **.75 times 17.1%




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         7.19 UNPROCESSED INVENTORY AS OF THE CLOSING DATE.
              ---------------------------------------------

             (a) Within fifteen (15) days following the Closing Date, Moog shall
(i) process and identify any unprocessed inventory as of the Closing Date returned by customers of the Brake Business; and (ii) send SMP the processing documents for such inventory. SMP shall be responsible for issuing the credit to the customers which returned such unprocessed inventory.

             (b) Within fifteen (15) days following the Closing Date, SMP shall:
(i) process and identify any unprocessed inventory as of the Closing Date returned by customers of the TC Business; and (ii) send Moog the processing documents for such inventory. Moog shall be responsible for issuing the credit to the customers which returned such unprocessed inventory.

         7.20 CONSIGNED INVENTORY.
              --------------------

             (a) As of Closing, Moog shall consign to SMP $15 million of inventory. The consigned inventory shall consist of air compressor finished goods inventory at the facilities at 2500 West Oak Street and at Tile Factory Road in Palestine, Texas and will be comprised of the following part numbers set forth in the order of priority on Section 7.20(a) of the Moog Disclosure Schedule. If the total of such inventory at Palestine is less than the total amount of consigned inventory, then inventory at the Dyersburg location (based on mutually agreed part numbers) will make up the difference.

             (b) SMP shall not permit the amount of consigned inventory on hand at any time to fall below the Minimum Consigned Inventory Amount. The "Minimum Consigned Inventory Amount" equals $10 million less the sum of: (i) the total principal payments made by SMP to Moog under the promissory note referred to in
Section 7.18, and (ii) the total payments made by SMP to Moog for consigned inventory sold by SMP. If a sale of consigned inventory by SMP would reduce the consigned inventory below the Minimum Consigned Inventory Amount, then SMP shall not sell such consigned inventory unless Moog receives payment from SMP on or before the sale of such consigned inventory by SMP to its customer.

             (c) SMP shall conspicuously identify or otherwise segregate the consigned inventory from other inventory of SMP so it is evident to any third parties that the consigned inventory is owned by Moog. Within 15 days following the end of each month, SMP shall send Moog a report setting forth, as of the end of the preceding month the amount of consigned inventory on hand together with a calculation of the Minimum Consigned Inventory Amount. SMP shall also allow representatives of Moog access to the Palestine facility to inspect the consigned inventory.

             (d) Subject to the final sentence of paragraph (b) above, during the period of one year following Closing, SMP shall pay Moog for consigned inventory sold by SMP (i) no later than forty-five (45) days following the last day of the month in which SMP sells such inventory with respect to sales made during any gross calendar month on or before September 30, 1998; and (ii) no later than fifteen (15) days following the last day of the month in which SMP sells such inventory with respect to sales made during any given calendar month after September 30, 1998. The price for the consigned inventory shall be the value of such inventory as determined under Exhibit G clauses(c)(i), (ii) and
(iii). SMP will sell consigned inventory

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before SMP sells other inventory owned by SMP which is the same product as that included in the consigned inventory. At any time when the consigned inventory falls below $10 million, any amount of consigned inventory which exceeds the Minimum Consigned Inventory Amount will no longer be deemed consigned inventory under this Section 7.20 and may be commingled with SMP's inventory.

             (e) On or before the first anniversary of Closing, SMP shall pay Moog an amount equal to (i) the excess of the Moog Final Closing Net Book Value over the SMP Final Closing Net Book Value, without giving effect to the consignment provisions of this Section 7.20 hereof, less (ii) any amounts paid or to be paid under or in accordance with the provisions of subsection (d) above.

             (f) If SMP fails to timely make the payments described in paragraphs (b), (d) and (e) above, SMP shall pay Moog interest on such amount at the rate of twelve percent (12%) per annum from the due date of such payment.

         7.21 PRODUCT RETURNS ASSOCIATED WITH CHANGEOVER OF TRAK AUTOMOTIVE. SMP
              --------------------------------------------------------------
shall be responsible for issuing a credit to CSK for any products returned by CSK relating to the changeover of the Trak Automotive stores. Moog shall process and identify any such products returned by CSK and Moog shall send SMP the processing documents for such product returns so SMP can issue the credit to CSK. Moog shall pay SMP an amount determined by a side letter from SMP to Moog dated March 30, 1998.


                                  ARTICLE VIII

                                EMPLOYEE MATTERS
                                ----------------

         8.1 EMPLOYMENT AND SEVERANCE FOR SALES PERSONS. (a) Within five (5)
             -------------------------------------------
days before the Closing Date: (i) Moog shall provide SMP a list of the Brake Scheduled Sales Persons that Moog wishes to employ following the Closing Date and shall offer employment to such individuals upon terms and conditions as Moog shall, in its sole discretion, deem appropriate, and (ii) SMP shall provide Moog a list of the TC Scheduled Sales Persons that SMP wishes to employ following the Closing Date and shall offer employment to such individuals upon terms and conditions as SMP shall, in its sole discretion, deem appropriate. Each TC Scheduled Sales Person who accepts the offer of employment from SMP is hereinafter referred to as an "TC TRANSFERRING SALES PERSON" and each Brake Scheduled Sales Person who accepts the offer of employment from Moog is hereinafter referred to as a "BRAKE TRANSFERRING SALES PERSON."

             (b) Moog shall be responsible for (i) all relocation expenses incurred by the Brake Transferring Sales Persons, (ii) all termination or severance payments and other Liabilities to TC Scheduled Sales Persons who do not become TC Transferring Sales Persons and (iii) all termination or severance payments and other Liabilities to any Brake Transferring Sales Person who is terminated by Moog following the Closing Date.

             (c) SMP shall be responsible for (i) all relocation expenses incurred by the TC Transferring Sales Persons, (ii) all termination or severance payments and other Liabilities to Brake Scheduled Sales Persons who do not become Brake Transferring Sales Persons and (iii) all termination or severance payments and other Liabilities to any TC Transferring Sales Person who is terminated by SMP following the Closing Date.

         8.2 EMPLOYMENT AND SEVERANCE FOR NON-SALES PERSONS. (a) Effective as of
             -----------------------------------------------
the Closing Date, Moog shall offer employment to all Active Employees of the Brake Business who are in manufacturing, distribution, management and support positions. Such offer of employment shall be upon such terms and conditions as Moog shall, in it sole discretion, deem appropriate. Effective as of the Closing Date, SMP shall offer employment to all Active Employees of the TC Business who are in manufacturing, distribution, management and support positions. Such offer of employment shall be upon such terms and conditions as SMP shall, in its sole discretion, deem appropriate.

             (b) Not later than fifteen (15) days following the Closing Date (i) Moog shall deliver to SMP a schedule setting forth the name of the individual and the amount of severance obligations actually paid by Moog during the period from July 21, 1997 to the Closing Date to or on behalf of each Moog Scheduled TC and Brake Salaried Non-Sales Person who was terminated by Moog other than for cause on or after July 21, 1997, and (ii) SMP shall deliver to Moog a schedule setting forth the name of the individual and the amount of severance obligations actually paid by SMP during the period from July 21, 1997 to the Closing Date to or on behalf of each SMP Scheduled TC and Brake Salaried Non-Sales Person who was terminated by SMP other than for cause on or after July 21, 1997. The aggregate amount of severance obligations reflected on both schedules is referred to herein as the "FIRST PERIOD SEVERANCE AMOUNT." Within fifteen (15) days of the receipt by the Parties of such schedules, the Party which paid the lesser amount of severance obligations as reflected on such schedules shall pay to the other Party, in the manner described in Section 2.14, an amount equal to the difference between fifty percent (50%) of the First Period Severance Amount and the amount of severance obligations actually paid by such Party as reflected on the schedule delivered thereby pursuant to this Section 8.2(b).

             (c) Not later than fifteen (15) days following the date which is six (6) months after Closing Date (i) Moog shall deliver to SMP a schedule setting forth the name of the individual and the amount of severance obligations actually paid by Moog during the period from the date immediately following the Closing Date to the date which is six (6) months after the Closing Date to or on behalf of each Moog Scheduled TC and Brake Salaried Non-Sales Person and to or on behalf of each SMP Scheduled TC and Brake Salaried Non-Sales Person who was terminated by Moog other than for cause on or after July 21, 1997, and (ii) SMP shall deliver to Moog a schedule setting forth the amount of severance obligations actually paid by SMP during the period from the date immediately following the Closing Date to the date which is six (6) months after the Closing Date to or on behalf of each Moog Scheduled TC and Brake Salaried Non-Sales Person and to or on behalf of each SMP Scheduled TC and Brake Salaried Non-Sales Person who was terminated by SMP other than for cause on or after July 21, 1997. The aggregate amount of severance obligations reflected on both schedules is referred to herein as the "SECOND PERIOD SEVERANCE AMOUNT." Within fifteen (15) days of the receipt by the Parties of such schedules, the Party which paid the lesser amount of severance obligations as reflected on such schedules shall pay to the other Party, in the manner described in Section 2.14, an amount equal to the difference between fifty percent (50%) of the Second Period Severance

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Amount and the amount of severance obligations actually paid by such Party as reflected on the schedule delivered thereby pursuant to this Section 8.2(c).

             (d) On or prior to the date which is six (6) months following the Closing Date, (i) Moog shall deliver to SMP a list of the Moog Scheduled TC and Brake Salaried Non-Sales Persons and SMP Scheduled TC and Brake Salaried Non-Sales Persons who will be terminated by Moog between such date and the first anniversary of the Closing Date (the "MOOG SEVERANCE SCHEDULE") and (ii) SMP shall deliver to Moog a list of the Moog Scheduled TC and Brake Salaried Non-Sales Persons and SMP Scheduled TC and Brake Salaried Non-Sales Persons who will be terminated by SMP between such date and the first anniversary of the Closing Date (the "SMP SEVERANCE SCHEDULE"). Moog shall terminate each individual who is listed on the Moog Severance Schedule on or before the first anniversary of the Closing Date and SMP shall terminate each individual who is listed on the SMP Severance Schedule on or before the first anniversary of the Closing Date.

             (e) Not later than fifteen (15) days following the first anniversary of the Closing Date (i) Moog shall deliver to SMP a schedule setting forth the name of the individual and the amount of severance obligations actually paid by Moog during the period from and including six months after the Closing Date to the first anniversary of the Closing Date to and including each Moog Scheduled TC and Brake Salaried Non-Sales Persons and to or on behalf of each SMP Scheduled TC and Brake Salaried Non-Sales Person who was terminated by Moog other than for cause on or after July 21, 1997 and (ii) SMP shall deliver to Moog a schedule setting forth the name of the individual and the amount of severance obligations actually paid by SMP during the period from and including six months after the Closing Date to the first anniversary of the Closing Date to or on behalf of each Moog Scheduled TC and Brake Salaried Non-Sales Person and to or on behalf of each SMP Scheduled TC and Brake Salaried Non-Sales Person who was terminated by SMP other than for cause on or after July 21, 1997. The aggregate amount of severance obligations reflected in such schedules is referred to hereinafter as the "THIRD PERIOD SEVERANCE AMOUNT." Within fifteen
(15) days of the receipt by the Parties of such schedules, the Party which paid the lesser amount of severance obligations as reflected on such schedules shall pay to the other Party, in the manner described in Section 2.14, an amount equal to the difference between fifty percent (50%) of the Third Period Severance Amount and the amount of severance obligations actually paid by such Party as reflected on the schedule delivered thereby pursuant to this Section 8.2(e). With respect to individuals terminated by the Parties during the period from and including six months after the Closing Date to the first anniversary of the Closing Date, the schedules delivered by the Parties pursuant to Sections 8.2(e), (f) and (g) shall only include individuals who appear on the Moog Severance Schedule or the SMP Severance Schedule.

             (f) Not later than fifteen (15) days following the date which is eighteen months after the Closing Date (i) Moog shall deliver to SMP a schedule setting forth the name of the individual and the amount of severance obligations actually paid by Moog during the period from the first anniversary of the Closing Date to the date which is eighteen months after the Closing Date to or on behalf of each Moog Scheduled TC and Brake Salaried Non-Sales Person and to or on behalf of each SMP Scheduled TC and Brake Salaried Non-Sales Person who was terminated by Moog other than for cause during the period from July 21, 1997 to the first

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anniversary of the Closing Date, and (ii) SMP shall deliver to Moog a schedule setting forth the name of the individual and the amount of severance obligations actually paid by SMP during the period from the first anniversary of the Closing Date to the date which is eighteen months after the Closing Date to or on behalf of each Moog Scheduled TC and Brake Salaried Non-Sales Person and to or on behalf of each SMP Scheduled TC and Brake Salaried Non-Sales Person who was terminated by SMP other than for cause during the period from July 21, 1997 to the first anniversary of the Closing Date. The aggregate amount of severance obligations reflected On both schedules is referred to herein as the "FOURTH PERIOD SEVERANCE AMOUNT". Within fifteen (15) days of the receipt by the parties of such schedules, the Party which paid the lesser amount of severance obligations as reflected on such schedules shall pay to the other Party, in the manner described in Section 2.14, an amount equal to the difference between fifty percent (50%) of the Fourth Period Severance Amount and the amount of severance obligations actually paid by such Party as reflected on the schedule delivered thereby pursuant to this Section 8.2(f).

             (g) Not later than fifteen (15) days following the second anniversary of the Closing Date (i) Moog shall deliver to SMP a schedule setting forth the name of the individual and the amount of severance obligations actually paid by Moog during the period from the date which is eighteen months after the Closing Date to the second anniversary of the Closing Date to or on behalf of each Moog Scheduled PC and Brake Salaried Non-Sales Person and to or on behalf of each SMP Scheduled TC and Brake Salaried Non-Sales Person who was terminated by Moog other than for cause during the period from July 21, 1997 to the first anniversary of the Closing Date, and (ii) SMP shall deliver to Moog a schedule setting forth the name of the individual and the amount of severance obligations actually paid by SMP during the period from the date which is eighteen months after the Closing Date to the second anniversary of the Closing Date to or on behalf of each Moog Scheduled TC and Brake Salaried Non-Sales Person and to or on behalf of each SMP Scheduled TC and Brake Salaried Non-Sales Person who was terminated by SMP other than for cause during the period from July 21, 1997 to the first anniversary of the Closing Date. The aggregate amount of severance obligations reflected in such schedules is referred to hereinafter as the "FIFTH PERIOD SEVERANCE AMOUNT". Within fifteen (15) days of the receipt by the parties of such schedules, the Party which paid the lesser amount of severance obligations as reflected on such schedules shall pay to the other Party, in the manner described in Section 2.14, an amount equal to the difference between fifty percent (50%) of the Fifth Period Severance Amount and the amount of severance obligations actually paid by such Party as reflected on the schedule delivered thereby pursuant to this Section 8.2(g).

             (h) Each Party shall promptly make available or provide to the other Party such books and records (or copies thereof) as are reasonably requested by the other Party to allow the other Party to confirm the severance obligations set forth on the schedules referred to in this Section 8.2.

             (i) For purposes of calculating the severance obligations under this Section 8.2, the severance obligations payable to or on behalf of employees who are terminated by Moog on or before the first anniversary of the Closing Date shall be determined as follows. Severance for salaried employees shall be determined by the severance policy in effect on the date of this Agreement, as set forth on Exhibit O, for the facility where the individual is employed on the date of termination. For example, SMP's current severance policy for its Berlin facility would apply to any salaried employees at the Berlin facility who are terminated by Moog on or before the first anniversary of the Closing Date. For purposes of calculating the severance obligations under this Section 8.2, the severance obligations shall consist only of lump sum severance payments, salary continuation (or similar payments), stay-on bonuses and the out-of-pocket costs incurred by Moog to provide continued coverage under the benefit plans specified in Exhibit O including insurance premiums, self-insured costs and administrative fees paid to third parties. If an individual was an employee of SMP prior to the Closing Date, then the years of service for such individual for purposes of determining the severance obligations shall include such individual's continuous years of service with SMP as of the Closing Date.

             (j) For purposes of calculating the severance obligations under this Section 8.2, the severance obligations payable to or on behalf of employees who are terminated by SMP on or before the first anniversary of the Closing Date shall be determined as follows. Severance for salaried employees shall be determined by the severance policy in effect on the date of this Agreement, as set forth on Exhibit O, for the facility where the individual is employed on the date of termination. For example, Moog's current severance policy for its Fort Worth facility would apply to any salaried employees at the Fort Worth facility who are terminated by SMP on or before the first anniversary of the Closing Date. For purposes of calculating the severance obligations under this Section 8.2, the severance obligations shall consist only of lump sum severance payments, salary continuation (or similar payments), stay-on bonuses and the out-of-pocket costs incurred by SMP to provide continued coverage under the benefit plans specified in Exhibit O including insurance premiums, self-insured costs and administrative fees paid to third parties. The severance obligations for any Moog Scheduled TC and Brake Salaried Non- Sales Persons who are terminated by SMP shall include a 4% gross-up on the severance payment to compensate such persons for the amount which would have been contributed to the Cooper Industries Salaried Pension Plan on their behalf if such persons would have been terminated by Moog. In addition, any Moog Scheduled TC and Brake Salaried Non-Sales Persons who are terminated by SMP may participate in the Standard Motor Products 401(k) plan during the severance allowance period and shall receive medical insurance coverage under SMP's medical plan during the severance allowance period on the same terms as Active Employees of SMP. If an individual was an employee of Moog prior to the Closing Date, then the years of service for such individual for purposes of determining the severance obligations shall include such individual's continuous years of service with Moog as of the Closing Date.

             (k) Each Party shall be responsible for all severance obligations payable to any hourly employees terminated by such Party without any sharing of such costs by any other Party.

         8.3 EMPLOYEE BENEFIT PLANS.
             -----------------------

             (a) Benefit accruals of the Active Employees of Moog who become employees of SMP as of the Closing Date under the Moog Employee Plans which are Employee Pension Benefit Plans shall cease to be effective as of the Closing Date. Moog shall retain all assets and liabilities under the Moog Employee Plans which are Employee Pension Benefit Plans subject to the distribution rules of such plans. Benefits accruals of the Active Employees of SMP who become employees of Moog as of the Closing Date under the SMP Employee Plans which are Employee Pension Benefit Plans shall cease to be effective as of the Closing Date. SMP shall retain all assets and liabilities under the SMP Employee Plans which are Employee Pension Benefit Plans subject to the distribution rules of such plans.

             (b) Moog shall, or shall cause its Affiliates to, take any and all necessary steps to fully vest the accrued benefits and to eliminate any and all service requirements related to the commencement of benefits under each Moog Employee Plan which is an Employee Pension Benefit Plan or an Employee Stock Ownership Plan (as defined under Section 407(c)(6) of ERISA) with respect to each Active Employee of Moog who becomes an employee of SMP as of the Closing Date. SMP shall, or shall cause its Affiliates to, take any and all necessary steps to fully vest the accrued benefits and to eliminate any and all service requirements related to the commencement of benefits under each SMP Employee Plan which is an Employee Pension Benefit Plan or an Employee Stock Ownership Plan (as defined under Section 407(c)(6) of ERISA) with respect to each Active Employee of SMP who becomes an employee of Moog as of the Closing Date.

             (c) Moog shall, or shall cause its Affiliates to, take any and all necessary steps to allow an Active Employee of Moog who becomes an employee of SMP on the Closing Date and who has an outstanding loan from a Moog Employee Plan to continue to repay the loan over its scheduled duration. SMP shall, or shall cause its Affiliates to, take any and all necessary steps to allow an Active Employee of SMP who becomes an employee of Moog on the Closing Date and who has an outstanding loan from a SMP Employee Plan to continue to repay the loan over its scheduled duration.

             (d) Moog shall, or shall cause its Affiliates to, retain all liability to provide retiree welfare benefits under Moog Employee Plans maintained for such purpose to Active Employees of Moog who become employees of SMP and are eligible for such benefits at the Closing Date (or would be eligible for such benefits if they retired as of the Closing Date). SMP shall, or shall cause its Affiliates to, retain all liability to provide retiree welfare benefits under SMP Employee Plans maintained for such purpose to Active Employees of SMP who become employees of Moog and are eligible for such benefits at the Closing Date (or would be eligible for such benefits if they retired as of the Closing Date).

             (e) Subject to Section 8.3(f) below, the participation of the Active Employees of Moog who become employees of SMP and their beneficiaries and dependents under the Moog Employee Plans which are Employee Welfare Benefit Plans shall cease to be effective as of the Closing Date and the participation of the Active Employees of SMP who become employees of Moog and their beneficiaries and dependents under the SMP Employee Plans which are Employee Welfare Benefit Plans shall cease to be effective as of the Closing Date. Moog shall retain all assets under the Moog Employee Plans which are Employee Welfare Benefit Plans and shall retain any liability to Active Employees who become employees of SMP and their beneficiaries and dependents for any claim resulting from an Incident occurring before the Closing Date (other than claims for ongoing treatment after the Closing Date of chronic ailments diagnosed by a physician before the Closing Date). SMP shall retain all assets under the SMP Employee Plans which are Employee Welfare Benefit Plans and shall retain any liability to Active Employees who become employees of Moog and their beneficiaries and dependents for any claim resulting from an Incident occurring before the Closing Date (other than claims for ongoing treatment after the Closing Date of chronic ailments diagnosed by a physician before the Closing
Date). For purposes of this Agreement, "INCIDENT" shall mean the occurrence of an event, including without limitation, death, accident, disease, injury or disability, which gives rise to a right to a benefit under an Employee Welfare Benefit Plan and which, if a disease or disability, shall be deemed to take place at the time of diagnosis by a physician.

         (f) At the request of SMP, Moog shall, or shall cause its Affiliates to, continue to provide coverage under the Moog Employee Plans which are Employee Welfare Benefit Plans and which are specified by SMP prior to the Closing Date, including the payment of premiums, administration of claims and payment of benefits, as appropriate, on behalf of the Active Employees of Moog who become employees of SMP on the Closing Date and their beneficiaries and dependents for a period not to exceed ninety (90) days after the Closing Date in order to allow SMP or its Affiliates time to install or establish welfare benefit plans for such employees. SMP shall reimburse Moog or its Affiliates for all premiums paid by Moog and for all payments relating to claims which are paid pursuant to this Section 8.3(f) and for all out-of-pocket costs and administrative expenses incurred by Moog or its Affiliates in connection with such claim administration services within thirty (30) days after an invoice for such reimbursement is mailed to SMP. At the request of Moog, SMP shall, or shall cause its Affiliates to, continue to provide coverage under the SMP Employee Plans which are Employee Welfare Benefit Plans and which are specified by Moog prior to Closing, including the payment of premiums, administration of claims and payment of benefits, as appropriate, on behalf of the Active Employees of SMP who become employees of Moog on the Closing Date and their beneficiaries and dependents for a period not to exceed ninety (90) days after the Closing Date in order to allow Moog or its Affiliates time to install or establish welfare benefit plans for such employees. Moog shall reimburse SMP or its Affiliates for all premiums paid by SMP and for all payments relating to claims which are paid pursuant to this Section 8.3(f) and for all out-of-pocket costs and administrative expenses incurred by SMP or its Affiliates in connection with such claim administration service within thirty (30) days after an invoice for such reimbursement is mailed to Moog. Moog agrees to indemnify and hold SMP harmless for any liability resulting from the continued operation of the Moog Employee Plans pursuant to this Section 8.3(f) and SMP agrees to indemnify and hold Moog harmless for any liability resulting from the continued operation of the SMP Employee Plans pursuant to this Section 8.3(f).

         8.4 SOLICITATION. For two years immediately after the Closing, (i) without the prior written consent of Moog, SMP agrees not to employ or to solicit directly or indirectly for employment any of the Brake Transferring Sales Persons or any of the SMP Scheduled TC and Brake Salaried Non-Sales Persons who are employed by Moog upon Closing, unless the employment of any such person is terminated by Moog, and (ii) without the prior written consent of SMP, Moog agrees not to employ or to solicit directly or indirectly for employment any of the Moog Transferring Sales Persons or any of the Moog Scheduled TC and Brake Salaried Non- Sales Persons who are employed by SMP upon Closing, unless the employment of any such person is terminated by SMP. Each of SMP and Moog shall cause its Affiliates to honor this covenant.

                                   ARTICLE IX

                              ENVIRONMENTAL MATTERS
                              ---------------------

         9.1 ENVIRONMENTAL INDEMNIFICATION AND REMEDIATION. (a) Without limiting
             ----------------------------------------------
SMP's indemnity for Brake Environmental Costs pursuant to Section 11.3(a), but subject to Sections 9.1(b) and 9.2, from and after the Closing, SMP agrees to commence and perform in a reasonably timely manner all Remedial Actions with respect to Brake Environmental Costs in accordance with the procedures set forth in Section 9.3. Without limiting Moog's indemnity for TC Environmental Costs pursuant to Section 11.4(a), but subject to Sections 9.1(b) and 9.2, from and after the Closing, Moog agrees to commence and perform in a reasonably timely manner all Remedial Actions with respect to TC Environmental Costs in accordance with the procedures set forth in Section 9.3.

             (b) With respect to the Indemnifying Party's obligation pursuant to
Section 9.1(a) above to undertake Remedial Actions, the Indemnified Party shall have the right, but not the obligation, to assume control over the Remedial Action, at the Indemnifying Party's expense, if the Indemnifying Party fails to satisfy the requirements of any Environmental Law for performing the Remedial Action within the deadlines established by a Governmental Authority (or, in the event that no such deadline is applicable, the Indemnifying Party fails to perform the Remedial Action in a reasonable timely manner) and the Indemnifying Party has not cured such failure within 30 days after receipt of written notice thereof from the Indemnified Party. However, if the failure to satisfy the deadline cannot with diligence be cured within such 30 day period and the Indemnifying Party promptly commences to cure the same and thereafter prosecutes the curing thereof with diligence, the time within which the Indemnifying Party's failure may be cured shall be extended for such period as is necessary to complete the curing thereof with diligence.

             (c) SMP shall indemnify Moog for any Liabilities relating to the tenant's obligations under Section 12.4 of the Agreement of Lease dated July 9, 1996 between 2832526 Canada Inc. and EIS Brake Manufacturing Ltd. for the facility at 11060 Parkway Blvd., Anjou, Quebec to the extent "Hazardous Substances" (as defined in such lease) were introduced in or upon the leased premises prior to Closing. Moog shall indemnify SMP for any Liabilities relating to the tenant's obligations under Section 12.4 of such lease to the extent "Hazardous Substances" were introduced in or upon the leased premises after the Closing Date. For purposes of allocating the Liabilities relating to the removal of asbestos from the leased premises, the Parties agree that (i) Moog shall be responsible only for that portion of the Liability determined by the ratio the numerator of which is the number of days which Moog used asbestos in its production process at the leased premises following the Closing Date and the denominator of which is the total number of days that asbestos was used (including use of asbestos by any third party) in the production process at the leased premises both before and after Closing Date; and (ii) SMP shall be responsible for the balance of the Liability.

         9.2 LIMITATIONS ON ENVIRONMENTAL INDEMNIFICATION. (a) The Indemnified
             ---------------------------------------------
Party shall not be entitled to indemnification for Environmental Costs hereunder or reimbursement under Section 9.1(b), and the Indemnifying Party in its performance of the Remedial Actions referred to in Section 9.1(a) shall not be required to take any actions, to the extent arising out of or attributable to measures in excess of or in addition to those required under Environmental Law or required under any applicable provisions of the current real estate leases listed in Section 4.8 of the Moog Disclosure Schedule and
Section 5.8 of the SMP Disclosure Schedule. Notwithstanding the foregoing, the Indemnifying Party shall be responsible for any additional measures and the costs related thereto resulting from the Indemnified Party's refusal to consent to the matters described in Sections 9.3(c)(v), (vii), (viii) and (ix), unless such consent was unreasonably withheld.

             (b) The Indemnified Party shall not be entitled to indemnification for Environmental Costs hereunder or reimbursement under Section 9.1(b) for measures regarding asbestos if the measures are not required under Environmental Law based on the condition of the asbestos as of the Closing Date or if the measures are required as the result of building modifications or renovations following the Closing Date.

         9.3 CERTAIN PROCEDURES. (a) Subject to Sections 9.3(b), (c) and (d),
             -------------------
the Indemnifying Party shall have authority and control with respect to obtaining the resolution of issues involving any Remedial Action relating to Environmental Costs covered by the Indemnifying Party's indemnity hereunder, including but not limited to: (i) negotiating any compliance schedule, compliance orders, clean-up standards, permit, consent agreement, consent order, memorandum of understanding or other agreement, which may be required by any Governmental Agency; (ii) contesting, defending, settling or otherwise resolving complaints, directives or other demands by any such Governmental Agency; (iii) bringing claims against, defending against and settling or otherwise resolving claims brought by, or otherwise establishing liability of or to third parties; and (iv) implementing any measures necessary to satisfy the agreements or other terms resulting from any such negotiation, litigation, direction by a Governmental Agency, or other resolution (such matters, collectively, the "RESOLUTION OF PRE-CLOSING ENVIRONMENTAL ISSUES"). Subject to the parties agreeing to a site access agreement and subject to Sections 9.3(b), (c) and (d), the Indemnified Party hereby grants to the Indemnifying Party and the agents, employees, consultants and contractors of the Indemnifying Party, upon giving the Indemnified Party reasonable advance written notice, the right to enter the premises of the Indemnified Party to perform such Remedial Actions as are necessary to obtain information for, or to implement the terms of, any Resolution of Pre-Closing Environmental Issues. Prior to commencing any site work, the Indemnifying Party will provide the Indemnified Party with a description of the work and a schedule for completion of the work.

             (b) Notwithstanding any other provision in this Section 9, the Party managing the Resolution of Pre-Closing Environmental Issues shall keep the other Party reasonably informed of all material developments concerning the Resolution of Pre-Closing Environmental Issues including: (i) promptly furnishing the other Party a copy of all written correspondence and other documents to or from any Governmental Agency or other third party; (ii) giving the other Party reasonable advance notice of, and the opportunity to attend, any meeting with any Governmental Agency or other third party; and (iii) reasonably in advance of submission to a Governmental Agency or other third party, furnishing the other Party a copy of any draft pleading, compliance schedule, scope of work, Remedial Action plan, clean-up standard, permit, compliance order, consent agreement, consent order, memorandum of understanding or other agreement, consultant's report, and other material documents.

             (c) Notwithstanding any other provision in this Section 9, the Party managing the Resolution of Pre-Closing Environmental Issues shall not, without prior consultation with the other Party (and, in the case of (v), (vii), (viii) and (ix) below, the consent of the Indemnified Party which consent shall not be unreasonably withheld): (i) conclude any compliance schedule, compliance order, scope of work, Remedial Action plan, clean-up standard, permit, consent agreement, consent order, memorandum of understanding or other agreement; (ii) settle or otherwise resolve complaints, directives or other demands by any Governmental Agency or other third party; (iii) bring a claim against or otherwise establish liability of or to third parties; (iv) extend schedules for remediation or other activities; (v) accept property, use or deed restrictions or affirmative cap maintenance or other similar property or use restrictions on property owned by the Indemnified Party; (vi) contest decisions by Governmental Agencies; (vii) treat, dispose of, transfer or excavate any sediment, soil, surface or groundwater or other material on the premises of the Indemnified Party or any off-site location; (viii) install any assessment, investigation, remediation or monitoring system, or design and construct any cap; or (ix) perform any Remedial Actions which will materially interfere with the operation of the business by the Indemnified Party or materially and adversely effect the valuation of the Indemnified Party's property.

             (d) When managing the Resolution of Pre-Closing Environmental Issues, the Indemnifying Party shall be liable for any Environmental Costs arising from any material damage caused by, and the restoration of any improvement materially affected by, any implementation, entry, performance, inspection, treatment, disposal, excavation, operation, or maintenance described herein.


                                   ARTICLE X

                        CONDITIONS TO OBLIGATION TO CLOSE
                        ---------------------------------

         10.1 CONDITIONS TO OBLIGATION OF BOTH PARTIES. The obligation of each
              -----------------------------------------
Party to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

             (a) The waiting period (and any extensions thereof) under the H-S-R Act shall have expired or shall have been terminated and the Parties and their Affiliates shall have received all other material authorizations, consents and approvals of Governmental Agencies required for the consummation of the Closing, subject to no conditions which a party reasonably objects to.

             (b) There shall be no injunction, restraining order, stipulation, judgment, order, decree or ruling of any Governmental Agency of competent jurisdiction that is in effect, no litigation or proceeding brought by a Governmental Agency shall be pending, and no litigation or proceeding shall be threatened by a Governmental Agency, which in any case: (i) restrains or prohibits, or seeks to restrain or prohibit, the consummation of the transactions contemplated by this Agreement, or (ii) conditions or seeks to condition the consummation of the transactions contemplated by the Agreement on the matters referred to in clauses (i) or (ii) of Section 6.3(b). For the purposes of this Agreement, a litigation or proceeding shall be deemed to be "threatened" by (i) the U.S. Federal Trade Commission, only if the U.S. Federal Trade Commission shall have publicly announced or shall have advised Moog or SMP that the U.S. Federal Trade Commission has authorized its staff to commence administrative proceedings or proceedings in Federal court or (ii) the Antitrust Division of the U.S. Department of Justice, only if the U.S. Department of Justice shall have publicly announced or shall have advised Moog or SMP that the Assistant Attorney General has determined to commence proceedings in Federal court, in either case, seeking any of the remedies described in the preceding sentence.

         10.2 CONDITIONS TO OBLIGATION OF MOOG. The obligation of Moog to
              ---------------------------------
consummate the transactions to be performed by it in connection with Closing is subject to satisfaction or waiver of the following conditions:

             (a) The representations and warranties of SMP set forth in Article V shall be true and correct in all material respects at and as of the Closing Date, without giving effect to any disclosures made by SMP or its Affiliates to Moog after the date of this Agreement through the Closing pursuant to Section
6.9 of this Agreement or otherwise.

             (b) SMP shall have performed and complied in all material respects with all of the covenants to be performed by it prior to Closing.

             (c) SMP and its Affiliates shall have procured all consents, releases or agreements specified in Section 10.2 of the Moog Disclosure Schedule.

         10.3 CONDITIONS TO OBLIGATION OF SMP. The obligation of SMP to
              --------------------------------
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

             (a) The representations and warranties of Moog set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date, without giving effect to any disclosures made by Moog or its Affiliates to SMP after the date of this Agreement through the closing pursuant to Section 6.9 of this Agreement or otherwise.

             (b) Moog shall have performed and complied in all material respects with those covenants to be performed by it prior to Closing.

             (c) Moog and its Affiliates shall have procured all consents, releases or agreements specified in Section 10.3 or the SMP Disclosure Schedule.

         10.4 WAIVER; RIGHT TO PROCEED. If any of the conditions specified in
              -------------------------
Section 10.2 hereof have not been satisfied, Moog, in addition to any other rights that may be available to it, may waive its rights to have such conditions satisfied at Closing and may proceed with the transactions contemplated hereby, and if any of the conditions specified in Section 10.3 hereof have not been satisfied at Closing, SMP, in addition to any other rights that may be available to it, may waive its rights to have such conditions satisfied and may proceed with the transactions contemplated thereby; PROVIDED, HOWEVER, that any such waiver by Moog or SMP, as the case may be, shall in no way diminish or eliminate any other rights that may be available to the waiving party related to or as a result of the waived condition or conditions not having been satisfied at Closing.

                                   ARTICLE XI

                     REMEDIES FOR BREACHES OF THIS AGREEMENT
                     ---------------------------------------

         11.1 SURVIVAL. All representations and warranties of the Parties
              ---------
contained in this Agreement shall survive the Closing and continue in full force and effect but will expire one (1) year after the Closing Date, except for representations and warranties with respect to environmental matters and Taxes, which shall continue in full force and effect until six (6) months following the expiration of the applicable statute of limitations. All covenants and agreements of the Parties contained in this Agreement (including without limitation all covenants and agreements in Article VII hereof) shall survive in accordance with their terms or without termination if no termination date is specified or clearly evident from the context in which such provisions appear.

         11.2 ASSERTION OF CLAIMS. Each Party must assert any claim involving a
              --------------------
representation or warranty against the other Party before expiration of any applicable survival period. Notwithstanding any contrary provision, as long as the claim is asserted timely, the claim will continue to be valid and assertible even though the survival period may subsequently expire before the claim is resolved.

         11.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF MOOG. Subject to the
              -----------------------------------------------
requirements of Sections 11.2, 11.5 and 11.6, SMP agrees to defend, indemnify and save harmless Moog, its Affiliates and their directors, officers and employees ("MOOG'S INDEMNIFIED GROUP") from and against the entirety of any Adverse Consequences that any of Moog's Indemnified Group may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by:

             (a) any Brake Retained Liability, including SMP's failure to pay or satisfy any such Brake Retained Liability;

             (b) the Brake Retained Assets;

             (c) any TC Assumed Liability, including SMP's failure to pay or satisfy any such TC Assumed Liability;

             (d) SMP's operation of, or any act or omission of SMP occurring in respect of, the TC Assets or the TC Business after the Closing Date;

             (e) the breach of a representation or warranty of SMP contained herein;

             (f) the breach or non-performance of any covenant or agreement of SMP contained herein;

             (g) any Liability for expenses incurred by SMP in connection with or resulting from or attributable to the transactions contemplated by this Agreement; and

             (h) any Liability including lost wages or other benefits, based upon, arising from or related to the order of the National Labor Relations Board dated October 31, 1997 concerning unfair labor practices at Seller's facility in Berlin, Connecticut and any appeals thereof or related proceedings, to the extent such Liabilities relate to payments due or paid or benefits provided for the time of employment prior to Closing.

         11.4 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SMP. Subject to the
              ----------------------------------------------
requirements of Sections 11.2, 11.5 and 11.6, Moog agrees to defend, indemnify and save harmless SMP, its Affiliates and their directors, officers and employees ("SMP'S INDEMNIFIED GROUP") from and against the entirety of any Adverse Consequences that any of the SMP's Indemnified Group may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by:

             (a) any TC Retained Liability, including Moog's failure to pay or satisfy any such TC Retained Liability;

             (b) the TC Retained Assets;

             (c) any Brake Assumed Liability, including Moog's failure to pay or satisfy any such Brake Assumed Liability;

             (d) Moog's operation of, or any act or omission of Moog occurring in respect of, the Brake Assets or the Brake Business after the Closing Date;

             (e) the breach of a representation or warranty of Moog contained herein;

             (f) the breach or non-performance of any covenant or agreement of Moog contained herein;

             (g) any Liability for expenses incurred by Moog in connection with or resulting from or attributable to the transactions contemplated by this Agreement;

             (h) any claims by Active Employees of the Brake Business (who become employees of Moog following the Closing Date) to the extent such claims are based on or arise out of asbestos exposure after the Closing Date at the facility of the Brake Business located at 11060 Parkway Blvd., Anjou, Quebec. Moog's liability to indemnify SMP under this subsection (h) shall in no event exceed the portion of such Active Employees' claim determined by multiplying such claim by a fraction the numerator of which is the number of full months that Moog continued to manufacture products containing asbestos at such facility after the Closing Date and the denominator of which is the aggregate number of full months that such employee was employed by SMP and Moog; and

             (i) any Liability including lost wages or other benefits, based upon, arising from or related to the order of the National Labor Relations Board dated October 31, 1997 concerning unfair labor practices at Seller's facility in Berlin, Connecticut and any appeals thereof or related proceedings, to the extent such Liabilities relate to payments due or paid or benefits provided for the time of employment after the Closing.

         11.5 MATTERS INVOLVING THIRD PARTIES. If any third party shall notify
              --------------------------------
the Indemnified Party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the third party seeks injunctive relief or criminal sanctions), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). In the event the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate without waiving any right to indemnity therefor by the Indemnifying Party.

         11.6 DE MINIMIS BREACHES OF REPRESENTATIONS AND WARRANTIES; DEFINITION
              -----------------------------------------------------------------
OF "MATERIAL." An Indemnifying Party will have no obligation to indemnify an
--------------
Indemnified Party pursuant to Section 11.3(e) or Section 11.4(e) as the case may be, until such time, if any, as the aggregate Adverse Consequences suffered by the Indemnified Party with respect to such breaches exceeds $100,000, and then only to the extent the aggregate Adverse Consequences suffered by the Indemnified Party exceed $100,000. Notwithstanding the foregoing, a breach of SMP's representations and warranties under Section 5.28 shall not be subject to this Section 11.6 and shall override the indemnity by Moog for Brake Assumed Liabilities under Sections 1.11(g) and (h).

         11.7 TAX INDEMNIFICATION. (a) Notwithstanding any provisions herein to
              --------------------
the contrary, Moog agrees to indemnify and hold SMP harmless from and against any liability for Taxes of Moog or the TC Business for any period prior to the Closing Date, PROVIDED, HOWEVER, that such indemnification shall not apply to the extent that a liability for Taxes has been reserved and is reflected on the Moog Final Closing Balance Sheet.

             (b) Notwithstanding any provisions herein to the contrary, SMP agrees to indemnify and hold Moog harmless from and against any liability for Taxes of SMP or the Brake Business for any period prior to the Closing Date, PROVIDED, HOWEVER, that such indemnification shall not apply to the extent that a liability for Taxes has been reserved and is reflected on the SMP Final Closing Balance Sheet.

         11.8 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification
              --------------------------------
provisions and any other indemnification provisions contained in this Agreement are the exclusive remedies for, and are specifically meant to be in derogation of, any statutory, common law or other remedy that a Party may have for breach of representation, warranty, or covenant hereunder.


                                   ARTICLE XII

                                   TERMINATION
                                   -----------

         12.1 TERMINATION OF AGREEMENT. Subject to the parties' obligations as
              -------------------------
provided in Section 6.1, this Agreement may be terminated at any time prior to the Closing:

             (a) by mutual written consent of Moog and SMP;

             (b) by Moog or SMP at any time after April 30, 1998, if the conditions set forth in Article X shall not have been satisfied or waived for any reason other than the failure or refusal of the party seeking to terminate to perform any of its obligations hereunder;

             (c) by Moog or SMP if any Governmental Agency having competent jurisdiction shall have issued an injunction, restraining order, stipulation, judgment, order, decree or ruling, restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

             (d) by Moog, if there has been a material violation or breach by SMP of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Moog impossible and such violation or breach has not been waived by Moog;

             (e) by SMP, if there has been a material violation or breach by Moog of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of SMP impossible and such violation or breach has not been waived by SMP;

             (f) by Moog, if a Governmental Agency of competent jurisdiction has commenced administrative or court proceedings, or such proceedings have been "threatened" (as provided in Section 10.1(b)), seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to condition the consummation of such transactions on matters referred to in clauses (i) or (ii) of Section 6.3(b) so as to materially reduce the benefits to Moog of the transactions contemplated by this Agreement or impose conditions that are reasonably unacceptable.

             (g) by SMP, if a Governmental Agency of competent jurisdiction has commenced administrative or court proceedings, or such proceedings have been "threatened" (as provided in Section 10.1(b)), seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to condition the consummation of such transactions on matters referred to in clauses (i) or (ii) of Section 6.3(b) so as to materially reduce the benefits to SMP of the transactions contemplated by this Agreement or impose conditions that are reasonably unacceptable.

         12.2 PROCEDURE AND EFFECT OF TERMINATION.
              ------------------------------------

             In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the Parties pursuant to
Section 12.1, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties hereto. If this Agreement is terminated as provided herein:

             (a) upon request therefor, each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

             (b) each Party hereto will use its best efforts to prevent disclosure to third persons of all information received by either Party with respect to the business of the other Party or its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Agency), except (i) as may be required by applicable law; and (ii) as is permitted by this Agreement; and

             (c) none of the Parties hereto shall have any liability or further obligation to the other Party to this Agreement pursuant to this Agreement except as stated in this Section 12.2 and in Sections 7.6 and 13.9, provided that nothing herein shall relieve any party from liability for any breach of this Agreement.


                                  ARTICLE XIII

                                 GENERAL MATTERS
                                 ---------------

         13.1 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any
              -----------------------------
rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Nothing contained herein shall be construed as constituting any change, modification or alteration in the at-will employment status of any employee employed by any of the Parties or their respective Affiliates. Nothing in this Agreement, expressed or implied, shall confer upon any employee of Moog or SMP, legal representative thereof, or any collective bargaining agent any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period or the benefits, terms and conditions thereof, of any nature or kind whatsoever under or by reason of this Agreement.

         13.2 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement
              -----------------
referred to in Section 6.5(c) (including the Schedules, Exhibits and documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that relate to the subject matter hereof. Each of the Parties may rely on the representations and warranties contained in this Agreement, notwithstanding any due diligence done by such Party.

         13.3 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon
              --------------------------
and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any Party may (i) assign any of its rights and interests under this Agreement to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases such Party nonetheless shall remain liable and responsible for the performance of all of its obligations under this Agreement). Except for assignments to Affiliates permitted by the previous sentence, any assignment without proper written approval of the other Party shall be null and void.

         13.4 COUNTERPARTS. This Agreement may be executed in two (2) or more
              -------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         13.5 HEADINGS. The article and section headings contained in this
              ---------
Agreement and in the Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.6 NOTICES. All notices and other communications under this Agreement
              --------
shall be in writing and shall be deemed given (i) when delivered by hand or 5 days after deposit in the mail, certified, return receipt requested, (ii) when transmitted by facsimile transmission, with written confirmation of receipt, or
(iii) one day after being sent for overnight delivery by Express Mail, Federal Express or other nationally recognized express delivery service, to the addressee at the following addresses or fax numbers (or to such other address or fax number as a Party may specify from time to time by notice hereunder; provided that notices of a change of address shall be effective only upon receipt thereof):

                      IF TO SMP:        c/o Standard Motor Products, Inc.
                                        37-18 Northern Boulevard
                                        Long Island City, New York  11101
                                        Attention:  Chief Financial Officer
                                        Telephone: (718) 392-0200
                                        Facsimile: (718) 472-0794

                      WITH A COPY TO:   Kelley Drye & Warren LLP
                                        101 Park Avenue
                                        New York, New York  10178
                                        Attention:  Bud G. Holman
                                        Telephone:  (212) 808-7800
                                        Facsimile:  (212) 808-7978

                           IF TO MOOG:         c/o Cooper Industries, Inc.
                                               Texas Commerce Tower
                                               600 Travis Street, Suite 5800
                                               Houston, Texas 77002
                                               Attention:  General Counsel
                                               Telephone: (713) 209-8400
                                               Facsimile:  (713) 209-8989


                           WITH A COPY TO:     Moog Automotive Company
                                               6565 Wells Avenue
                                               St. Louis, MO   63133
                                               Attention:  President
                                               Telephone: (314) 977-0500
                                               Facsimile:  (314) 977-0941

         13.7 AMENDMENTS; WAIVERS; CONSENTS. No amendment or modification of or
              ------------------------------
supplement to any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto. Except as otherwise provided in this Agreement, any failure of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a Party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.7.

         13.8 SEVERABILITY. If for any reason any term or provision of this
              -------------
Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

         13.9 EXPENSES. Except as otherwise expressly provided herein, each
              ---------
Party shall bear its own expenses (including all fees, costs and expenses of its attorneys, consultants, investment bankers, accountants, advisers or other agents or representatives) incident to or incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder and thereunder.

         13.10 CONSTRUCTION. The language used in this Agreement will be deemed
               -------------
to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.


         13.11 SPECIFIC PERFORMANCE. Each Party acknowledges and agrees that the
               ---------------------
other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any remedy to which they may be entitled, at law or in equity.

         13.12 BULK SALES.
               -----------

             (a) Moog acknowledges that SMP will not comply with the requirements of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement and Moog waives compliance with such laws.

             (b) SMP acknowledges that Moog will not comply with the requirements of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement and waives compliance with such laws.

         13.13 GOVERNING LAW. This Agreement shall be governed by and be
               --------------
construed in accordance with the substantive laws of the State of Texas (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies.


                                   ARTICLE XIV

                               DISPUTE RESOLUTION
                               ------------------

         14.1 SENIOR OFFICERS. Any claim or dispute between Moog and SMP arising
              ----------------
out of or in connection with this Agreement or any alleged breach hereof or thereof except those to which the arbitration provisions in Section 2.12 apply (a "CLAIM") shall be submitted for resolution to a senior officer of each of SMP and Moog, as designated by their respective chief executive officers, who shall meet within thirty (30) days of such submission to seek in good faith an amicable settlement.

         14.2 BINDING ARBITRATION.
              --------------------

             (a) GOVERNING PRINCIPLES. If any Claim not settled by the Parties
                 ---------------------
within sixty (60) days after written notice of the Claim is first given by either Party to the other, then either Party may submit a written demand for arbitration and the Claim shall be finally settled by arbitration under the Commercial Arbitration Rules and the Guidelines for Expediting Larger, Complex Commercial Arbitrations of the American Arbitration Association (the "RULES"), and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction over it.

             (b) SELECTION AND QUALIFICATION OF THE ARBITRATOR. If the Claim
                 ----------------------------------------------
does not exceed $1,000,000, there shall be one arbitrator. If the Claim is $1,000,000 or more, there shall be three arbitrators (all arbitrators are hereafter collectively referred to as the "ARBITRATOR"). The Parties shall endeavor to agree on the selection of an Arbitrator, but if no agreement has been reached within thirty (30) days of claimant's demand for arbitration the Arbitrator shall be selected by the American Arbitration Association. The Arbitration shall be held in New York, New York. The Arbitrator shall conduct himself or themselves as a neutral, and be subject to disqualification pursuant to Section 19 of the Rules. The Arbitrator shall be compensated at such Arbitrator's normal hourly or per diem rates for all time spent in connection with the arbitration proceeding, and pending final award, appropriate compensation and expenses shall be advanced equally by the Parties.

             (c) PRELIMINARY HEARING. Within thirty (30) days after the
                 --------------------
Arbitrator has been appointed, a preliminary hearing among the Arbitrator and counsel for the Parties shall be held for the purpose of evolving a written plan for the management of the arbitration, that shall promote the efficient, expeditious and cost-effective conduct of the proceeding.

             (d) INTERIM RELIEF FROM A COURT. Either Party may request a court
                 ----------------------------
to provide interim or provisional relief, and such request shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

             (e) POWERS OF THE ARBITRATOR AND ARBITRATION PROCEDURES. The
                 ----------------------------------------------------
Arbitrator shall permit and facilitate such discovery as it determines is appropriate, including prehearing depositions, particularly of witnesses who will not appear, and orders to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed in discovery. Papers, documents and written communications shall be delivered by the Parties directly to each other, the Arbitrator, and the American Arbitration Association tribunal administrator. The Arbitrator shall actively manage the proceeding to make it fair, expeditious, economical and less burdensome and adversarial than litigation. The Arbitrator may limit the issues, limit the time for each Party to present its case, exclude testimony and other evidence that it deems irrelevant, cumulative or inadmissible, and order that the direct testimony of witnesses be furnished by written sworn statement. All documents that a Party proposes to offer in evidence, except for those objected to by an opposing Party, shall be self-authenticated. There shall be a stenographic transcript of the proceedings, the cost of which shall be borne equally by the Parties, pending the final award. Any Claim submitted to arbitration shall be resolved in accordance with Title 9 of the U.S. Code (U.S. Arbitration Act), which shall govern the interpretation, enforcement and proceedings pursuant to this arbitration provision.

             (f) RENDERING OF AWARD. The award rendered by the Arbitrator shall
                 -------------------
be itemized, shall not include punitive damages but may include all or a part of a Party's reasonable attorneys' fees, and shall state the reasoning on which it rests. Before rendering the final award, the Arbitrator shall submit to the Parties an unsigned draft of the proposed award, and each Party may deliver, within fifteen (15) days after receipt of such draft, a written statement of alleged errors of fact, computation, law or otherwise. The Arbitrator may disregard any Party's statement to the extent that it is in substance an application for reargument. Within twenty (20) days after receipt of such Party statements, the Arbitrator shall render the final award.


                             * * * * * * * * * * * *

             IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                          SMP MOTOR PRODUCTS, LTD.


                                          By:___________________________________
                                          Name:   MICHAEL J. BAILEY
                                          Title:  SENIOR VICE PRESIDENT/ CFO


                                          STANDARD MOTOR PRODUCTS, INC.


                                          By:___________________________________
                                          Name::   MICHAEL J. BAILEY
                                          Title:   SENIOR VICE PRESIDENT/ CFO


                                          COOPER INDUSTRIES (CANADA) INC.


                                          By:___________________________________
                                          Name:    DAVID A. WHITE
                                          Title:   SENIOR VICE PRESIDENT
                                                   STRATEGIC PLANNING


                                          MOOG AUTOMOTIVE COMPANY


                                          By:___________________________________
                                          Name:    DAVID A. WHITE
                                          Title:   SENIOR VICE PRESIDENT
                                                   STRATEGIC PLANNING


                                         MOOG AUTOMOTIVE PRODUCTS, INC.


                                          By:___________________________________
                                          Name:    DAVID A. WHITE
                                          Title:   SENIOR VICE PRESIDENT
                                                   STRATEGIC PLANNING